PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED December 31, 2001.


                            HERSHA HOSPITALITY TRUST

                                205,000 SHARES

                         PRIORITY CLASS A COMMON SHARES

                           ___________________________


     We are offering directly 205,000 of our Priority Class A Common Shares by this prospectus supplement at an offering price of $6.00 per share. Our priority common shares are listed on the American Stock Exchange under the symbol "HT." On February 28, 2002, the last reported sale price of our priority common shares on the American Stock Exchange was $5.99 per share.

                           ___________________________

     INVESTING IN OUR PRIORITY CLASS A COMMON SHARES INVOLVES RISKS. YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS BEFORE BUYING OUR PRIORITY CLASS A COMMON SHARES.

                           ___________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                    This prospectus supplement is dated March 1, 2002.

                            HERSHA HOSPITALITY TRUST
                                2,000,000 SHARES
                         PRIORITY CLASS A COMMON SHARES

                          ___________________________

     Hersha Hospitality Trust is a Maryland real estate investment trust that invests in limited service and full service hotels with strong, national franchise affiliations or hotels with the potential to obtain these franchises in the mid-scale market segment in the eastern United States. A privately-owned company owned by some of our executive officers, trustees and their affiliates provides management services to us.

     We are offering up to 2,000,000 of our Priority Class A Common Shares. We will receive all of the net proceeds from the sale of the shares.

     The priority common shares that we are offering pursuant to this prospectus may be offered from time to time directly by us, through agents designated by us or to or through underwriters or dealers.

     We will file, as required by applicable law, prospectus supplements setting forth the specific terms of any offering of the priority common shares.

                             ___________________________

     INVESTING IN OUR PRIORITY CLASS A COMMON SHARES INVOLVES RISKS. YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 BEFORE BUYING OUR
                         PRIORITY CLASS A COMMON SHARES.

                             ___________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      This prospectus is dated December 31, 2001.

     This prospectus incorporates by reference exhibits to the registration statement that we have filed with the SEC. You may request copies of those exhibits, free of charge, by calling or writing Mr. Ashish R. Parikh, Hersha Hospitality Trust, 148 Sheraton Drive, Box A, New Cumberland, Pennsylvania 17070, (717) 770-2405.

                                 Table of Contents

PROSPECTUS SUMMARY                                                               1
RISK FACTORS                                                                     6
THE COMPANY                                                                     15
USE OF PROCEEDS                                                                 15
DISTRIBUTIONS                                                                   16
SELECTED FINANCIAL INFORMATION                                                  18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS                                                                   18
   Overview                                                                     18
   Results of Operations                                                        19
   Liquidity and Capital Resources                                              20
   Inflation                                                                    21
   Seasonality                                                                  21
   Mortgage Debt                                                                21
BUSINESS AND PROPERTIES                                                         22
   Description of our Hotels                                                    22
   Re-pricing                                                                   26
   Our Lessees                                                                  27
   Business Strategy                                                            27
   Financing                                                                    29
   The Percentage Leases                                                        29
   Franchise Licenses                                                           34
   Environmental Matters                                                        35
MANAGEMENT                                                                      36
   Trustees and Executive Officers                                              36
   Independent Trustees                                                         38
   Audit Committee                                                              38
   Compensation Committee                                                       38
   Compensation                                                                 39
   Exculpation and Indemnification                                              39
   The Option Plan                                                              40
   The Trustees' Plan                                                           41
   Executive Compensation                                                       42
PERFORMANCE GRAPH                                                               42
CERTAIN RELATIONSHIPS AND TRANSACTIONS                                          43
   Guarantees by Mr. Shah and the Limited Partnerships That Hold Our Hotels     43
   Transactions Between Us and Mr. Shah, some of our Executive Officers,
   Trustees or Their Affiliates                                                 43
   The Option Agreement                                                         44
   Certain Leases                                                               45
   Payments to Shah Law Firm                                                    45
   Loans to Some of Our Executive Officers, Trustees and Their Affiliates       45
   Loans From Shreenathji Enterprises, Ltd.                                     45
   Sales of Hotels Back to Some of Our Executive Officers, Trustees and Their
   Affiliates                                                                   45
   Administrative Services Agreement with HHMLP                                 46
   Payments to Hersha Construction Company                                      46
   Payments to Hersha Hotel Supply Company                                      46
HERSHA HOSPITALITY MANAGEMENT LIMITED PARTNERSHIP                               46
   Management of Hersha Hospitality Management, LP                              47
PRINCIPAL SHAREHOLDERS                                                          48
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST                                    49
   General                                                                      49
   The Priority Common Shares                                                   49
   The Class B Common Shares                                                    51
   Voting Rights of Priority Common Shares and Class B Common Shares            52
   Preferred Shares                                                             53
   Classification or Reclassification of Common Shares or Preferred Shares      53
   Restrictions on Ownership and Transfer                                       53
   Other Matters                                                                54
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND
BYLAWS                                                                          55
   Classification of the Board of Trustees                                      55
   Removal of Trustees                                                          55
   Business Combinations                                                        55
   Control Share Acquisitions                                                   56
   Amendment                                                                    56
   Limitation of Liability and Indemnification                                  56
   Certain Provisions of Maryland Law                                           57
   Operations                                                                   58
   Dissolution of the Company                                                   58
   Advance Notice of Trustees Nominations and New Business                      58
   Possible Anti-takeover Effect of Certain Provisions of Maryland Law and
   of our Declaration of Trust and Bylaws                                       58
   Maryland Asset Requirements                                                  58
PARTNERSHIP AGREEMENT                                                           58
   Management                                                                   58
   Transferability of Interests                                                 59
   Capital Contribution                                                         59
   Redemption Rights                                                            59
   Distributions                                                                61
   Allocations                                                                  61
   Term                                                                         62
   Tax Matters                                                                  62
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT                         62
   Taxation                                                                     63
   Requirements for Qualification                                               64
   Income Tests                                                                 65
   Asset Tests                                                                  70
   Distribution Requirements                                                    71
   Record-keeping Requirements                                                  72
   Failure to Qualify                                                           72
   Taxation of Taxable U.S. Shareholders                                        72


                                        i

   Taxation of U.S. Shareholders on the Disposition of Priority Common Shares   73
   Capital Gains and Losses                                                     73
   Information Reporting Requirements and Backup Withholding                    74
   Taxation of Tax-Exempt Shareholders                                          74
   Taxation of Non-U.S. Shareholders                                            75
OTHER TAX CONSEQUENCES                                                          76
   Tax Aspects of Our Investments in Our Operating Partnership and the
   Subsidiary Partnerships                                                      76
   Income Taxation of the Partnerships and their Partners                       77
   Sale of a Partnership's Property                                             79
   State and Local Taxes                                                        79
PLAN OF DISTRIBUTION                                                            79
   Agents                                                                       80
   Underwriters                                                                 80
   Stabilization Activities                                                     80
   Other                                                                        81
EXPERTS                                                                         81
REPORTS TO SHAREHOLDERS                                                         81
LEGAL MATTERS                                                                   81
INDEX TO FINANCIAL STATEMENTS                                                  F-1

     Hersha Hospitality Trust has not authorized anyone to give you any information other than that which is included in this document. Hersha
Hospitality Trust has not authorized anyone to make any representations to you other than those that are included in this document. If anyone gives you additional information, or makes additional representations, you must not rely on it or them at all.

     This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, nor is it an offer or solicitation of any person in any jurisdiction to whom it would be unlawful to make an offer or solicitation. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after December 31, 2001.

                               PROSPECTUS SUMMARY

     The following summary highlights only a few of the facts that you will need to make an informed decision about investing in Hersha Hospitality Trust. We encourage you to read the entire prospectus, and the other documents to which it refers, very carefully. The statements that we make about the contents of any other documents are not necessarily complete and are qualified in their entirety by referring you to the copy of that document, which is filed as an exhibit to the registration statement of which this prospectus is a part.

THE COMPANY

     Hersha Hospitality Trust is a Maryland real estate investment trust that invests in limited service and full service hotels with strong, national franchise affiliations, or hotels with the potential to obtain these franchises, in the mid-scale market segment in the eastern United States. Since our initial public offering in January 1999, we have concentrated on owning economy, mid-scale and upper-economy hotels located in diverse markets. We recently have re-focused our business strategy toward acquiring mid-scale hotels in leading central business districts, in close proximity to airports and in suburban areas around major metropolitan markets.

     We  own  our  hotels  through our operating partnership, Hersha Hospitality
Limited Partnership, of which we are the general partner and own 31% of the partnership interests. In order for us to qualify as a REIT, we cannot operate our hotels. Therefore, we lease each of our hotels to management companies to operate our hotels. We lease 14 of our hotels to Hersha Hospitality Management, L.P. (HHMLP), a Pennsylvania limited partnership. HHMLP is owned in part by three of our executive officers, two of our trustees and their affiliates. We lease the remaining four hotels located in Atlanta, Georgia to subsidiaries of Noble Investment Group, Ltd., an unaffiliated third party real estate development and hotel management company. In addition, HHMLP provides administrative services to us for a fixed annual fee.

     The leases are designed to allow us to participate in revenue growth at our hotels by providing for percentage rent based on hotel revenues. The percentage rent calculation in each of these leases is based upon incentive thresholds. These thresholds are designed to provide incentive to our lessees to generate higher revenues at each hotel by reducing the rent percentage due above the incentive threshold.

     Our acquisition policy is to acquire hotels for which we expect to receive rents at least equal to 12% of the purchase price paid for each hotel, net of certain costs. In addition, we intend to acquire hotels that meet one or more of the following criteria:

    - nationally-franchised hotels such as Comfort Inn(R), Fairfield Inn(R), Marriott Courtyard(R), Hampton Inn(R), Hilton Garden Inn(R), Holiday Inn(R) and Holiday Inn Express(R) hotels, and limited service extended-stay hotels such as Comfort Suites(R), Homewood Suites(R), Main Stay Suites(R), Staybridge Suites(R), Embassy Suites(R), Summerfield Suites(R) and Residence Inn by Marriott(R) hotels;

    - hotels with significant barriers to entry, such as high development costs, limited availability of land and the presence of similarly branded hotels;

    - poorly-managed hotels, which could benefit from new management, a new marketing strategy and association with a national franchisor;

    - hotels in deteriorated physical condition that could benefit significantly from renovations; and

    - hotels in attractive locations that we believe could benefit significantly by changing franchises to a superior brand.

Future acquisitions may include hotels newly developed by some of our executive officers, trustees and their affiliates.

     As  of  December  18,  2001,  we  owned  the  following  18  hotels:

                           NUMBER OF                                            NUMBER OF
HOTELS                       ROOMS                     HOTELS                     ROOMS
-------------------------  ---------  ----------------------------------------  ---------
HOLIDAY INN EXPRESS:                  HOLIDAY INN EXPRESS AND SUITES:
     Hershey, PA                  85       Harrisburg, PA                              77
     Duluth, GA                   68  CLARION SUITES:
     Long Island City, NY         79       Philadelphia, PA                            96
     New Columbia, PA             81  MAINSTAY SUITES:
HAMPTON INN:                               King of Prussia, PA                         69
     Carlisle, PA                 95  SLEEP INN:
     Danville, PA                 72       King of Prussia, PA                         87
     Hershey, PA                 110       Corapolis, PA                              143
     Newnan, GA                   91  COMFORT SUITES:
     Peachtree, GA                61       Duluth, GA                                  85
     Selinsgrovee, PA             75  HOLIDAY INN HOTEL AND CONFERENCE CENTER:
COMFORT INN:                               Harrisburg, PA                             196
     Harrisburg, PA               81
-------------------------  ---------  ----------------------------------------  ---------
                                      Total Rooms                                   1,651
                                                                                ---------

     We will evaluate our hotels on a periodic basis to determine if these hotels continue to satisfy our investment criteria. We may sell hotels opportunistically based upon management's forecast and review of the cash flow potential for the hotel and re-deploy the proceeds of sale into debt reduction or acquisitions. We utilize several criteria to determine the long-term potential of our hotels. Hotels are identified for sale based upon management's forecast of the strength of the hotel's cash flows and its ability to remain accretive to our portfolio. Our decision to sell an asset is often predicated upon the size of the hotel, strength of the franchise, property condition and related costs to renovate the property, strength of market demand generators, projected supply of hotel rooms in the market, probability of increased valuation and geographic profile of the hotel.

SUMMARY RISK FACTORS

     AN INVESTMENT IN THE PRIORITY COMMON SHARES INVOLVES VARIOUS RISKS, AND INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS, INCLUDING, AMONG OTHERS, THE FOLLOWING:

- Economic conditions and recent terrorist incidents have substantially reduced travel in the United States, which could adversely affect hotel revenues, our lessees' ability to pay rent and our operating results and financial condition.

- Risks, including economic and other conditions affecting the real estate or hospitality industries generally, such as the relative illiquidity of real estate, competition, uninsured or underinsured losses and the potential liability for unknown or future environmental liabilities, may adversely affect our real estate investments and our lessees' ability to make lease payments, which could adversely affect the amount of cash available for distribution to our shareholders.

- Our lack of control over the daily operations of our hotels could affect the value of our investments.

- We depend on our lessees to make rent payments under the percentage leases. In the event that there is a reduction in revenues at the hotels, our rent will decrease, adversely affecting the amount of cash available for distribution to our shareholders.

- We have substantial debt, some of which is secured by our hotels. If we fail to meet our debt service obligations, we could lose our hotels to foreclosure. Increases in interest rates will increase our debt service requirements with respect to variable rate debt.

- Some of our executive officers, trustees and their affiliates have equity interests and positions in both Hersha Hospitality Management
     Limited Partnership, our principal lessee, and us, which may create conflicts of interest in the negotiation and enforcement of the leases for our hotels.

- We have agreed to re-price certain newly-developed or newly-renovated hotels acquired from some of our executive officers, trustees and their affiliates after the first year or two of acquisition through either payment of cash or issuance of additional partnership interests if the hotels meet certain performance requirements, which could dilute the equity interests of our shareholders.

- We purchased a substantial number of our hotels from some of our executive officers, trustees and their affiliates. As a result, the prices and other terms of these purchases were not negotiated on an arm's-length basis. The purchase prices we paid for these hotels with limited operating history were based upon projections by management as to the expected operating results of these hotels. In addition, we may use some of the proceeds from this offering to purchase hotels that have limited operating history. These hotels may not achieve anticipated operating results and the rent we receive from these hotels could be less than anticipated, which could adversely affect the amount of cash available for distribution to our shareholders.

- Some of our executive officers, trustees and their affiliates own 69% of the partnership interests in Hersha Hospitality Limited Partnership, our operating subsidiary partnership, which may create conflicts of interest regarding the sale or refinancing of our hotels.

- Some of our trustees, executive officers and their affiliates own sufficient partnership interests in our operating partnership to veto a sale of all or substantially all of the assets of the partnership or a merger or consolidation of the partnership, which would otherwise be beneficial to our shareholders.

- Our Declaration of Trust generally prohibits direct or indirect ownership of more than 9.9% of the outstanding shares of any class of our securities, including the priority common shares, by any person, which could have the effect of inhibiting a change of control of our company, even when a change of control would be beneficial to our shareholders.

- The bankruptcy of any third party guarantor of our debt would constitute a default under the related loan documents, which default would cause some or all of this indebtedness to become immediately due and payable and could adversely affect our liquidity and cash available for distribution to our shareholders.

- If we are unable to pay out 90% of our taxable income, we would be unable to maintain our REIT status, resulting in adverse tax consequences.

- If we were to fail to qualify as a REIT, our taxation as a regular corporation would adversely affect the amount of cash available for distribution to our shareholders.

RE-PRICING OUR HOTELS

     We have acquired, and expect to acquire in the future, from affiliates of certain of our executive officers and trustees, newly-developed or newly-renovated hotels that do not have an operating history that would allow us to make purchase price decisions based on historical performance. In buying these hotels we have utilized, and expect to continue to utilize, a "re-pricing" methodology that, in effect, adjusts the initial purchase price for the hotel, one or two years after we initially purchase the hotel, based on the actual operating performance of the hotel during the previous twelve months. All purchase price adjustments are approved by a majority of our independent trustees.

     The initial purchase price for each of these hotels was based upon management's projections of the hotel's performance for one or two years following our purchase. The leases for these hotels provide for fixed initial rent for the one- or two-year adjustment period that provides us with a 12% annual yield on the initial purchase price, net of certain expenses. At the end of the one- or two-year period, we calculate a value for the hotel, based on the actual net income during the previous twelve months, net of certain expenses, such that it would have yielded a 12% return. We then apply the percentage rent formula to the hotel's historical revenues for the previous twelve months on a pro forma basis. If the pro forma percentage rent formula would not have yielded a pro forma annual return to us of 11.5% to 12.5% based on this calculated value, this value is adjusted either upward or downward to produce a pro forma return of either 11.5% or 12.5%, as applicableIf this final purchase price is higher than the initial purchase price, then the seller of the hotel will receive consideration in an amount equal to the increase in price. If the final purchase price is lower than the initial purchase price, then the sellers of the hotel will return to us consideration in an amount equal to the difference. Any purchase price adjustment will be made either in operating partnership units or cash as determined by our Board of Trustees, including the independent trustees. Any operating partnership units issued by us or returned to us as a result of the purchase price adjustment historically have been valued at $6.00 per unit. Any future adjustments will be based upon a value per unit approved by our Board of Trustees, including our independent trustees. The sellers are entitled to receive quarterly distributions on the operating partnership units prior to the units being returned to us in connection with a downward purchase price adjustment.

     We re-priced seven of our hotels acquired in connection with our initial public offering based upon operating results as of December 31, 1999 or December 31, 2000. Before we implemented the current pricing methodology in December 2000, our pricing methodology provided for re-pricing of a hotel if there was any variance from our initial forecasted 12% return. Under this previous pricing methodology, as of January 1, 2000, we issued an aggregate of 235,026 additional operating partnership units in connection with the re-pricing of the Holiday Inn, Milesburg; the Comfort Inn, Denver; and the Comfort Inn, Harrisburg, each of which subsequently was sold. In addition, on January 1, 2001, we issued an aggregate of 531,559 additional operating partnership units in connection with the re-pricing of the Holiday Inn Express, Hershey; Hampton Inn, Carlisle; Holiday Inn Express, New Columbia; and the Comfort Inn, Harrisburg. We also issued 175,538 operating partnership units at a value equal to approximately $1 million in connection with the repricing of the Comfort Inn, Jamaica, New York located at John F. Kennedy International Airport prior to its sale in June 2001. Since our initial public offering, we have acquired seven additional hotels from some of our executive officers, trustees and their affiliates for initial prices that will be adjusted based upon operating results at December 31, 2001 or 2002.

RECENT DEVELOPMENTS

     In the period from January 1, 2001 to September 30, 2001, we sold three hotels for an aggregate of $11.3 million. We received aggregate cash proceeds of approximately $3 million, after selling and transfer costs of $0.5 million, redeemed 76,252 operating partnership units for approximately $0.5 million and paid down outstanding mortgages in the aggregate amount of approximately $7.3 million. In the same period we purchased two hotels for approximately $9.5 million.

     On October 26, 2001, we paid an $0.18 per priority common share quarterly dividend to shareholders of record on September 28, 2001 and a distribution of $0.18 per unit to the holders of operating partnership units.

     Since November 1, 2001, we have sold three hotels for an aggregate of $10 million. We received aggregate cash proceeds of $9.3 million, after selling and transfer costs of $0.7 million, and paid down approximately $6.7 million of outstanding debt. During the same period, we purchased one hotel for $8.5 million.

     On November 7, 2001, our Board of Trustees declared an $0.18 per priority common share quarterly dividend payable on January 25, 2002 to shareholders of record on December 28, 2001.

DISTRIBUTIONS

     We have made and intend to make regular quarterly distributions to holders of the priority common shares. The current quarterly distribution rate is $0.18 per share, which on an annualized basis would be equal to $0.72 per share per year. Future distributions will be declared by our Board of Trustees based upon a number of factors, including the amount of funds from operations, our partnership's financial condition, debt service requirements, capital expenditure requirements for our hotels, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as the trustees deem relevant. Our ability to make distributions will depend on our receipt of distributions from our operating partnership and lease payments from our lessees with respect to our hotels. We rely on our lessees to generate sufficient cash flow from the operation of our hotels to meet their rent obligations under the percentage leases.

     The priority common shares have a priority period which expires on the earlier of (i) January 26, 2004 and (ii) an election by us to end the priority period within 15 days if the share price remains over $7.00 per share for these 15 days. During the priority period, the holders of the priority common shares are entitled to receive, prior to any distributions either to the holders of the operating partnership units or to the holders of the Class B Common Shares, cumulative dividends in an amount per priority common share equal to $0.18 per quarter. After the holders of the operating partnership units and the Class B Common Shares have received an amount per unit or per share equal to this distribution, the holders of the priority common shares and the holders of the operating partnership units and the Class B Common Shares are entitled to receive further distributions on a pro rata basis. As of the date of this prospectus, no Class B Common Shares are outstanding. Thus, the priority common shares have priority rights only with respect to the outstanding operating partnership units. In the future, we may issue additional priority common shares, securities senior to the priority common shares and the partnership may issue units that are not subordinated to the priority common shares.

TAX STATUS

     As a REIT, we will not incur federal income tax on our earnings to the extent that we distribute those earnings to our shareholders, and as long as we meet the asset, income, stock ownership and minimum distribution tests of the federal tax laws. We will, however, be subject to tax at normal corporate rates on net income or capital gains not distributed to shareholders. See "Federal Income Tax Consequences of Our Status as a REIT."

THE OFFERING

Priority common shares offered by us in this offering. . . . . . . .2,000,000

Priority common shares to be outstanding after this offering . . . .4,275,000(1)

Symbol  on  the  American  Stock  Exchange . . . . . . . . . . . . ."HT"
________________________________
(1) Assuming the sale of all 2,000,000 priority common shares offered hereby; does not include 5,094,851 outstanding units of limited partnership interest in Hersha Hospitality Limited Partnership at December 31, 2001, that are redeemable on a one-for-one basis for our Class B Common Shares.

USE OF PROCEEDS

     We intend to use the net proceeds of this offering, subject to maintaining our REIT qualification, to continue our acquisition of hotels consistent with our current business strategy, to fund renovations on, or capital improvements to, our existing hotels, to pay down our indebtedness and for other general corporate purposes.

     The amount and timing of our use of the net proceeds of this offering will depend on a number of factors, including the success of locating suitable acquisition properties and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. Pending the use of proceeds referenced above, the net proceeds will be invested in interest-bearing, short-term investment grade securities or money market accounts, which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                                     RISK FACTORS

     An investment in our priority common shares involves significant risks, including the risk of losing your entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus.

RISKS RELATING TO OUR BUSINESS, STRUCTURE, GROWTH STRATEGY AND COMPANY

AS A REIT WE ARE UNABLE TO OPERATE THE HOTELS AND WILL NOT HAVE DIRECT CONTROL OF OUR STRATEGIC DECISIONS.

     As a result of our status as a REIT, we are not and will not be able to operate our hotels. We are not and will not be able to make and implement strategic business decisions with respect to our hotels, such as decisions with respect to the repositioning of a franchise, repositioning of food and beverage operations and other similar decisions, even if such decisions are in the best interests of a particular hotel. Accordingly, there can be no assurance that our lessees will operate our hotels in a manner that is in our best interests.

DEPENDENCE ON OUR LESSEES FOR RENT MAY IMPACT DISTRIBUTIONS TO SHAREHOLDERS.

     We rely on our lessees to make rent payments in order to make distributions to shareholders. Our lessees' obligations under the percentage leases, including the obligation to make rent payments, are unsecured. Reductions in revenues from our hotels or in the net operating income of our lessees may adversely affect the ability of our lessees to make these rent payments and thus our ability to make anticipated distributions to our shareholders. Although failure on the part of our lessees to comply materially with the terms of a percentage lease would give us the right to terminate any or all of their percentage leases with that lessee, to repossess the applicable hotels and to enforce the payment obligations under the percentage leases, we then would be required to find another lessee. There can be no assurance that we would be able to find another lessee or that, if another lessee were found, we would be able to enter into a lease on favorable terms.

INDEBTEDNESS CAN REDUCE CASH AVAILABLE FOR DISTRIBUTION AND CAUSE LOSSES.

     Although our policy is to limit consolidated indebtedness to less than 67% of the total purchase prices paid by us for the hotels in which we have invested, our Declaration of Trust does not limit the amount of indebtedness we may incur. Debt, whether with recourse to us generally or only with respect to a particular property, creates an opportunity for increased net income, but at the same time creates risks. For example, variable rate debt can reduce the cash available for distribution to shareholders in periods of rising interest rates. We incur debt only when we believe it will enhance our risk-adjusted returns. However, we cannot be sure that our use of leverage will prove to be beneficial. At September 30, 2001, we had debt outstanding of $61.9 million. We may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Some of these additional borrowings may be secured by our hotels. There can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our hotels to foreclosure.

WE FACE RISKS ASSOCIATED WITH THE USE OF DEBT, INCLUDING REFINANCING RISK.

     We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that a portion of the principal of our debt will not be paid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow may not be sufficient to repay all maturing debt in years when significant "balloon" payments come due.

CONFLICTS OF INTEREST MAY HAVE LED TO THE PERCENTAGE LEASES, CONTRIBUTION AGREEMENTS, THE ADMINISTRATIVE SERVICES AGREEMENT AND THE OPTION AGREEMENT NOT HAVING BEEN NEGOTIATED ON AN ARM'S-LENGTH BASIS.

     Some of our trustees and executive officers had ownership interests in entities from which we have purchased hotels and in Hersha Hospitality Management, L.P., one of our lessees, at the time we entered into leases. Consequently, the terms of the percentage leases, the contribution agreements pursuant to which we and our partnership acquired some of our hotels, the Administrative Services Agreement and the Option Agreement between the partnership and some of the trustees and executive officers may not have been negotiated on an arm's-length basis, which may have resulted in agreements that are not in the best interest of all our shareholders.

CONFLICTS OF INTEREST WITH OTHER ENTITIES MAY RESULT IN DECISIONS THAT DO NOT REFLECT OUR BEST INTERESTS.

     Some of our trustees, executive officers and their affiliates have ownership interests in and/or positions with our operating partnership, HHMLP and us. Conflicts of interest may arise in regards to the ongoing lease, acquisition, disposition and operation of our hotels including, but not limited to, the percentage leases and enforcement of the contribution agreements, the Administrative Services Agreement and Option Agreement. Consequently, the interests of shareholders may not be reflected fully in all decisions made or actions taken by our officers and trustees.

CONFLICTS OF INTEREST RELATING TO SALES OR REFINANCING OF HOTELS ACQUIRED FROM SOME OF OUR INSIDER TRUSTEES AND SOME OF OUR EXECUTIVE OFFICERS MAY LEAD TO DECISIONS THAT ARE NOT IN OUR BEST INTEREST.

     Some of our trustees and executive officers have unrealized gains associated with their interests in the hotels acquired by us from them and, as a result, any sale of the these hotels or refinancing or prepayment of principal on the indebtedness assumed in purchasing these hotels by us may cause adverse tax consequences to some of our trustees and executive officers. Therefore, our interests and the interests of these individuals may be different in connection with the disposition or refinancing of these hotels.

ADJUSTMENTS TO THE PURCHASE PRICE TO OUR HOTELS MAY LEAD TO SUBSTANTIAL SHAREHOLDER DILUTION.

     In the event that any of the purchase prices of the newly-renovated hotels or the newly-developed hotels are increased on an adjustment date, owners of the priority common shares at such time will experience dilution.

OUR ACQUISITIONS MAY NOT PERFORM UP TO THE LEVEL FORECASTED, WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS, AND WE MAY NOT BE ABLE TO MAKE THE DISTRIBUTIONS REQUIRED TO MAINTAIN OUR REIT STATUS.

     We intend to pursue acquisitions of additional hotel properties. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market and acquire properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that acquisitions will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our taxable income to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, were we unable to obtain funds from borrowings or the capital markets to finance our growth and acquisition activities, our ability to grow could be curtailed, amounts available for distribution to shareholders could be adversely affected and we could be required to reduce distributions.

NEED FOR CERTAIN CONSENTS FROM THE LIMITED PARTNERS MAY NOT RESULT IN DECISIONS ADVANTAGEOUS TO SHAREHOLDERS.

     Under our operating partnership's amended and restated partnership agreement, the holders of at least two-thirds of the interests in the partnership must approve a sale of all or substantially all of the assets of the partnership or a merger or consolidation of the partnership, provided, however, that such approval shall no longer be required if we fail to pay a distribution of $0.72 per share to the holders of the priority common shares for any 12-month period. As of December 31, 2001, some of our trustees, executive officers and their affiliates own approximately a 69% interest in the partnership and thus hold veto power over such extraordinary transactions, which could result in the disapproval of a transaction that would be beneficial to our shareholders.

OUR OWNERSHIP LIMITATION MAY RESTRICT BUSINESS COMBINATION OPPORTUNITIES.

     To qualify as a REIT under the Code, no more than 50% of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our Declaration of Trust generally prohibits direct or indirect ownership of more than 9.9% of the number of outstanding shares of any class of our securities, including the priority common shares, by any person. Generally, priority common shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some, or a majority, of priority common shares might receive a premium for their priority common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

THE BANKRUPTCY OF GUARANTORS OF THE INDEBTEDNESS RELATING TO SOME OF OUR HOTELS COULD TRIGGER A DEFAULT UNDER OUR LOAN DOCUMENTS.

     Mr. Hasu P. Shah, chairman of our Board of Trustees, and some of the limited partnerships that hold the hotels acquired by us guarantee the indebtedness of four of our hotels. The bankruptcy of any of the guarantors would constitute a default under the related loan documents, and such default would cause some or all of the assumed indebtedness to become immediately due and payable. In the event that the lender accelerates the payment, such acceleration could adversely affect our cash available for distribution. If we are unable to make such payment, we may be forced to sell the hotels that serve as collateral for the indebtedness in order to make such payment.

ACQUISITION OF HOTELS WITH LIMITED OPERATING HISTORY MAY NOT ACHIEVE FORECASTED RESULTS.

     Newly-developed or newly-renovated hotels do not have the operating history that would allow our management to make objective pricing decisions in acquiring these hotels (including hotels which may be acquired from certain of our executive officers, trustees and their affiliates). The purchase prices of these hotels are based upon projections by management as to the expected operating results of such hotels, subjecting us to risks that such hotels may not achieve anticipated operating results or may not achieve these results within anticipated time frames. As a result, the lessees may not generate enough net operating income from these hotels to make the fixed rent payments or, after the adjustment date, to make the base rent payments. In addition, after the adjustment date, room revenues may be less than that required to provide us with our anticipated return on investment under the percentage leases. In either case, the amounts available for distribution to our shareholders could be reduced.

THE DECLARATION OF TRUST CONTAINS A PROVISION THAT CREATES STAGGERED TERMS FOR OUR BOARD OF TRUSTEES.

     Our Board of Trustees is divided into two classes. The terms of the first and second classes expire in 2002 and 2003, respectively. Trustees of each class are elected for two-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may delay, defer or prevent a tender offer, a change in control of us or other transaction, even though such a transaction might be in the best interest of the shareholders.

OUR LIMITED OPERATING HISTORY DOES NOT INDICATE FUTURE RESULTS.

     We became a public reporting company in early 1999 and have a limited operating history. Because of this limited history, investors should be especially cautious before drawing conclusions about our future performance. Our past performance is not necessarily indicative of future results.

WE OWN A LIMITED NUMBER OF HOTELS AND SIGNIFICANT ADVERSE CHANGES AT ONE MAY IMPACT OUR LESSEES' ABILITY TO PAY RENT AND OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS.

     We own only eighteen hotels. Significant adverse changes in the operations of any hotel could have a material adverse effect on our lessees' ability to make rent payments and, accordingly, on our ability to make expected distributions to our shareholders.

WE MAY BE UNABLE TO ACQUIRE OR MAY BE DELAYED IN ACQUIRING PROPERTIES WITH THE PROCEEDS OF THE OFFERING.

     We currently have no specific properties under contract for acquisition and we may be unable to acquire or may be delayed in acquiring appropriate properties with the proceeds of the offering that will generate returns consistent with our historical returns on our other hotels. Pending the use of the net proceeds to acquire properties, we intend to use the net proceeds to reduce outstanding indebtedness, fund renovations on, capital improvements to or pay leasing costs in connection with our existing properties and make investments in short-term income producing securities. Reducing outstanding indebtedness and making short-term investments generally will provide us with a lower rate of return than investing in income producing real estate. As a result, our inability to acquire, or delays in acquiring, appropriate properties may likely dilute the amount of cash available per share for distributions to our shareholders.

MARYLAND BUSINESS COMBINATION LAW MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING
US.

     Under the Maryland General Corporation Law, as amended (MGCL), as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate thereof are prohibited for five years after the most recent date on which this shareholder acquired at least ten percent of the voting power of the trust's shares. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions could delay, defer or prevent a transaction or change of control of our company in which our shareholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests. Some of our trustees, executive officers and their affiliates may control a sufficient percentage of the voting power to block a proposal respecting a business combination under these provisions.

THE BOARD OF TRUSTEES MAY CHANGE OUR INVESTMENT AND OPERATIONAL POLICIES WITHOUT A VOTE OF THE PRIORITY COMMON SHAREHOLDERS.

     Our major policies, including our policies with respect to acquisitions, financing, growth, operations, debt limitation and distributions, are determined by the trustees. The trustees may amend or revise these and other policies from time to time without a vote of the holders of the priority common shares.
Although four of the trustees currently are independent trustees, our Declaration of Trust only requires three of our trustees to be independent. Consequently, in the future a majority of the Board of Trustees may not be independent and thus such policies could be changed by the non-independent trustees. Investment and operational policy changes could adversely affect the market price of our priority common shares and our ability to make distributions to our shareholders. Under the Declaration of Trust, we cannot change our policy of seeking to maintain our qualification as a REIT without the approval of the holders of two-thirds of the outstanding priority common shares.

WE FOCUS ON ACQUIRING HOTELS OPERATING UNDER A LIMITED NUMBER OF FRANCHISE BRANDS, WHICH CREATES GREATER RISK AS THE INVESTMENTS ARE MORE CONCENTRATED.

     We intend to place particular emphasis in our acquisition strategy on hotels similar to our current hotels. We invest in select franchises and therefore will be subject to risks inherent in concentrating investments in a particular franchise brand, which could have an adverse effect on our lease revenues and amounts available for distribution to shareholders. These risks include, among others, the risk of a reduction in hotel revenues following any adverse publicity related to a specific franchise brand.

MANY OF OUR HOTELS ARE LOCATED IN PENNSYLVANIA, WHICH MAY INCREASE THE EFFECT OF ANY LOCAL ECONOMIC CONDITIONS.

     Thirteen of our eighteen hotels are located in Pennsylvania. As a result, localized adverse events or conditions, such as an economic recession, could have a significant adverse effect on the operations of our hotels, and ultimately on the amounts available for distribution to shareholders.

COMPETING HOTELS OWNED OR ACQUIRED BY SOME OF OUR TRUSTEES, EXECUTIVE OFFICERS AND THEIR AFFILIATES MAY HINDER THESE INDIVIDUALS FROM SPENDING ADEQUATE TIME ON OUR BUSINESS.

     Some of our trustees, executive officers and their affiliates own hotels and may develop or acquire new hotels, subject to certain limitations. Such ownership, development or acquisition activities may materially affect the amount of time these officers and trustees have to devote to our affairs. Some of our trustees, executive officers and their affiliates operate hotels that are not owned by us, which may materially affect the amount of time that they devote to managing our hotels.

     In addition, there may be conflicting demands on Mr. Shah caused by his overlapping management of us and Hersha Enterprises Ltd. Hersha Enterprises Ltd. owns and operates properties other than our hotels, and Mr. Shah, who serves as our Chairman of the Board and Chief Executive Officer and President of Hersha Enterprises, Ltd., may experience a conflict in allocating his time between these entities.

WE DEPEND ON KEY PERSONNEL.

     We depend on the services of our existing senior management to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

WE FACE INCREASING COMPETITION FOR THE ACQUISITION OF HOTEL PROPERTIES AND OTHER ASSETS, WHICH MAY IMPEDE OUR ABILITY TO MAKE FUTURE ACQUISITIONS OR MAY INCREASE THE COST OF THESE ACQUISITIONS.

     We face competition for investment opportunities in mid-scale hotels from entities organized for purposes substantially similar to our objectives, as well as other purchasers of hotels. We compete for such investment opportunities with entities that have substantially greater financial resources than we do, including access to capital or better relationships with franchisors, sellers or lenders. Our policy is to limit consolidated indebtedness to less than 67% of the total purchase prices paid by us for the hotels in which we have invested. Because of the amount of our indebtedness, the success of our acquisition strategy will depend primarily on our ability to access additional capital through issuances of equity securities. Our competitors may generally be able to accept more risk than we can manage prudently and may be able to borrow the funds needed to acquire hotels. Competition may generally reduce the number of suitable investment opportunities offered to us and increase the bargaining power of property owners seeking to sell.

WE RELY ON TRUSTEES AND MANAGEMENT TO MAKE DECISIONS ON OUR BEHALF.

     Common shareholders have no right or power to take part in our management except through the exercise of voting rights on certain specified matters. The Board of Trustees is responsible for our management and strategic business direction. The policies of the Board of Trustees may not coincide with the immediate best interests of shareholders.

POSSIBLE ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE SALE ON PRICE OF PRIORITY COMMON SHARES.

     After termination of the priority period, any outstanding Class B Common Shares automatically will be converted into Priority Class A Common Shares on a one-for-one basis. Sales of a substantial number of priority common shares or Class B Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the priority common shares. As of December 31, 2001, there are 5,094,851 outstanding operating partnership units. These units currently are convertible into Class B Common Shares. Upon the redemption of operating partnership units, the Class B Common Shares or priority common shares received therefor may be sold in the public market pursuant to shelf registration statements that we are obligated to file on behalf of the limited partners of our operating partnership, or pursuant to any available exemptions from registration.

WE ARE THE GENERAL PARTNER OF OUR OPERATING PARTNERSHIP AND MAY BECOME LIABLE FOR THE DEBTS AND OTHER OBLIGATIONS OF THIS PARTNERSHIP BEYOND THE AMOUNT OF OUR INVESTMENT.

     We are the general partner of our operating partnership, Hersha Hospitality Limited Partnership, and own approximately a 31% interest. As a general partner, we are liable for the partnership's debts and other obligations. If this partnership is unable to pay its debts and other obligations, as general partner, we will be liable for such debts and other obligations beyond the amount of our investment in this partnership, including unforeseen contingent liabilities.

OUR BOARD OF TRUSTEES MAY ISSUE ADDITIONAL SHARES THAT MAY CAUSE DILUTION.

     Our Declaration of Trust authorizes the Board of Trustees, without shareholder approval, to:

     (i) amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that we have the authority to issue,

     (ii) cause us to issue additional authorized but unissued priority common shares, Class B common shares or preferred shares and

     (iii) classify or reclassify any unissued common or preferred shares and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of additional priority common shares or preferred shares that have preference rights over the priority common shares with respect to dividends, liquidation, voting and other matters.

     Future equity offerings may cause the purchasers of the priority common shares sold in this offering to experience further dilution.

OUR BOARD OF TRUSTEES MAY ISSUE PREFERRED SHARES WITH TERMS THAT MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING US.

     Our Board of Trustees can establish one or more series of preferred shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the us that might involve a premium price for the priority common shares or otherwise not be in the best interest of holders of priority common shares.

TAX RISKS

IF WE FAIL TO QUALIFY AS A REIT, OUR DIVIDENDS WILL NOT BE DEDUCTIBLE TO US, AND OUR INCOME WILL BE SUBJECT TO TAXATION.

     We have operated and intend to continue to operate so as to qualify as a REIT for federal income tax purposes. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding shares of beneficial interest, the nature of our assets, the sources of our income, and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, amounts available for distribution to shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the trustees, with the consent of two-thirds of the shareholders, to revoke the REIT election.

FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT US TO TAX.

     In order to qualify as a REIT, each year we must distribute to our shareholders at least 90% (95% for taxable years before 2001) of our taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income.

In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

    -         85%  of  our  ordinary  income  for  that  year;

    -         95%  of  our  capital  gain  net  income  for  that  year;  and

    -         100%  of  our  undistributed  taxable  income  from  prior  years.

     We have paid out, and intend to continue to pay out, our income to our shareholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% tax in a particular year. In the past we have borrowed, and in the future we may borrow, to pay distributions to our shareholders and the limited partners of our operating partnership. Such borrowings subject us to risks from borrowing as described herein.

HOTEL INDUSTRY RISKS

THE VALUE OF OUR HOTELS DEPENDS ON CONDITIONS BEYOND OUR CONTROL.

     Our hotels are subject to varying degrees of risk generally incident to the ownership of hotels. The underlying value of our hotels, our income and ability to make distributions to our shareholders are dependent upon the ability of our lessees to operate the hotels in a manner sufficient to maintain or increase revenues in excess of operating expenses to enable our lessees to make rent payments. Hotel revenues may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotels, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of terrorism, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors that are beyond our control. In particular, general and local economic conditions may be adversely affected by the recent terrorist incidents in New York and Washington, D.C. Our management is unable to determine the long-term impact, if any, of these incidents or of any acts war or terrorism in the United States or worldwide, on the U.S. economy, on us or our hotels or on the market price of our priority common shares.

OUR HOTELS ARE SUBJECT TO GENERAL HOTEL INDUSTRY OPERATING RISKS, WHICH MAY IMPACT LESSEES' ABILITY TO MAKE RENT PAYMENTS AND ON OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS.

     Our hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have our hotels, and there can be no assurance that such volatility will not occur in the future. These risks include, among other things, competition from other hotels; over-building in the hotel industry that could adversely affect hotel revenues; increases in operating costs due to inflation and other factors, which may not be offset by increased room rates; reduction in business and commercial travel and tourism; strikes and other labor disturbances of hotel employees; increases in energy costs and other expenses of travel; adverse effects of general and local economic conditions; and adverse political conditions. These factors could reduce revenues of the hotels and adversely affect the lessees' ability to make rent payments, and therefore, our ability to make distributions to our shareholders.

COMPETITION FOR GUESTS IS HIGHLY COMPETITIVE.

     The hotel industry is highly competitive. Our hotels compete with other existing and new hotels in their geographic markets. Many of our competitors have substantially greater marketing and financial resources than we do. If their marketing strategies are effective, our lessees may be unable to make rent payments and we may be unable to make distributions to our shareholders.

OUR INVESTMENTS ARE CONCENTRATED IN A SINGLE INDUSTRY.

     Our current business strategy is to own and acquire hotels primarily in the mid-scale segment of the hotel industry. We are subject to risks inherent in concentrating investments in a single industry and in a specific market segment within that industry. The adverse effect on rent under the percentage leases and amounts available for distribution to shareholders resulting from a downturn in the hotel industry in general or the mid-scale segment in particular could be more pronounced than if we had diversified our investments outside of the hotel industry or in additional hotel market segments.

THE HOTEL INDUSTRY IS SEASONAL IN NATURE.

     The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. Our hotels' operations historically reflect this trend. We believe that we will be able to make distributions necessary to maintain REIT status through cash flow from operations; but if we are unable to do so, we may not be able to make the necessary distributions or we may have to generate cash by a sale of assets, increasing indebtedness or sales of securities to make the distributions.

RISKS OF OPERATING HOTELS UNDER FRANCHISE LICENSES, WHICH MAY BE TERMINATED OR NOT RENEWED, MAY IMPACT OUR LESSEES' ABILITY TO MAKE RENT PAYMENTS AND OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS.

     The continuation of the franchise licenses is subject to specified operating standards and other terms and conditions. All of the franchisors of our hotels periodically inspect our hotels to confirm adherence to their operating standards. The failure of our partnership or our lessees to maintain such standards or to adhere to such other terms and conditions could result in the loss or cancellation of the applicable franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that the trustees determine are too expensive or otherwise not economically feasible in light of general economic conditions, the operating results or prospects of the affected hotel. In that event, the trustees may elect to allow the franchise license to lapse or be terminated.

     There can be no assurance that a franchisor will renew a franchise license at each option period. If a franchisor terminates a franchise license, we, our partnership and our lessees may be unable to obtain a suitable replacement franchise, or to successfully operate the hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the related hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Although the percentage leases require our lessees to maintain the franchise licenses for each hotel, our lessees' loss of a franchise license for one or more of the hotels could have a material adverse effect on our partnership's revenues and our amounts available for distribution to shareholders.

OPERATING COSTS AND CAPITAL EXPENDITURES FOR HOTEL RENOVATION MAY BE GREATER THAN FORECASTED AND MAY ADVERSELY IMPACT RENT PAYMENTS BY OUR LESSEES' AND OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS.

     Hotels generally have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement of furniture, fixtures and equipment. Under the terms of the leases, we are obligated to pay the cost of expenditures for items that are classified as capital items under generally accepted accounting principles that are necessary for the continued operation of our hotels. If these expenses exceed our estimate, the additional cost could have an adverse effect on amounts available for distribution to shareholders. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels.

THE MARKET VALUE OF OUR PRIORITY COMMON SHARES COULD DECREASE BASED ON OUR PERFORMANCE AND MARKET PERCEPTION AND CONDITIONS.

     The market value of our priority common shares may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our priority common shares is influenced by the dividend on our priority common shares relative to market interest rates. Rising interest rates may lead potential buyers of our priority common shares to expect a higher dividend rate, which would adversely affect the market price of our priority common shares. In addition, rising interest rates would result in increased interest expense on variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

REAL ESTATE INVESTMENT RISKS

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR PROPERTIES AND HARM OUR FINANCIAL CONDITION.

     Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. No assurances can be given that the fair market value of any of our hotels will not decrease in the future.

IF WE SUFFER LOSSES THAT ARE NOT COVERED BY INSURANCE OR THAT ARE IN EXCESS OF OUR INSURANCE COVERAGE LIMITS, WE COULD LOSE INVESTMENT CAPITAL AND ANTICIPATED PROFITS.

     Each lease specifies comprehensive insurance to be maintained on each of the our hotels, including liability and fire and extended coverage in amounts sufficient to permit the replacement of the hotel in the event of a total loss, subject to applicable deductibles. Leases for hotels subsequently acquired by us will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace the applicable hotel after such applicable hotel has been damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to the applicable hotel. If any of these or similar events occur, it may reduce the return from the attached property and the value of our investment.

REITS ARE SUBJECT TO PROPERTY TAXES.

     Each hotel is subject to real and personal property taxes. The real and personal property taxes on hotel properties in which we invest may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make expected distributions to our shareholders could be adversely affected.

ENVIRONMENTAL MATTERS COULD ADVERSELY AFFECT OUR RESULTS.

     Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to shareholders. Phase I environmental assessments have been obtained on all of our hotels. The Phase I environmental assessment reports have not revealed any environmental contamination that we believe would have a material adverse effect on our business, assets, results of operations or liquidity, nor are we aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware.

COST ASSOCIATED WITH COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

     Under the Americans with Disabilities Act of 1993 (ADA), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While we believe that our hotels are substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the hotels, including changes to building codes and fire and life-safety codes, may occur. If we were required to make substantial modifications at the hotels to comply with the ADA or other changes in governmental rules and regulations, our ability to make expected distributions to our shareholders could be adversely affected.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR CAUTIONARY STATEMENT

     This prospectus contains "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, which are based on our current expectations, estimates and projections. Statements that are not historical facts are forward-looking statements and typically are identified by words like "believe," "anticipate," "could," "estimate," "expect," "intend," "plan," "project," "will" and similar terms. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important factors that may impact our actual results are set forth above under the heading "Risk Factors."

                                     THE COMPANY

     Hersha Hospitality Trust is a Maryland real estate investment trust that invests in limited service and full service hotels with strong, national franchise affiliations, or hotels with the potential to obtain these franchises, in the mid-scale market segment in the eastern United States. Since our initial public offering in January 1999, we have concentrated on owning economy, mid-scale and upper-economy hotels located in diverse markets. We recently have re-focused our business strategy toward acquiring mid-scale hotels in leading central business districts, in close proximity to airports and in suburban areas around major metropolitan markets.

     We completed an initial public offering of 2,275,000 shares of our priority common shares in January 1999 at $6.00 per share. Our priority common shares trade on the American Stock Exchange under the symbol "HT."

     We contributed substantially all of the net proceeds from our initial public offering to our operating partnership subsidiary, Hersha Hospitality Limited Partnership, of which we are the sole general partner. We currently own approximately 31% of the partnership interests in this partnership, and some of our trustees, executive officers and affiliates own the remaining approximately 69% of the partnership interests. Our hotel properties are owned by subsidiary partnerships of our operating partnership. Our operating partnership owns a 99% limited partnership interest and Hersha Hospitality Limited Liability Company, a wholly-owned subsidiary of our operating partnership, owns a 1% general partnership interest in these subsidiary partnerships.

     In connection with our initial public offering of priority common shares, our operating partnership acquired ten initial hotels in exchange for (i) 4,032,431 subordinated units of operating partnership interest in the partnership that are redeemable for the same number of Class B Common Shares with a value of approximately $24.2 million based on the initial public offering price, and (ii) the assumption of approximately $23.3 million of indebtedness of which approximately $6.1 million was repaid immediately after the acquisition of the hotels using the proceeds of the offering.

     Our  address  is  148  Sheraton  Drive, Box A, New Cumberland, Pennsylvania
17070.

                                   USE OF PROCEEDS

     We intend to use the net proceeds of this offering, subject to maintaining our REIT qualification, to continue our acquisition of hotels consistent with our current business strategy, to fund renovations on, or capital improvements to, our existing hotels, to pay down our indebtedness and for other general corporate purposes.

     The amount and timing of our use of the net proceeds of this offering will depend on a number of factors, including the success of locating suitable acquisition properties and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. Pending the use of proceeds referenced above, the net proceeds will be invested in interest-bearing, short-term investment grade securities or money market accounts, which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                                    DISTRIBUTIONS

     We have made eleven consecutive quarterly distributions to the holders of our priority common shares since our initial public offering in January 1999 and intend to continue to make regular quarterly distributions to our shareholders.

     Our Board of Trustees will determine the amount of our future distributions and its decision will depend on a number of factors, including the amount of funds from operations, our partnership's financial condition, debt service requirements, capital expenditure requirements for our hotels, the annual distribution requirements under the REIT provisions of the Code and such other factors as the trustees deem relevant. Our ability to make distributions will depend on our receipt of distributions from our operating partnership and lease payments from our lessees with respect to the hotels. We rely on our lessees to generate sufficient cash flow from the operation of the hotels to meet their rent obligations under the percentage leases.

     The priority common shares have a priority period which expires on the earlier of (i) January 26, 2004 and (ii) an election by us to end the priority period within 15 days if the share price remains over $7.00 per share for these 15 days. During the priority period, holders of the priority common shares are entitled to receive, prior to any distributions either to the holders of the operating partnership units or to the holders of the Class B Common Shares, cumulative dividends in an amount per priority common share equal to $0.18 per quarter. After holders of the priority common shares have received the $0.18 quarterly distribution, holders of the operating partnership units and the Class B Common Shares are entitled to receive an amount per operating partnership unit or Class B Common Share equal to the distribution paid to the holders of the priority common shares. Thereafter, holders of priority common shares and the holders of the operating partnership units and the Class B Common Shares are entitled to receive future distributions on a pro rata basis. As of December 31, 2001, no Class B Common Shares are outstanding. Thus, the priority common shares have priority distribution rights only with respect to the outstanding operating partnership units. In the future, we may issue additional priority common shares, and our partnership may issue operating partnership units that are not subordinated to the priority common shares.

     The hotel business is seasonal in nature and, therefore, revenues from the hotels in the first and fourth quarters are traditionally lower than those in the second and third quarters and our lease revenue may be lower in these quarters. We expect to use excess cash flow from the second and third quarters to fund distribution shortfalls in the first and fourth quarters. There are no assurances we will be able to continue to make quarterly distributions at the current rate.

     Our priority common shares trade on the American Stock Exchange under the symbol "HT." The following table sets forth the high and low sale prices of our priority common shares as reported by the American Stock Exchange and dividend payments on our priority common shares on a quarterly basis for each of the quarters indicated. As of December 31, 2001, there were 2,275,000 priority common shares outstanding held by 131 persons of record.

                                                                Cash Dividend
                                                 High    Low      Per Share
                                                 -----  -----  ---------------
Fiscal 2001
     Fourth quarter                              $6.25  $5.20           $0.18
     Third quarter                               $6.90  $4.25  $         0.18
     Second quarter                              $6.00  $5.35  $         0.18
     First quarter                               $6.06  $5.50  $         0.18

Fiscal 2000
     Fourth quarter                              $5.94  $5.50  $         0.18
     Third quarter                               $6.06  $5.38  $         0.18
     Second quarter                              $6.00  $4.50  $         0.18
     First quarter                               $5.50  $4.00  $         0.18

Fiscal 1999
     Fourth quarter                              $5.50  $4.81  $         0.18
     Third quarter                               $5.88  $5.00  $         0.18
     Second quarter                              $6.13  $5.13  $         0.18
     First quarter                               $6.31  $5.75  $         0.18

_______________

                         SELECTED FINANCIAL INFORMATION

     The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto, which are contained elsewhere in this prospectus.

     The selected balance sheet data and the statement of operations data have been derived from our audited and unaudited financial statements, which are included elsewhere in this prospectus. These results are not indications of our future performance.

                                                 (IN THOUSANDS)
                                                                  NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31       SEPTEMBER 30
                                        ----------------------  ----------------------
                                           1999        2000        2000        2001
                                        ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA(1):
Percentage Lease Revenue                $    7,264  $   12,773  $   10,714  $    9,231
Other Revenue                           $      106  $       51  $      125  $       24
     Total Revenue                      $    7,370  $   12,824  $   10,839  $    9,255
Interest Expense                        $    1,428  $    4,712  $    4,065  $    3,275
Real Estate Taxes and Insurance         $      450  $      753  $      788  $      541
General and Administrative              $      383  $      712  $      445  $      565
Depreciation and Amortization           $    2,064  $    3,892  $    3,335  $    2,790
     Total Expenses                     $    4,325  $   10,069  $    8,633  $    7,171
Income Before Minority Interest         $    3,045  $    2,755  $    2,206  $    2,084
Income Allocated to Minority Interest   $    1,707  $    1,908  $    1,611  $    1,314
Net Income (Loss)                       $    1,338  $      847  $      595  $      770

                                          (IN THOUSANDS)
                                    AS OF DECEMBER 31       AS OF SEPTEMBER 30
                                 -----------------------  ----------------------
                                   1999(1)       2000        2000        2001
                                 -----------  ----------  ----------  ----------
BALANCE SHEET DATA(1):
Real Estate Investments, Net of
     Accumulated Depreciation    $   51,908   $   87,671  $   83,183  $   89,307
Total Assets                         56,382       94,531      90,696      96,542
Total Liabilities                    25,597       65,838      61,464      65,683
Minority Interests                   18,890       17,679      17,886      17,479
Total Shareholders' Equity           11,805       11,014      11,346      10,380

_________________________

(1)     We  commenced  operations  on  January  26,  1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     We own approximately 31% of the partnership interests in our operating partnership. In order for us to qualify as a REIT, neither we nor our operating partnership may operate hotels. Therefore, our hotels are leased to HHMLP and Noble. Our partnership's, and therefore our, principal source of revenue are rent paid by these lessees under the percentage leases. The lessees ability to perform their obligations, including making rent payments to our partnership under the percentage leases, are dependent on the lessees' ability to generate sufficient room revenues and net cash flow from the operation of our hotels, and any other hotels leased to these lessees. All numbers in this Section are in thousands of dollars except share and per share amounts.

RESULTS OF OPERATIONS

     Our principal source of revenue is from payments by HHMLP and Noble under the percentage leases. The principal determinants of percentage rent are the hotels' room revenue, and to a lesser extent, other revenue. HHMLP's and Noble's ability to make payments to us under their respective percentage leases is dependent on the operations of the hotels.

COMPARISON OF THREE-MONTHS ENDED SEPTEMBER 30, 2001 WITH THE THREE-MONTHS ENDED SEPTEMBER 30, 2000

     Our revenues for the three months ended September 30, 2001 and 2000, substantially consisted of percentage lease revenues recognized pursuant to the percentage leases. Percentage lease revenues during the three month period ended September 30, 2001 were $4,148, an increase of $481, or 13.1%, as compared to percentage lease revenues of $3,667 for the same period during 2000.

     Lease revenues were slightly higher for several properties due to the methodology change in percentage lease revenue recognition versus straight-line revenue recognition. The Holiday Inn Express, Hershey, Hampton Inn, Carlisle, Holiday Inn Express, New Columbia and Comfort Inn, West Hanover were re-priced on January 1, 2001. These properties now receive percentage lease revenues based upon a percentage lease formula. During each quarter of the fiscal year ended December 31, 2000, all of these properties received an equivalent amount of fixed lease revenues although the properties were seasonal in nature. Due to the seasonality of the hotels that were re-priced, we will receive a higher portion of the total lease payments during the second and third quarters and lower lease revenues during the first and fourth quarters. These results reflect the sale of the Best Western, Indiana, Comfort Inn, Denver and Comfort Inn, JFK Airport.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2000 TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000

     Our revenues for the nine months ended September 30, 2001 and 2000, substantially consisted of percentage lease revenues recognized pursuant to the percentage leases. Percentage lease revenues during the nine month period ended September 30, 2001 were $10,714, an increase of $1,483, or 16.1%, as compared to percentage lease revenues of $9,231 for the same period during 2000. The improvement in lease revenues is primarily attributable to additional percentage lease revenues derived from a full nine months of operations in several properties acquired during the first nine months of 2000 and the acquisition of the Mainstay Suites and Sleep Inn in King of Prussia, Pennsylvania. These results reflect the sale of the Best Western, Indiana, Comfort Inn, Denver and Comfort Inn, JFK Airport during the second quarter of 2001.

     Net income decreased by $175, or 22.7%, to $595 for the nine months ended September 30, 2001, as compared to net income of $770 for the same period during 2000. The decrease in net income is primarily attributable to an increase in interest expense, depreciation expense and real estate taxes and insurance related to the increase in the number of hotels. Decreases in net income were partially offset by lower general and administrative expenses during the period.

COMPARISON OF YEAR ENDED DECEMBER 31, 2000 TO YEAR ENDED DECEMBER 31, 1999

     Our total revenues for the twelve-month period ended December 31, 2000 consisted substantially of percentage lease revenue recognized pursuant to percentage leases with HHMLP and Noble. Our revenue was approximately $12,824,332, an increase of 74.0% compared to revenue of $7,369,330 for the year ended December 31, 1999. Net income for the period was approximately $846,579, a decrease of 36.7% compared to 1999 net income of approximately $1,337,460. The increase in revenue is primarily attributable to the acquisition of eight hotels from January through October of 2000 and a full year of operation in 2000 of hotels acquired in 1999. Net income includes certain one-time charges related to prepayment penalties on refinanced debt. Net income was also affected by an increase in interest expense, property taxes, insurance and depreciation and amortization as a result of the acquisitions during 2000, as mentioned above.

PRO FORMA RESULTS OF OPERATIONS OF OUR HOTELS

COMPARISON OF YEAR ENDED DECEMBER 31, 1999 TO YEAR ENDED DECEMBER 31, 1998

REVENUE

     Room revenue for our hotels increased $4,487,852, or 27.8%, to $20,649,276 in 1999 from $16,161,424 in 1998. The increase resulted from the addition of 80,890 available room nights with an overall increase of 54,776 room nights sold. The increase in room nights available was a result of opening three new hotels in 1998, which were open the full year in 1999, and one hotel that opened in 1999. In addition, a 2% increase in occupancy to 58% in 1999 as well as a 3.5% increase in our average daily rate to $71.64 compared to $69.23 augmented the available room-nights. REVPAR increased 7.0% to $41.34 from $38.61.

EXPENSES

     Total expenses less depreciation, amortization and interest increased by $2,277,434, or 18.2%, to $14,806,884. Operating income before interest expense, depreciation and amortization increased by 56.4% to $8,702,136 from $5,563,648.

LIQUIDITY AND CAPITAL RESOURCES

     We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our line of credit. We believe that our net cash provided by operations will be adequate to fund operating requirements, debt service and our payment of dividends in accordance with REIT requirements of the federal income tax laws. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of hotel properties, the issuance of units of operating partnership interest in our operating partnership subsidiary.

     We currently maintain a $11.5 million line of credit with Sovereign Bank. We may use the line of credit to fund future acquisitions and for working capital. Outstanding borrowings under the line of credit bear interest at the bank's prime rate and are collateralized by certain of our properties. In the future, we may seek to increase the amount of the line of credit, negotiate additional credit facilities or issue corporate debt instruments. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as we deem prudent. The outstanding principal balance on the line of credit was approximately $7.0 million at December 31, 2001.

     We have a debt policy that limits our consolidated indebtedness to less than 67% of the aggregate purchase prices for the hotels in which we have invested and our current level is approximately 61%. However, our organizational documents do not limit the amount of indebtedness that we may incur and our Board of Trustees may modify our debt policy at any time without shareholder approval. We intend to repay indebtedness incurred under the line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional priority common shares and other securities.

     We intend to invest in additional hotels only as suitable opportunities arise and adequate sources of financing are available. Our bylaws require the approval of a majority of our Board of Trustees, including a majority of the independent trustees, to acquire any additional hotel in which one of our trustees or officers, or any of their affiliates, has an interest (other than solely as a result of his status as our trustee, officer or shareholder). We expect that future investments in hotels will depend on and will be financed by, in whole or in part, the proceeds from additional issuances of priority common shares, issuances of operating partnership units or other securities or borrowings. Because of the level of our indebtedness, the success of our acquisition strategy will depend primarily on our ability to access additional capital through issuances of equity securities. We currently have no agreement or understanding to invest in any hotel and there can be no assurance that we will make any investments in any other hotels that meet our investment criteria.

     Pursuant to our percentage leases, we are required to make available to the lessees of our hotels 4% (6% for full service properties) of gross revenues per quarter, on a cumulative basis, for periodic replacement or refurbishment of furniture, fixtures and equipment at each of our hotels. We believe that a 4% (6% for full service hotels) reserve is a prudent estimate for future capital expenditure requirements. We intend to spend amounts in excess of the obligated amounts if necessary to comply with the reasonable requirements of any franchise license under which any of our hotels operate and otherwise to the extent we deem such expenditures to be in our best interests. We are also obligated to fund the cost of certain capital improvements to our hotels. We believe that amounts required to be set aside in our percentage leases will be sufficient to meet required expenditures for furniture, fixtures and equipment during the term of the percentage leases. We will use undistributed cash or borrowings under credit facilities to pay for the cost of capital improvements and any furniture, fixture and equipment requirements in excess of the set aside referenced above.

INFLATION

     Operators of hotels in general possess the ability to adjust room rates quickly. However, competitive pressures may limit our lessees' ability to raise room rates in the face of inflation.

SEASONALITY

     Our hotels' operations historically have been seasonal in nature, reflecting higher occupancy rates during the second and third quarters. This seasonality can be expected to cause fluctuations in our quarterly lease revenue to the extent that we receive percentage rent.

MORTGAGE DEBT

     The following table shows selected information concerning the mortgage debt relating to our hotels, as of September 30, 2001.

                                            CURRENT PRINCIPAL                                  PRE-PAYMENT
HOTELS                                     AMOUNT OF MORTGAGE   INTEREST RATE   MATURITY DATE    PENALTY
-----------------------------------------  -------------------  --------------  -------------  -----------
HOLIDAY INN EXPRESS
     Hershey, PA                           $         4,700,000           8.94%  March 2010     Yes
     New Columbia, PA                      $         1,800,000           8.94%  March 2010     Yes
     Duluth, GA                            $         2,681,817           8.71%  May 2010       Yes
     Long Island City, NY (3)              $         5,500,000     10 Yr. T +   March 2011     Yes
HAMPTON INN:                                                         3.50% (1)
     Carlisle, PA                          $         3,950,000           8.94%  March 2010     Yes
     Danville, PA                          $         2,500,000           8.94%  March 2010     Yes
     Selinsgrove, PA                       $         3,300,000           8.94%  March 2010     Yes
     Hershey, PA                           $         5,297,238           8.41%  February 2005  Yes
     Newnan, GA                            $         3,443,933           8.70%  November 2007  Yes
     Peachtree, GA                         $         2,278,771           9.43%  August 2007    Yes
COMFORT INN:
     Harrisburg, PA                        $         2,400,000           8.94%  March 2010     Yes
COMFORT SUITES:
     Duluth, GA                            $         3,233,956           8.71%  May 2010       Yes
HOLIDAY INN HOTEL AND CONFERENCE CENTER:
     Harrisburg, PA                        $         3,400,000           8.94%  March 2010     Yes
HOLIDAY INN EXPRESS AND SUITES:
     Harrisburg, PA                        $         2,720,000       Prime (1)  August 2002    No
CLARION SUITES:
     Philadelphia, PA                      $         4,000,000       Prime (1)  August 2002    No
MAINSTAY SUITES:
     King of Prussia, PA                   $         3,352,242           8.86%  June 2009      Yes
SLEEP INN:
     King of Prussia, PA                   $         3,352,242           8.86%  June 2009      Yes
     Corapolis, PA                         $         3,582,719           7.85%  August 2008    Yes
                                           -------------------
Total                                      $        61,492,918
Weighted Average                                                         8.39%
_________________________

(1)     Variable rate interest

                             BUSINESS AND PROPERTIES

DESCRIPTION OF OUR HOTELS

     Set forth below is descriptive information regarding our hotels, each of which is currently leased and managed by either HHMLP or Noble and owned by a subsidiary partnership of our operating partnership.

HOLIDAY INN EXPRESS, HERSHEY, PENNSYLVANIA

     Description. The Holiday Inn Express, Hershey, Pennsylvania is located on Walton Avenue, one and one half miles from Hershey Park. The hotel, which opened in October 1997, is an 85-room limited service hotel. Amenities include an indoor pool, hot tub, fitness center, business service center, meeting facility, complimentary continental breakfast and 24-hour coffee. All rooms have one king bed or two queen beds and some rooms have refrigerators, coffee makers and microwaves.

     Guest Profile and Local Competition. Approximately 30% of the hotel's business is related to commercial activity from local business. The hotel's group business, which accounts for approximately 5% of its business, is generated from area institutions, local weddings and local social and sporting events. The remainder of the hotel's business consists of transient guests, visitors to area residents and demand generated by the hotel's proximity to Hershey Park. We consider our primary competition to be the Comfort Inn in Hershey, Pennsylvania.

HOLIDAY INN EXPRESS, NEW COLUMBIA, PENNSYLVANIA

     Description. The Holiday Inn Express, New Columbia, Pennsylvania is located at the intersection of Interstate 80 and Route 15. The hotel, which opened in December 1997, is an 81-room limited service hotel. Amenities include an indoor pool, hot tub, fitness center, meeting facility, complimentary continental breakfast and 24-hour coffee. All rooms have one king bed or two queen beds, some Jacuzzi suites are available and some rooms have refrigerators, coffee makers and microwaves. The Holiday Inn Express in New Columbia, Pennsylvania was ranked number one in its region for GSTS (Guest Satisfaction Tracking System), for February and March of 1998. This award recognizes the Holiday Inn Express in New Columbia as the leader in guest satisfaction and product service out of 32 other Holiday Inns and Holiday Inns Express in the Eastern region.

     Guest Profile and Local Competition. Approximately 80% of the hotel's business is related to commercial activity from local business. As a result of its proximity to ski resorts and nearby tourist attractions, recreational travelers generate approximately 10% of the hotel's business. The remainder of the hotel's business consists of overnight travelers and visitors to area residents. We consider our primary competition to be the Comfort Inn in New Columbia, Pennsylvania.

HOLIDAY INN EXPRESS, DULUTH, GEORGIA

     Description. The Holiday Inn Express, Gwinnett Place Mall is located just off Pleasant Hill Road and Interstate 85 at exit 40. Opened in June 1996, this 68-room hotel features spacious guestrooms equipped with a king size bed or two double beds. This hotel features an outdoor pool along with a well-equipped fitness center. Meeting space is also available and accommodates up to 50 people.

     Guest Profile and Local Competition. Numerous local business parks in Duluth, Norcross and Lawrenceville play a vital role in the hotel's success. Companies such as Scientific Atlanta, Primerica Financial Services, NCR, Motorola, Hitatchi, and Lucent Technologies all have major offices in the area and use this hotel frequently for room nights and meeting space. The Gwinnett Civic and Cultural Center and the millions of Priority Club members worldwide are also solid contributors of room nights throughout the year. We consider the hotel's primary competitors to be the Holiday Inn Express, the Hampton Inn &
Suites,  the  Courtyard  Gwinnett  Mall  and  the  Fairfield  Inn.

HOLIDAY INN EXPRESS AND SUITES, HARRISBURG, PENNSYLVANIA

     Description. The Holiday Inn Express and Suites, Harrisburg, Pennsylvania is located at 5680 Allentown Boulevard and is easily accessible from Interstates 81 and 83. The hotel, which opened in August 1998 as a Clarion Inn and Suites, is a 77-room limited service hotel. Amenities include an outdoor pool, meeting facilities, complimentary continental breakfast, and 24-hour coffee. All rooms have one king bed or two queen beds. Jacuzzi suites are available and some rooms also have refrigerators and microwaves.

     Guest Profile and Local Competition. Approximately 40% of the hotel's business is comprised of business travelers, 30% is related to group business, 20% is leisure travelers, and 10% is government business. We consider our primary competition the Best Western and the Baymont Inn, both located in Harrisburg, Pennsylvania.

HAMPTON INN, CARLISLE, PENNSYLVANIA

     Description. The Hampton Inn, Carlisle, Pennsylvania is located at the intersection of Route 11 and exit 16 off the Pennsylvania Turnpike. The hotel, which opened in June 1997, is a 95-room limited service hotel. Amenities include an indoor pool, hot tub, fitness center, meeting facilities, complimentary continental breakfast and 24-hour coffee. All rooms have one king bed or two queen beds, some Jacuzzi suites are available and some rooms have refrigerators, coffee makers and microwaves.

     Guest Profile and Local Competition. Approximately 50% of the hotel's business is related to commercial activity from local businesses. The remainder of the hotel's business consists of overnight travelers and general demand generated by the hotel's proximity to the Carlisle Fairgrounds and the Army War College. We consider our primary competition to be the Holiday Inn in Carlisle, Pennsylvania.

HAMPTON INN, SELINSGROVE, PENNSYLVANIA

     Description. The Hampton Inn, Selinsgrove, Pennsylvania is located on Pennsylvania Routes 11 and 15. The hotel, which opened in September 1996, is a 75-room, three story, limited service hotel. Amenities include an indoor pool, hot tub, fitness center, meeting facilities, complimentary continental breakfast and 24-hour coffee. All rooms have one king bed or two queen beds, some Jacuzzi suites are available and some rooms have refrigerators, coffee makers and microwaves. The Hampton Inn in Selinsgrove was recently named one of the top hotels in the entire Hampton Inn system, receiving the hotel chain's Circle of Excellence Award. The award recognizes superior quality and guest satisfaction and is the highest distinction a Hampton Inn hotel can receive.

     Guest Profile and Local Competition. Approximately 80% of the hotel's business is related to commercial activity from local businesses. The remainder of the hotel's business consists of pleasure travelers, transient guests and demand generated by the hotel's proximity to area universities and Knoebels Amusement Park. We consider our primary competition to be the Best Western near Selinsgrove, Pennsylvania.

HAMPTON INN AND SUITES, HERSHEY, PENNSYLVANIA

     Description. The Hampton Inn and Suites is located at 749 East Chocolate Avenue in Hershey, Pennsylvania. The hotel opened in September 1999 and has 110 rooms, 35 of which are suites. The hotel is located near all of the major attractions in Hershey, including the amusement park and the Hershey chocolate factory. Amenities include an indoor pool, exercise room, hot tub, meeting facilities, complimentary continental breakfast and 24-hour coffee.

     Guest Profile and Local Competition. The majority of the hotel guests consist of tourists and overnight travelers. The hotel's close proximity to all Hershey attractions makes this property especially attractive to leisure travelers. The hotel's primary competitors are the Hilton Garden Inn, Comfort Inn, Holiday Inn Express and Springhill Suites.

HAMPTON INN, NEWNAN, GEORGIA

     Description. The Hampton Inn, Newnan, is located in one of Atlanta's fastest growing counties. This 91-room hotel sits adjacent to Interstate I-85 and features traditional Hampton Inn architecture with three floors on poured concrete. This hotel features an outdoor pool, fitness centers, and full-service meeting room.

     Guest Profile and Local Competition. The primary demand generators for the Hampton Inn, Newnan, include several major corporations located in the industrial park, which include Yokogawa, Johnson-Yokogawa, Yamaha, Kawasaki, Ryder, Ritchie Brothers, and Southern States Vehicle Auctions. The industrial park is slated for expansion and Coweta County's population has grown by over 40% since 1991. Leisure demand is generated by weddings, festivals, local racetracks and a tourist base. The main competition for this hotel includes the Jameson Inn, Springhill Suites, Comfort Inn, Best Western and Holiday Inn Express.

HAMPTON INN, PEACHTREE, GEORGIA

     Description. This Hampton Inn is located in the Atlanta community of Peachtree City. This 61-room, limited service hotel opened in 1994. A poured concrete structure, this two-story building features the traditional Hampton Inn architecture with metal rooflines and an ample porte-cochere. This hotel features an outdoor pool and has an oversize fitness facility. The hotel has a meeting room that can accommodate 25 persons.

     Guest Profile and Local Competition. Peachtree City is home to over ten Fortune 500 companies and boasts a two million square foot industrial park.
Several major Japanese companies, including Panasonic, Hoshizaki, TDK and Shinsei, are headquartered in Peachtree City. The hotel's primary competitors are the Holiday Inn, Sleep Inn, and Days Inn located in Peachtree City.

HOLIDAY INN EXPRESS, LONG ISLAND CITY (MIDTOWN TUNNEL), NEW YORK

     Description. This Holiday Inn Express is located adjacent to the entrance of the Midtown Tunnel in Long Island City and is within minutes from midtown Manhattan. This 79-room, limited service hotel opened in 2001. A poured concrete structure, this three-story building is conveniently located alongside the Long Island Expressway.

     Guest Profile and Local Competition. Long Island City is within minutes of midtown Manhattan and is accessible via car or via direct access to the subway line into Times Square. The hotel also serves numerous corporate headquarters and businesses within Queens and is located within six miles of La Guardia airport and within 13 miles of the JFK International Airport. The hotel competes directly with the Best Western and numerous other limited service hotels within Long Island City and Manhattan.

HOLIDAY INN HOTEL AND CONFERENCE CENTER, HARRISBURG, PENNSYLVANIA

     Description. The Holiday Inn Hotel and Conference Center, Harrisburg, Pennsylvania is located at the intersection of the Pennsylvania Turnpike exit 18 and Interstate 83, ten minutes from downtown, Harrisburg International Airport and Hershey Park. The hotel opened in 1970 as a Sheraton Inn and was converted to a Ramada Inn in 1984. It was completely renovated and converted to a Holiday Inn in September 1995. This hotel has 196 deluxe guest units and is a full service hotel, including a full service restaurant as well as a nightclub. Amenities include an indoor tropical courtyard with a pool and Jacuzzi as well as a banquet and conference facility for up to 700 people.

     Guest Profile and Local Competition. Approximately 40% of the hotel's business is related to commercial activity from local businesses. The remainder of the hotel's business consists of overnight travelers visiting Hershey and Harrisburg. We consider our primary competition to be the Radisson Penn Harris in Camp Hill, Pennsylvania.

     Additional Information Regarding Depreciation. This is our only hotel that generates more than 10% of our revenue. The federal tax basis is $1,238,000. The depreciation method used is Modified Accelerated Recovery System and the depreciation rate is based upon tables issued by the Internal Revenue Service for properties utilizing this depreciation method. The life claimed with respect to this property for purposes of depreciation is 39 years.

COMFORT INN, HARRISBURG, PENNSYLVANIA

     Description. The Comfort Inn, Harrisburg, Pennsylvania is located 8 miles north of Hershey, Pennsylvania at 7744 Linglestown Road off exit 27 of Interstate 81. The hotel opened in May 1998. It is an 81-room limited service hotel. Amenities include an indoor pool, hot tub, fitness center, meeting facilities, complimentary continental breakfast and 24-hour coffee. All rooms have one king bed or two queen beds and some Jacuzzi suites are available.

     Guest Profile and Local Competition. Approximately 25% of the hotel's business is related to commercial activity from local businesses. The hotel's group business, which accounts for approximately 5% of its business, is generated from area institutions, local weddings and local social and sporting events. The remainder of the hotel's business consists of transient and recreational travelers generated by its proximity to Hershey, Pennsylvania. We consider our primary competition to be the Holiday Inn in Grantville, Pennsylvania.

COMFORT SUITES, DULUTH, GEORGIA

     Description. The Comfort Suites, Gwinnett Place Mall is located just off Pleasant Hill Road and Interstate 85 at exit 40. Opened in June 1996, this
85-suite hotel features large spacious guest suites each equipped with a king size bed or two double beds. Amenities include a fitness center, Jacuzzi within a large sunroom, indoor pool and meeting facilities with a 60 person capacity.

     Guest Profile and Local Competition. Numerous local business parks in Duluth, Norcross and Lawrenceville play a vital role in the hotel's success. Companies such as Scientific Atlanta, Primerica Financial Services, NCR,
Motorola, Hitachi, and Lucent Technologies all have major offices in the area and use this hotel frequently for room nights and meeting space. The leisure market is fueled by the Gwinnett Place Mall and many local events. We consider the hotel's primary competitors to be the Holiday Inn Express, the Hampton Inn & Suites, the Courtyard Gwinnett Mall and the Fairfield Inn.

MAINSTAY SUITES, KING OF PRUSSIA, PENNSYLVANIA

     Description.  This  Mainstay  Suites  is  located just off the Pennsylvania
Turnpike and is part of a unique dual branded hotel, the first to feature a Mainstay Suites and Sleep Inn under one roof. This unique property combines many amenities convenient for both the business and leisure traveler. This 69-room hotel opened in 2000 and the suites include fully-equipped kitchens, a comfortable living room and a spacious work area.

     Guest Profile and Local Competition. This hotel serves both the nearby corporate market as well as the strong leisure demand generators such as the Valley Forge Historic Park, Valley Forge Convention Center, King of Prussia Mall. The hotel is within twenty miles of downtown Philadelphia and serves all of the corporate and leisure demand generators of this market. The hotel's primary competition includes the Fairfield Inn, Best Western, Comfort Inn and McIntosh Inn located within King of Prussia.

SLEEP INN, KING OF PRUSSIA, PENNSYLVANIA

     Description. This Sleep Inn is located just off the Pennsylvania Turnpike and is part of a unique dual branded hotel, the first to feature a Mainstay Suites and Sleep Inn under one roof. This unique property combines many amenities convenient for both the business and leisure traveler. This 87-room limited service hotel opened in 2000.

     Guest Profile and Local Competition. This hotel serves both the nearby corporate market as well as the strong leisure demand generators such as the Valley Forge Historic Park, Valley Forge Convention Center and King of Prussia Mall. The hotel is within twenty miles of downtown Philadelphia and serves all of the corporate and leisure demand generators of this market. The hotel's primary competition includes the Fairfield Inn, Best Western, Comfort Inn and McIntosh Inn all located within King of Prussia.

SLEEP INN, CORAPOLIS, PENNSYLVANIA

     Description. The Sleep Inn is located six miles from the Pittsburgh International Airport and thirteen miles from downtown Pittsburgh. This hotel was constructed in 1998 and has 143 guest rooms. The hotel's amenities include an indoor pool, fitness center, an 800-square foot conference facility, and a complimentary breakfast.

     Guest Profile and Local Competition. The majority of the hotel's business consists business travelers, leisure travelers and airline employees utilizing the Pittsburgh International Airport. The hotel's primary competitors are the Holiday Inn and Comfort Inn located near the airport.

CLARION SUITES, PHILADELPHIA, PENNSYLVANIA

     Description. The Clarion Suites, Philadelphia, Pennsylvania is located at 1010 Race Street, one half block from the newly-developed Philadelphia convention center and six blocks from the Independence Hall historic district and the Liberty Bell. The hotel is located in the historic Bentwood Rocking Chair Company building, which was constructed in 1896 and converted to a Quality Suites hotel in the 1980s. The hotel was purchased by some of our executive officers, trustees and their affiliates as a Ramada Suites in 1995 and substantially rehabilitated. These individuals and their affiliates later converted the hotel to a Clarion Suites. The hotel has 96 executive suites with fully-equipped kitchens and an eight-story interior corridor with Victorian style architecture. The hotel has a lounge featuring light fare and a comedy cabaret. Amenities include two large meeting rooms, boardrooms, a fitness room and a complimentary continental breakfast.

     Guest Profile and Local Competition. Approximately 20% of the hotel's business is comprised of leisure travelers and transient guests related to its close proximity to the historic district. The remainder of the hotel's business is due to commercial activity from local businesses and people visiting area residents. We consider our primary competition to be all Center City, Philadelphia hotels.

RE-PRICING

     We have acquired, and expect to acquire in the future, from affiliates of certain of our executive officers and trustees, newly-developed or newly-renovated hotels that do not have an operating history that would allow us to make purchase price decisions based on historical performance. In buying these hotels we have utilized, and expect to continue to utilize, a "re-pricing" methodology that, in effect, adjusts the initial purchase price for the hotel, one or two years after we initially purchase the hotel, based on the actual operating performance of the hotel during the previous twelve months. All purchase price adjustments are approved by a majority of our independent trustees.

     The initial purchase price for each of these hotels was based upon management's projections of the hotel's performance for one or two years following our purchase. The leases for these hotels provide for fixed initial rent for the one- or two-year adjustment period that provides us with a 12% annual yield on the initial purchase price, net of certain expenses:

     -    property  and  casualty  insurance  premiums,

     -    real  estate  and  personal  property  taxes,  and

     - a reserve for furniture, fixtures and equipment equal to 4% (6% in the case of a full-service hotel) of gross revenues per quarter at each hotel.

At the end of the one- or two-year period, we calculate a value for the hotel, based on the actual net income during the previous twelve months, net of certain expenses, such that it would have yielded a 12% return. We then apply the percentage rent formula to the hotel's historical revenues for the previous twelve months on a pro forma basis. If the pro forma percentage rent formula would not have yielded a pro forma annual return to us of 11.5% to 12.5% based on this calculated value, this value is adjusted either upward or downward to produce a pro forma return of either 11.5% or 12.5%, as applicable. If this final purchase price is higher than the initial purchase price, then the seller of the hotel will receive consideration in an amount equal to the increase in price. If the final purchase price is lower than the initial purchase price, then the sellers of the hotel will return to us consideration in an amount equal to the difference. Any purchase price adjustment will be made either in operating partnership units or cash as determined by our Board of Trustees, including the independent trustees. Any operating partnership units issued by us or returned to us as a result of the purchase price adjustment historically have been valued at $6.00 per unit. Any future adjustments will be based upon a value per unit approved by our Board of Trustees, including our independent trustees. The sellers are entitled to receive quarterly distributions on the operating partnership units prior to the units being returned to us in connection with a downward purchase price adjustment.

     We re-priced seven of our hotels acquired in connection with our initial public offering based upon operating results as of December 31, 1999 or December 31, 2000. Before we implemented the current pricing methodology in December 2000, our pricing methodology provided for re-pricing of a hotel if there was any variance from our initial forecasted 12% return. Under this previous pricing methodology, as of January 1, 2000, we issued an aggregate of 235,026 additional operating partnership units in connection with the re-pricing of the Holiday Inn, Milesburg; the Comfort Inn, Denver; and the Comfort Inn, Harrisburg, each of which subsequently was sold. In addition, on January 1, 2001, we issued an aggregate of 531,559 additional operating partnership units in connection with the re-pricing of the Holiday Inn Express, Hershey; Hampton Inn, Carlisle; Holiday Inn Express, New Columbia; and the Comfort Inn, Harrisburg. We also issued 175,538 operating partnership units at a value equal to approximately $1 million in connection with the repricing of the Comfort Inn, Jamaica, New York located at John F. Kennedy International Airport prior to its sale in June 2001. Since our initial public offering, we have acquired seven additional hotels from some of our executive officers, trustees and their affiliates for initial prices that will be adjusted based upon operating results at December 31, 2001 or 2002.

OUR LESSEES

     In order for us to qualify as a REIT, we cannot operate hotels. Therefore, we lease each of our hotels to management companies to operate our hotels. We lease 14 of our hotels to HHMLP, a Pennsylvania limited partnership. HHMLP, our affiliated lessee. HHMLP is owned by Messrs. Hasu P. Shah, our chairman, chief executive officer and trustee, K.D. Patel, one of our trustees, Rajendra O. Gandhi, our treasurer, Kiran P. Patel, our secretary, certain officers of HHMLP and other affiliated individuals. We lease our four hotels located in Atlanta to subsidiaries of Noble Investment Group, Ltd., an unaffiliated third party real estate development and hotel management company. In addition, HHMLP provides administrative services to us for a fixed annual fee.

BUSINESS STRATEGY

     We seek to enhance shareholder value by increasing amounts available for distribution to our shareholders by (i) acquiring additional hotels that meet our investment criteria as described below and (ii) participating in any increased revenue from our hotels through the percentage leases.

ACQUISITION STRATEGY

     Since our initial public offering in January 1999, we have concentrated on economy, mid-scale and upper-economy hotels located in diverse markets. We recently have re-focused our business strategy to acquiring hotels in leading central business districts, in close proximity to airports and in suburban areas around major metropolitan markets.

     Our acquisition policy is to acquire hotels for which we expect to receive rents at least equal to 12% of the purchase price paid for each hotel, net of:

     -    property  and  casualty  insurance  premiums,

     -    real  estate  and  personal  property  taxes,  and

     - a reserve for furniture, fixtures and equipment equal to 4% (6% in the case of a full-service hotel) of gross revenues per quarter at each hotel.

Our trustees, however, may change our acquisition policy at any time without the approval of our shareholders.

     In addition, we intend to acquire hotels that meet one or more of the following criteria:

  - nationally-franchised hotels such as Comfort Inn(R), Fairfield Inn(R), Marriott Courtyard(R), Hampton Inn(R), Hilton Garden Inn(R), Holiday Inn(R) and Holiday Inn Express(R) hotels, and limited service extended-stay hotels such as Comfort Suites(R), Homewood Suites(R), Main Stay Suites(R), Staybridge Suites(R), Embassy Suites(R), Summerfield Suites(R) and Residence Inn by Marriott(R) hotels;

  - hotels with significant barriers to entry, such as high development costs, limited availability of land and the presence of similarly branded hotels;

  - poorly-managed hotels, which could benefit from new management, a new marketing strategy and association with a national franchisor;

  - hotels in a deteriorated physical condition that could benefit significantly from renovations; and

  - hotels in attractive locations that we believe could benefit significantly by changing franchises to a superior brand.

New acquisitions may include hotels newly developed by some of our executive officers, trustees and their affiliates.

     In addition to the direct acquisition of hotels, we may make investments in hotels through joint ventures with strategic partners or through equity contributions, sales and leasebacks or secured loans. We identify acquisition candidates located in markets with economic, demographic and supply dynamics favorable to hotel owners and operators. Through our extensive due diligence process, we select those acquisition targets where we believe selective capital improvements and intensive management will increase the hotel's ability to attract key demand segments, enhance hotel operations and increase long-term value.

     Any additional investments in hotels may be financed, in whole or in part, with undistributed cash, subsequent issuances of priority common shares or other securities or borrowings. Our policy is to limit consolidated indebtedness to less than 67% of the aggregate purchase prices for our hotels. The trustees, however, may change this policy without the approval of our shareholders. The aggregate purchase prices for our eighteen hotels, owned as of December 31, 2001, was approximately $100.0 million and our indebtedness as of December 31, 2001 was approximately $58.6 million, which represents approximately 58.6% of the aggregate purchase price of our hotels.

     Pursuant to the Option Agreement, our operating partnership has the option to acquire any hotels owned or developed in the future by some of our executive officers, trustees and their affiliates within fifteen miles of any of our hotels for two years after acquisition or development.

DISPOSITION STRATEGY

     We will evaluate our core hotels on a periodic basis to determine if these hotels continue to satisfy our new investment criteria. We may sell hotels opportunistically based upon management's forecast and review of the cash flow potential for the hotel and re-deploy the proceeds into debt reduction or acquisitions of hotels. We utilize several criteria to determine the long-term potential of our core hotels. Hotels are identified for sale based upon management's forecast of the strength of the hotel's cash flows and its ability to remain accretive to our portfolio. Our decision to sell an asset is often predicated upon the size of the hotel, strength of the franchise, property condition and related costs to renovate the property, strength of market demand generators, projected supply of hotel rooms in the market, probability of increased valuation and geographic profile of the hotel.

     We have sold four hotels since the initial public offering to third parties and have sold two hotels back to some of our executive officers, trustees and their affiliates to prevent the REIT from having to take on seller financing. See Section under the Heading: "Certain Relationships and Transactions - Sales of Hotels Back to Some of Our Executive Officers, Trustees and Their Affiliates."

     All asset sales are comprehensively reviewed by our Board of Trustees, including our independent trustees. A majority of the independent trustees must approve the terms of all asset sales.

FINANCING

     We may finance additional investments in hotels, in whole or in part, with undistributed cash, issuances of priority common shares or operating partnership 0 units, cash received from the disposition of hotels or borrowings. Our debt policy is to limit consolidated indebtedness to less than 67% of the aggregate purchase prices paid for the hotels in which we invest. Our Board of Trustees, however, may change the debt policy without the approval of our shareholders. The aggregate purchase prices for our eighteen hotels, owned as of December 31, 2001, was approximately $100.0 million, and our indebtedness at December 31, 2001 was approximately $58.6 million, which represents approximately 58.6% of the aggregate purchase price for our hotels.

     In February 2000, we entered into a portfolio refinancing of seven of our hotel properties for approximately $22.1 million. Outstanding borrowings under the refinancing bear interest at a fixed rate of 8.94%, have a total loan amortization period of 23.5 years and have a maturity date of February 2010. The first eighteen months of the loan is structured to be interest only financing with no principal pay off during the period. The loan proceeds were utilized to pay off existing loans, to pay accrued distributions to the limited partners of our operating partnership and to acquire hotel properties.

     We maintain a credit line with Sovereign Bank for $11.5 million. Outstanding borrowings under the line of credit bear interest at the bank's prime rate. The line of credit is collateralized by first mortgages on three of our hotels. The interest rate on borrowings under the line of credit at December 31, 2001 was 5.0%. The line of credit expires on August 8, 2003. We have the option to extend the line of credit for an additional twelve months upon expiration. The outstanding principal balance on the line of credit was approximately $7.0 million at December 31, 2001.

THE PERCENTAGE LEASES

     Our hotels are operated by our lessees, HHMLP and Noble, pursuant to percentage leases. We intend to lease any hotels acquired in the future to operators, including both our lessees and operators unaffiliated with our lessees. Future leases with our lessees generally will be similar to the percentage leases. Future leases with operators unaffiliated with our lessees may or may not be similar to the percentage leases. We will negotiate the terms and provisions of each future lease, depending on the purchase price paid, economic conditions and other factors deemed relevant at the time.

     Each percentage lease with HHMLP has an initial non-cancelable term of five years. All, but not less than all, of these leases may be extended for an additional five-year term at HHMLP's option. At the end of the first extended term, HHMLP, at its option, may extend some or all of the leases for an additional five-year term. The percentage leases are subject to early termination upon the occurrence of defaults thereunder and certain other events described therein.

     Each percentage lease with Noble has an initial non-cancelable term of three years. These leases may be extended for an additional three-year period at Noble's option and upon agreement by both parties for an additional three-year period.

     The percentage leases are designed to allow us to participate in growth in revenues at our hotels. The percentage lease formulas are based on certain projections including projected revenues for the newly-developed and newly-renovated hotels. We can give no assurance that future revenues for the hotels will be consistent with prior performance or the estimates. With respect to hotels subject to purchase price adjustment, until the purchase price adjustment dates the rent is a fixed annual rent payable quarterly. After the adjustment dates, rent will be computed based on a percentage of revenues of those hotels. These percentage leases generally provide for the lessees to pay in each month or calendar quarter the greater of a base rent or percentage rent. The percentage rent for each hotel leased to HHMLP is comprised of:

     -    a  percentage  of  room  revenues  up  to  a certain threshold amount,

     - a percentage of room revenues in excess of the first threshold but less than a second incentive threshold,

     - a percentage of room revenues in excess of the second incentive threshold and

     -    a  percentage  of  revenues  other  than  room  revenues.

The  percentage  rent  for  each  hotel  leased  to  Noble  is  comprised  of:

     -    a  percentage  of  room  revenues  up  to  an  incentive threshold and

     -    a  percentage  of  room  revenues  above  this  threshold  amount.

The incentive thresholds are designed to provide incentive to our lessees to generate higher revenues at each hotel by reducing the percentage of revenue paid as rent above certain thresholds. In the case of any newly-renovated hotels or newly-developed hotels, our lessees pay a fixed rent until an adjustment date, after which our lessees pay the greater of the base rent or percentage rent.

     The following table sets forth (i) room revenue, (ii) other revenue, (iii) the fixed rent, if applicable, (iv) the annual base rent and (v) the percentage rent formulas:

                           Room         Other        Initial       Annual                        Percentage
       Hotel            Revenue(1)   Revenue(1)    Fixed Rent    Base Rent                      Rent Formula
----------------------  -----------  -----------  -------------  ----------  ---------------------------------------------------
HOLIDAY INN EXPRESS

Hershey, PA             $1,913,248   $   49,577   $  794,686(2)  $  364,000  42.1% of room revenue up to $1,479,523, plus
                                                                             65.0% of room revenue in excess of $1,479,523
                                                                             but less than $1,740,615, plus 29.0% of room
                                                                             revenue in excess of $1,740,615, plus 8.0% of
                                                                             all non-room revenue.

Long Island City, NY          --(5)        --(5)  $1,179,389(4)  $  552,468  43.96% of room revenue up to $2,117,542, plus
                                                                             65.0% of room revenue in excess of $2,117,542
                                                                             but less than $2,491,226, plus 29.0% of room
                                                                             revenue in excess of $2,491,226, plus 8.0% of
                                                                             all non-room revenue.

New Columbia, PA        $1,175,841   $   29,110   $  498,198(2)  $  227,500  46.7% of room revenue up to $850,986, plus
                                                                             65.0% of room revenue in excess of $850,986 but
                                                                             less than $1,001,160, plus 29.0% of room
                                                                             revenue in excess of $1,001,160, plus 8.0% of
                                                                             all non-room revenue.

Duluth, GA              $1,273,535   $   55,383   N/A            $  533,000  43.47% of room revenue up to $1,226,000, plus
                                                                             40% of room revenues in excess of $1,226,000.

HAMPTON INN:

Carlisle, PA            $  659,861   $    8,421   $  699,062(2)  $  325,000  42.3% of room revenue up to $1,293,906, plus
                                                                             65.0% of room revenue in excess of $1,293,906
                                                                             but less than $1,522,242, plus 29.0% of room
                                                                             revenue in excess of $1,522,242, plus 8.0% of
                                                                             all non-room revenue.

Danville, PA            $1,456,573   $   31,924   $  504,116(3)  $  234,000  43.2% of room revenue up to $916,749, plus 65%
                                                                             of room revenue in excess of $916,749 but less
                                                                             than $1,078,528, plus 29.0% of room revenue in
                                                                             excess of $1,078,528, plus 8.0% of all non-room
                                                                             revenue.

Selinsgrove, PA         $1,271,943   $   46,148   N/A            $  308,469  49.0% of room revenue up to $1,081,152, plus
                                                                             65.0% of room revenue in excess of $1,081,152
                                                                             but less than $1,271,943, plus 29.0% of room
                                                                             revenue in excess of $1,271,943, plus 8.0% of
                                                                             all non-room revenue.

Hershey, PA             $2,094,432   $   55,150   $1,040,476(3)  $  487,528  51.2% of room revenue up to $1,643,560, plus
                                                                             65% of room revenue in excess of $1,643,560 but
                                                                             less than $1,993,600, plus 29.0% of room reve
                                                                             nue in excess of 1,933,600, plus 8.0% of all
                                                                             non-room revenue.


                                       30

                           Room         Other        Initial       Annual                        Percentage
         Hotel          Revenue(1)   Revenue(1)    Fixed Rent    Base Rent                      Rent Formula
----------------------  -----------  -----------  -------------  ----------  ---------------------------------------------------

Newnan, GA              $1,548,757   $   66,905   N/A            $  965,000  53.76% of room revenue up to $1,795,000, plus
                                                                             40% of room revenues in excess of $1,795,000.

Peachtree City, GA      $1,081,909   $   38,034   N/A            $  557,000  46.85% of room revenue up to $1,189,000, plus
                                                                             40% of room revenues in excess of $1,189,000.

COMFORT INN:

Harrisburg, PA          $1,382,002   $   40,528   $  514,171(2)  $  234,000  40.7% of room revenue up to $980,050, plus
                                                                             65.0% of room revenue in excess of $980,050 but
                                                                             less than $1,153,000, plus 29.0% of room reve
                                                                             nue in excess of $1,153,000, plus 8.0% of all non-
                                                                             room revenue.

COMFORT SUITES:

Duluth, GA              $1,561,630   $   54,460   N/A            $  745,000  47.54% of room revenue up to $1,567,000, plus
                                                                             40% of room revenue in excess of $1,567,000.

HOLIDAY INN EXPRESS
& SUITES:

Harrisburg, PA          $1,360,163   $   36,970   $  404,031(3)  $  175,500  35.3% of room revenue up to $855,611, plus 65%
                                                                             of room revenue in excess of $855,611 but less
                                                                             than $1,006,601, plus 29.0% of room revenue in
                                                                             excess of $1,006,601, plus 8.0% of all non-room
                                                                             revenue.

HOLIDAY INN HOTEL AND
CONFERENCE CENTER:

Harrisburg, PA          $3,103,820   $1,787,958   N/A            $  675,921  44.3% of room revenue up to $2,638,247, plus
                                                                             65% of room revenue in excess of $2,638,247 but
                                                                             less than $3,103,820, plus 31.0% of room
                                                                             revenues in excess of $3,103,820, plus 8.0% of
                                                                             all non-room revenue.

SLEEP INN:

Corapolis, PA            1,763,185       44,826   $  838,280(4)  $  357,500  37.6% of room revenue up to $1,700,000 plus
                                                                             65% of room revenues in excess of $1,700,000
                                                                             but less than $2,000,000, plus 29.0% of room
                                                                             revenue in excess of $2,000,000, plus 8.0% of
                                                                             all non-room revenue.

CLARION SUITES:

Philadelphia, PA        $2,350,702   $  319,950   N/A            $  418,593  36.1% of room revenue up to $1,998,097, plus
                                                                             65.0% of room revenue in excess of $1,998,097
                                                                             but less than $2,350,702, plus 29.0% of room
                                                                             revenue in excess of $2,350,702, plus 8.0% of
                                                                             all non-room revenue.

MAINSTAY SUITES AND
SLEEP INN:

King of Prussia, PA(6)  $  684,074   $   33,400   $1,352,010(4)  $  613,798  43.7% of room revenue up to $2,434,590 plus
                                                                             65% of room revenues in excess of $2,434,590
                                                                             but less than $2,864,224 plus 29.0% of room
                                                                             revenue in excess of $2,864,224, plus 8.0% of
                                                                             all non-room revenue.
__________________

(1) For year ended December 31, 2000.
(2) Initial fixed rent period expired on December 31, 2000, at which time this hotel was re-priced according to our re-pricing methodology.  See "Business and Properties-Re-pricing."
(3) Initial fixed rent period expires on December 31, 2001, at which time this hotel will be re-priced according to our re-pricing methodology.  See "Business and Properties - Re-pricing."
(4) Initial fixed rent period expires on December 31, 2002, at which time this hotel will be re-priced according to our re-pricing methodology.  See "Business and Properties-Re-pricing."
(5) Hotel commenced operations as of March 1, 2001.


                                       31

(6)  Dual  branded  hotel  that  includes both a Mainstay Suites and a Sleep Inn under one roof.  We entered into one lease with respect  to  these  two  hotels.

     Other than real estate and personal property taxes; ground lease rent (where applicable); the cost of certain furniture, fixtures and equipment; certain capital expenditures; and property and casualty insurance premiums, all of which are our obligations, the percentage leases require our lessees to pay the operating expenses of the hotels (including insurance other than property and casualty insurance, all costs, expenses, utility and other charges incurred in the operation of the hotels) during the term of the percentage leases. The percentage leases also provide for rent reductions and abatements in certain cases in the event of damage, destruction or a partial taking of any of our hotels.

     Under the percentage leases, we make available to our lessees for the replacement and refurbishment of furniture, fixtures and equipment and other capital improvements, determined in accordance with generally accepted accounting principles, when and as deemed necessary by the lessees, an amount equal to 4% (6% for the Holiday Inn Hotel and Conference Center, Harrisburg, PA) of gross revenues per quarter on a cumulative basis. Our obligation will be carried forward to the extent that the lessees have not expended such amount, and any unexpended amounts will remain our property upon termination of the percentage leases. Other than as described above, our lessees are responsible for all repair and maintenance of the hotels and any capital improvements thereto.

     Our lessees, at their expense, may make non-capital and capital additions, modifications or improvements to the hotels, provided that such action does not significantly alter the character or purposes of the hotels or significantly detract from the value or operating efficiencies of the hotels. All of these alterations, replacements and improvements are subject to all the terms and provisions of the percentage leases and will become our property upon termination of the leases. We own substantially all personal property (other than inventory, linens and other non-depreciable personal property) not affixed to, or deemed a part of, the real estate or improvements on the hotels, except to the extent that ownership of such personal property would cause the rent under a percentage lease not to qualify as "rents from real property" for REIT income test purposes.

     We are responsible for paying or reimbursing our lessees for real estate and personal property taxes on our hotels (except to the extent that personal property associated with the hotels is owned by the lessees), and all premiums for property and casualty insurance. Our lessees are required to pay for all other insurance on the hotels, including comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to our hotels, and to name us as an additional named insured.

     Our lessees are not permitted to sublet all or any part of our hotels or assign their interest under any of the percentage leases without our prior written consent. No assignment or subletting will release our lessees from any of their obligations under the percentage leases.

     In the event of damage to or destruction of any hotel, covered by insurance, that renders the hotel unsuitable for its primary intended use, the percentage lease will terminate as of the date of the casualty, neither we nor our lessees shall have any further liability under the percentage lease, and we will retain all insurance proceeds. In the event of damage to or destruction of any hotel covered by insurance that does not render that hotel unsuitable for its primary intended use, we (or, at our election, our lessees) will restore the hotel, the percentage lease will not terminate and we will retain all insurance proceeds (if, however, our lessees restore the hotel, the insurance proceeds will be paid out by us to the lessees). If the cost of restoration exceeds the amount of insurance proceeds received by us, we will contribute any excess amounts prior to requiring our lessees to commence work. In the event of damage to or destruction of any hotel not covered by insurance, whether or not such damage or destruction renders the hotel unsuitable for its primary intended use, we at our option either (i) will restore the hotel at our cost and expense and the percentage lease will not terminate or (ii) will terminate the percentage lease and neither we nor our lessees shall have any further liability under the percentage lease. Any damage or destruction notwithstanding, and provided the percentage lease has not been terminated, our lessees' obligation to pay rent will remain unabated by any damage or destruction that does not result in a reduction of gross revenues at the hotel. If any damage or destruction results in a reduction of such gross revenues, we will receive all loss of income insurance and our lessees will not have an obligation to pay rent in excess of the amount of percentage rent, if any, realizable from gross revenues generated by the operation of the hotel during the existence of such damage or destruction.

     In the event of a total condemnation of any of our hotels, or in the event of a partial taking that renders the hotel unsuitable for its primary intended use, either we or our lessees will have the option to terminate the relevant percentage lease as of the date of taking, and we and our lessees will be entitled to their shares of the condemnation award in accordance with the provisions of the percentage lease. In the event of a partial taking that does not render the hotel unsuitable for its primary intended use, we (or, at our option, our lessees) will restore the untaken portion of the hotel to a complete architectural unit and we shall contribute the cost of such restoration in accordance with the provisions of the percentage lease. In the event of a partial taking, the base rent will be abated taking into consideration, among other factors, the number of usable rooms, the amount of square footage, or the revenues affected by the partial taking.

     Events of default under the percentage leases include, among others, the following:

          (i) the failure by our lessees to pay base rent, percentage rent (or, fixed rent, as applicable) or any additional charges when due and the continuation of such failure for a period of 10 days after receipt by our lessees of notice from us that the same has become due and payable, provided that we shall not be required to give any such notice more than twice in any lease year and that any third or subsequent failure by our lessees during such lease year to make any payment of base rent or percentage rent (or, fixed rent, as applicable) on the date the same becomes due and payable shall constitute an immediate event of default;

          (ii) the failure by our lessees to observe or perform any other term of a percentage lease and the continuation of such failure for a period of 30 days after receipt by our lessees of notice from us thereof, unless: (A) such failure cannot be cured within such period and our lessees commences appropriate action to cure such failure within such 30-day period and thereafter acts, with diligence, to correct such failure within such time as is necessary, provided in no event shall such period exceed 120 days, which 120-day period shall cease to run during any period that a cure of such failure is prevented by certain unavoidable delays and shall resume running upon the cessation of such unavoidable delay; and (B) such failure does not result in a notice or declaration of default under any material contract or agreement to which we or any affiliate thereof is a party or by which any of our assets are bound;

          (iii) if our lessees shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law; shall be adjudicated a bankrupt; shall make an assignment for the benefit of creditors; shall admit in writing its inability to pay its debts generally as they become due; if a petition or answer proposing the adjudication of our lessees as a bankrupt or their its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and our lessees shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 60 days after the entry of an order in respect thereof; if a receiver of our lessees or of the whole or substantially all of the assets of our lessees shall be appointed in any proceeding brought by our lessees; or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against our lessees and shall not be vacated or set aside or stayed within 60 days after such appointment;

          (iv) if our lessees liquidate or dissolve; begin proceedings toward such liquidation or dissolution, or in any manner cease to do business or permit the sale or divestiture of substantially all of their assets;

          (v) if the estate or interest of our lessees in the percentage lease or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any proceeding (for this purpose, a change in control of our lessees constitutes an assignment of the lease);

          (vi) if our lessees voluntarily discontinue operations of any of our hotels except as a result of damage, destruction or condemnation;

          (vii) if the franchise license with respect to any of our hotels is terminated by the franchisor as a result of any action or failure to act by our lessees or their agents, other than the failure to complete improvements required by a franchisor because our operating partnership fails to pay the costs of such improvements; or

          (viii) the occurrence of an event of default occurs under any other percentage lease between us and our lessees.

     If an event of default occurs and continues beyond any curative period, we will have the option of terminating the percentage lease and any or all other percentage leases by giving our lessees 10 days' written notice of the date for termination of the percentage leases and, unless such event of default is cured prior to the termination date set forth in such notice, the percentage leases shall terminate on the date specified in our notice and the lessees shall be required to surrender possession of the affected hotels.

     In the event we enter into an agreement to sell or otherwise transfer one of our hotels to a third party, we have the right to terminate the percentage lease with respect to such hotel if within six months after the closing of such sale we either (i) pay our lessee the fair market value of our lessees' leasehold interest in the remaining term of the percentage lease to be terminated, or (ii) offer to lease to our lessee one or more substitute hotels on terms that would create a leasehold interest in such hotels with a fair market value equal to or exceeding the fair market value of our lessee's remaining leasehold interest under the percentage lease to be terminated.

     Upon notice from our lessees that we have breached any of the leases, we will have 30 days to cure the breach or proceed to cure the breach, which period may be extended in the event of certain specified, unavoidable delays.

     All inventory required in the operation of our hotels is and will be purchased and owned by our lessees at their expense. We will have the option to purchase all inventory related to a particular hotel at fair market value upon termination of the percentage lease for that hotel.

FRANCHISE LICENSES

     Holiday Inn Express and Holiday Inn are registered trademarks of Six Continents Hotels Plc; Hampton Inn is a registered trademark of Hilton Hotels Corporation, and Comfort Inn, Comfort Suites, Mainstay Suites, Sleep Inn and Clarion Suites are registered trademarks of Choice Hotels International.

     We anticipate that most of the additional hotels in which we invest will be operated under franchise licenses. We believe that the public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

     The franchise licenses generally specify certain management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. The franchise licenses obligate our lessees to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by our lessees, display of signage, and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

     The following table sets forth certain information in connection with the franchise licenses:

                 HOTEL                         EFFECTIVE DATE     EXPIRATION DATE    FRANCHISE FEE(1)
-------------------------------------------  ------------------  ------------------  ----------------
Holiday Inn Express, Long Island City, NY    December 28, 2000   December 28, 2010              8.00%
Holiday Inn Express, Hershey, PA             September 30, 1997  September 30, 2007             8.00%
Holiday Inn Express, New Columbia, PA        December 3, 1997    December 3, 2007               8.00%
Holiday Inn Express, Duluth, GA              May 20, 2000        May 20, 2010                   8.00%
Holiday Inn Hotel and Conference Center,
Harrisburg, PA                               September 29, 1995  September 29, 2005             7.50%
Holiday Inn Express and Suites, Harrisburg,
      PA                                     December 22, 1999   December 22, 2009              8.00%


                                       34

Hampton Inn, Danville, PA                    March 28, 1997      March 27, 2018                 8.00%
Hampton Inn, Carlisle, PA                    June 16, 1997       June 15, 2017                  8.00%
Hampton Inn, Selinsgrove, PA                 September 12, 1996  September 11, 2016             8.00%
Hampton Inn & Suites, Hershey, PA            September 24, 1998  September 23, 2019             8.00%
Hampton Inn, Newnan, GA                      April 20, 2000      April 19, 2021                 8.00%
Hampton Inn, Peachtree, GA                   April 20, 2000      April 19, 2021                 8.00%
Mainstay/Sleep Inn, King of Prussia, PA      November 30, 1997   November 30, 2017              7.50%
Comfort Inn, Harrisburg, PA                  May 15, 1998        May 15, 2018                   8.85%
Comfort Suites, Duluth, GA                   May 19, 2000        May 19, 2020                   8.00%
Clarion Suites, Philadelphia, PA             August 4, 1995      August 4, 2015                 6.05%
Sleep Inn, Corapolis, PA                     June 29, 1998       June 29, 2018                  8.35%

(1)     Percentage of room revenues payable to the franchisors.

     HOLIDAY INN EXPRESS(R) AND HOLIDAY INN(R) ARE REGISTERED TRADEMARKS OF SIX CONTINENTS, PLC. SIX CONTINENTS, PLC. HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HOLIDAY INN EXPRESS OR HOLIDAY INN FRANCHISE LICENSE IS NOT INTENDED, AND SHOULD NOT BE INTERPRETED, AS AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY SIX CONTINENTS, PLC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, OUR OPERATING PARTNERSHIP OR THE PRIORITY COMMON SHARES OFFERED HEREBY.

     HAMPTON INN(R) IS A REGISTERED TRADEMARK OF HILTON HOTELS CORPORATION. HILTON HOTELS CORPORATION HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HAMPTON INN FRANCHISE LICENSE IS NOT INTENDED, AND SHOULD NOT BE INTERPRETED, AS AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HILTON HOTELS CORPORATION (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, OUR OPERATING PARTNERSHIP OR THE PRIORITY COMMON SHARES OFFERED HEREBY.

     COMFORT INN(R), COMFORT SUITES(R), MAINSTAY SUITES(R), SLEEP INN(R) AND CLARION SUITES(R) ARE REGISTERED TRADEMARKS OF CHOICE HOTELS INTERNATIONAL. CHOICE HOTELS INTERNATIONAL HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A COMFORT INN, COMFORT SUITES, MAINSTAY SUITES, SLEEP INN OR CLARION SUITES FRANCHISE LICENSE IS NOT INTENDED, AND SHOULD NOT BE INTERPRETED, AS AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY CHOICE HOTELS INTERNATIONAL (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, OUR OPERATING PARTNERSHIP OR THE PRIORITY COMMON SHARES OFFERED HEREBY.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of our hotels, we, our operating partnership or our lessees may be potentially liable for any such costs.

     Phase I environmental assessments have been obtained on all of our hotels. The Phase I environmental assessments were intended to identify potential environmental contamination for which our hotels may be responsible. The Phase I environmental assessments included historical reviews of the hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of hazardous substances, toxic substances and underground storage tanks, and the preparation and issuance of a written report. The Phase I environmental assessments do not include invasive procedures, such as soil sampling or ground water analysis.

     The Phase I environmental assessments have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets, results of operations or liquidity, nor are we aware of any such liability. Nevertheless, it is possible that these environmental assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are not aware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the hotels will not be affected by the condition of the properties in the vicinity of our hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to us, our partnership or our lessees.

     We believe that our hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. Neither we nor, to our knowledge, have any of the current owners of any hotels we have sold been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matter in connection with any of our present or former properties.

                                      MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

     Our Board of Trustees consists of seven members, four of whom are independent trustees. All of the trustees serve staggered terms of two years and the trustees are divided into two classes. Each trustee in Class I holds office for a term expiring at the 2002 annual meeting of shareholders and each trustee in Class II holds office initially for a term expiring at the 2003 annual meeting of shareholders. Certain information regarding our trustees and executive officers is set forth below.

Name                               Age                 Position
---------------------------------  ---  -----------------------

Hasu P. Shah (Class II)             57  Chairman of the Board, Chief Executive
                                        Officer and Trustee

Ashish R. Parikh                    32  Chief Financial Officer

Kiran P. Patel                      52  Secretary

Rajendra O. Gandhi                  52  Treasurer

K.D. Patel (Class II)               58  Trustee

L. McCarthy Downs, III (Class II)   49  Trustee

Michael A. Leven (Class II)         64  Independent Trustee

William Lehr, Jr. (Class I)         62  Independent Trustee

Thomas S. Capello (Class I)         58  Independent Trustee

Donald J. Landry (Class I)          53  Independent Trustee

     Hasu P. Shah was our sole promoter and is now our Chairman of the Board, Chief Executive Officer and Trustee, as well as the President and CEO of Hersha Enterprises, Ltd. and has held that position since its inception in 1984. He started Hersha Enterprises, Ltd. with the purchase of the 125-room Quality Inn Riverfront in Harrisburg, Pennsylvania. His interest in construction and renovations of hotels initiated the development of Hersha Construction Company for the construction and renovation of new properties and Hersha Hotel Supply Company to supply furniture, fixtures and equipment supplies to the properties. Mr. Shah and his wife, Hersha, are active members of the community. Mr. Shah serves on the Board of Directors of several organizations including the Pennsylvania State University Capital Campus in Harrisburg, Pennsylvania, the Harrisburg Foundation, Human Enrichment by Love and Peace (H.E.L.P.), the Capital Region Chamber of Commerce and the Vraj Hindu Temple. Mr. Shah recently completed his Executive MBA from Harvard University. Mr. Shah received a
Bachelors of Science degree in Chemical Engineering from Tennessee Technical University and obtained a Masters degree in Administration from Pennsylvania State University.

     K.D. Patel has been a principal of Hersha Enterprises, Ltd. since 1989. Mr. Patel currently serves as the President of Hersha Hospitality Management, L.P. He has received national recognition from Holiday Inn Worldwide for the successful management of Hersha's Holiday Inn Express Hotels. In 1996, Mr. Patel was appointed by Holiday Inn Worldwide to serve as an advisor on its Sales and Marketing Committee. Prior to joining Hersha Enterprises, Ltd., Mr. Patel was employed by Dupont Electronics in New Cumberland, Pennsylvania from 1973 to 1990. He is a member of the Board of Directors of a regional chapter of the American Red Cross and serves on the Advisory Board of Taneytown Bank and Trust. Mr. Patel received a Bachelor of Science degree in Mechanical Engineering from the M.S. University of India and a Professional Engineering License from the Commonwealth of Pennsylvania in 1982.

     Kiran P. Patel is our Secretary and has been a principal of Hersha Enterprises, Ltd. since 1993. Mr. Patel is currently the partner in charge of Hersha's Land Development and Business Services Divisions. Prior to joining
Hersha Enterprises, Ltd., Mr. Patel was employed by AMP Incorporated, in Harrisburg, Pennsylvania. Mr. Patel serves on various Boards for community service organizations. Mr. Patel received a Bachelor of Science degree in Mechanical Engineering from M.S. University of India and obtained a Masters of Science degree in Industrial Engineering from the University of Texas in Arlington.

     Rajendra O. Gandhi is our Treasurer and has been a principal of Hersha Enterprises, Ltd. since 1986. Mr. Gandhi currently serves as President of Hersha Hotel Supply, Inc., which provides furnishings, case goods and interior furnishing materials to hotels and nursing homes in several states. Mr. Gandhi is a graduate of the University of Bombay, India and obtained an MBA degree from the University of West Palm Beach, Florida.

     Ashish R. Parikh joined us in 1999 as the Chief Financial Officer. Prior to joining Hersha Hospitality Trust, Mr. Parikh was an Assistant Vice President in the Mergers and Acquisition Group for Fleet Financial Group where he developed expertise in numerous forms of capital raising activities including leveraged buyouts, bank syndications and venture financing. Mr. Parikh has also been employed by Tyco International Ltd. (diversified industrial conglomerate) and Ernst & Young LLP (accounting and consulting firm). Mr. Parikh received an MBA from New York University and a BBA from the University of Massachusetts at Amherst. Mr. Parikh is a licensed Certified Public Accountant.

     L. McCarthy Downs, III, one of our Trustees, is Chairman of the Board for Anderson & Strudwick Investment Corporation, the parent company of Anderson & Strudwick Inc., the underwriter of our initial public offering. He has been the manager of the firm's Corporate Finance department since 1990 and has been involved in several public and private financings for REITs. Prior to 1990, Mr. Downs was employed by another investment banking and brokerage firm for seven years. Mr. Downs received a Bachelor of Science degree in Business Administration from The Citadel and obtained an MBA from The College of William and Mary.

     Michael A. Leven, one of our Trustees, is the Chairman and Chief Executive Officer of US Franchise Systems, Inc. (USFS), which franchises the Microtel, Hawthorn and Best Inns & Suites hotel brands. Prior to forming USFS in 1995, he was president and chief operating officer of Holiday Inn Worldwide. During his five-year tenure, the new Holiday Inn Express brand grew from zero to 330 open hotels, with a backlog of approximately 500 units. From 1985 to 1990, Mr. Leven was president of Days Inn of America. Mr. Leven led the company through a reorganization resulting in growth from a 225-unit regional chain to one of the largest brands in the world with over 1,000 open units and 400 signed franchise agreements. Mr. Leven is a co-founder of the Asian American Hotel Owners

Association (AAHOA) which now has over 7,500 members. Mr. Leven is a trustee of National Realty Trust, The Marcus Foundation and The Chief Executive Leadership Institute. Mr. Leven holds a Bachelor of Arts from Tufts University and a Master of Science from Boston University.

     William Lehr, Jr., one of our Trustees, was previously with Hershey Foods Corporation as a Senior Vice President, Corporate Secretary and Treasurer. During his tenure with Hershey Foods, Mr. Lehr had a multitude of diverse responsibilities including corporate governance, law, finance, human resources, and public affairs. Mr. Lehr currently devotes a substantial amount of his time in leadership positions with various nonprofit organizations such as The Greater Harrisburg Foundation, National AIDS Fund and the Whitaker Center for Science and the Arts. Mr. Lehr holds a Bachelor's degree in Business Administration from the University of Notre Dame, where he graduated cum laude, and a law degree from Georgetown University Law Center. Mr. Lehr is also a graduate of the Stanford Executive Program and successfully completed The Governing for Nonprofit Excellence Course at Harvard University's Graduate School of Business Administration.

     Thomas S. Capello, one of our Trustees, is a Private Investor and a Consultant specializing in Strategic Planning, Mergers and Acquisitions. From 1988 to 1999, Mr. Capello was the President, Chief Executive Officer and Director of First Capitol Bank in York, Pennsylvania. From 1983 to 1988, Mr. Capello served as Vice President and Manager of the Loan Production Office of The First National Bank of Maryland. Prior to his service at The First National Bank of Maryland, Mr. Capello served as Vice President and Senior Regional Lending Officer at Commonwealth National Bank and worked at the Pennsylvania Development Credit Corporation. Mr. Capello is an active member for the board of WITF, Martin Library, Motter Printing Company, and Eastern York Dollars for Scholars. Mr. Capello has served on the Board of Trustees since the our initial public offering in January 1999. Mr. Capello is a graduate of the Stonier
Graduate School of Banking at Rutgers University and holds an undergraduate degree with a major in Economics from the Pennsylvania State University.

     Donald J. Landry, one of our Trustees, has over thirty years of lodging and hospitality experience in a variety of leadership positions. Most recently, Mr. Landry was the Chief Executive Officer, President and Vice Chairman of Sunburst Hospitality Inc. Mr. Landry has also served as an executive officer for Choice Hotels International, Inc., Manor Care Hotel Division and Richfield Hotel Management. Mr. Landry is a frequent guest lecturer at the Harvard Business
School, Cornell University and University of New Orleans. Mr. Landry holds a Bachelor of Science from the University of New Orleans and was the University's Alumnus of the Year in 1999. Mr. Landry is a Certified Hotel Administrator.

INDEPENDENT TRUSTEES

     Our independent trustees are persons who are not officers, directors, trustees or employees of the company, any lessee or any underwriter or placement agent of our shares that has been engaged by us within the past three years or any affiliates thereof.

AUDIT COMMITTEE

     The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Capello (Chairperson), Lehr and Landry, all of whom are independent trustees. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

COMPENSATION COMMITTEE

     The Compensation Committee consists of Messrs. Capello (Chairperson), Lehr and Landry, all of whom are independent trustees. The Compensation Committee determines compensation for our executive officers and administers our option plan.

COMPENSATION

     Each independent trustee is paid $10,000 per year and each affiliated trustee is paid $7,500 per year. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

     On the effective date of our initial public offering, Mr. Capello received options to purchase 3,000 Class B Common Shares at $6.00 per share. The options were granted under the Hersha Hospitality Trust Non-Employee Trustees' Option Plan, which may be amended by our Board of Trustees to provide for other awards, including awards to future independent trustees. Notwithstanding the foregoing, an option granted under the Trustees' Plan is exercisable only if (i) we obtain a per share closing price on the priority common shares of $9.00 for 20 consecutive trading days and (ii) the per share closing price on the priority common shares for the prior trading day was $9.00 or higher. Options issued under the Trustees' Plan are exercisable for five years from the date of grant.

     A trustee's outstanding options will become fully exercisable if the trustee ceases to serve on our Board of Trustees due to death or disability. All awards granted under the Trustees' Plan shall be subject to board or other approval sufficient to provide exempt status for such grants under Section 16 of the Securities Exchange Act of 1934. No option may be granted under the Trustees' Plan more than 10 years after the date that our Board of Trustees approved the Plan. Our Board of Trustees may amend or terminate the Trustees' Plan at any time but an amendment will not become effective without shareholder approval if the amendment increases the number of shares that may be issued under the Trustees' Plan (other than equitable adjustments upon certain corporate transactions).

EXCULPATION AND INDEMNIFICATION

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our Declaration of Trust contains such a provision that eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former shareholder, trustee or officer or (ii) any individual who, while our trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as our present or former shareholder, trustee or officer. Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify: (i) any present or former trustee, officer or shareholder (including any individual who, while our trustee, officer or shareholder and at our express request, serves another entity as a director, officer, shareholder, partner or trustee of such entity) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding; (ii) subject to certain limitations under Maryland law, any present or former trustee or officer against any claim or liability to which he may become subject by reason of such status; and (iii) each present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Bylaws obligate us, subject to certain provisions of Maryland law, to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of such status. We may, with the approval of our trustees, provide such indemnification or payment or reimbursement of expenses to any present or former trustee, officer or shareholder of us or any predecessor of us and to any employee or agent of us or predecessor of us.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnity its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, our Bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the Bylaws and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

THE OPTION PLAN

     We have established the option plan for the purpose of attracting and retaining our executive officers and employees and the operating partnership and other persons and entities that provide services to us or the operating partnership. The option plan authorizes the issuance of options to purchase Class B Common Shares and options to purchase operating partnership units. Administration of the option plan is carried out by (i) the Compensation
Committee of the Board of Trustees, with respect to grants of options to purchase Class B shares; and (ii) our operating partnership or its delegate, with respect to grants of options to purchase operating partnership units. The Compensation Committee may not delegate its authority with respect to option awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means the Board of Trustees, the Compensation Committee or its delegate, or our operating partnership, as appropriate.

     Our officers and employees and those of our operating partnership and other persons and entities that provide services to us or the operating partnership are eligible to participate in the option plan.

     Under the option plan, an aggregate of 650,000 Class B Common Shares and operating partnership units are available for issuance. The option plan provides for, in the event Class B Common Shares are converted into another of our securities, the issuance of equivalent amounts of such security and options to purchase such security into which the Class B Common Shares are converted. The plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code, and (ii) options not intended to so qualify. All options to purchase operating partnership units granted under the plan will be nonqualified options; options to purchase Class B shares may be either incentive stock options or nonqualified options.

     Code Section 422 imposes various requirements in order for an option to qualify as an incentive stock option, including allowing a maximum ten-year term of the option and an option price not less than the fair market value of the underlying shares on the date of grant. In addition, under Code Section 422, no participant may receive incentive stock options (under all of our incentive share option plans and its parent or subsidiary corporations) that are first exercisable in any calendar year for Class B or priority common shares having an aggregate fair market value (determined as of the date the incentive stock option is granted) that exceeds $100,000. To the extent options first become exercisable by a participant in any calendar year for a number of Class B or priority common shares in excess of the $100,000 limit, they will be treated as nonqualified options.

     The principal difference between options qualifying as incentive stock options under Code Section 422 and nonqualified options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of shares acquired under the incentive stock option. In contrast, the exercise of a nonqualified option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares' (or operating partnership units') fair market value and the option price. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an incentive stock option, whereas the employer is entitled to a federal income tax deduction on account of the exercise of a nonqualified option equal to the ordinary income recognized by the participant. The employer may claim a federal income tax deduction on account of certain dispositions of shares acquired upon the exercise of an incentive stock option.

     Options under the option plan may be awarded by the administrator, and the administrator will determine the option exercise period and any conditions on exercisability. The options granted under the option plan are exercisable only if (i) we obtain a per share closing price on the priority common shares of $9.00 or higher for 20 consecutive trading days and (ii) the closing price on the priority common shares for the prior trading day was $9.00 or higher. In addition, no option granted under the option plan may be exercised more than five years after the date of grant. The exercise price for options granted under the option plan are determined by the administrator at the time of grant, but are not less than the fair market value of the Class B Common Shares on the date of grant (in the case of options to purchase Class B shares), or less than the fair market value of the option to purchase operating partnership units on the date of grant (in the case of options to purchase operating partnership units).

     An option may be exercised for any number of Class B Common Shares or operating partnership units up to the full number for which the option could be exercised. A participant will have no rights as a shareholder with respect to Class B Common Shares subject to a option to purchase a share until the option to purchase a share is exercised, and will have no rights as a unitholder with respect to the option to purchase operating partnership units subject to an option to purchase operating partnership units until the option to purchase operating partnership units is exercised. Any Class B Common Shares or operating partnership units subject to options which are forfeited (or expire without exercise) pursuant to the terms established at the time of grant will again be available for grant under the option plan.

     Payment of the exercise price of an option granted under the option plan may be made in cash, cash equivalents acceptable to the administrator or, if permitted by the option agreement (i) in the case of options to purchase Class B shares, by exchanging Class B Common Shares having a fair market value equal to the option exercise price of the option to purchase a share; and (ii) in the case of options to purchase operating partnership units, by exchanging units having a fair market value equal to the option exercise price of the option to purchase operating partnership units. If an agreement provides, an option that is not an incentive stock option may be transferred by a participant to one or more persons or entities on terms permitted by the agreement and by Rule 16b-3 of the Exchange Act as in effect from time to time.

     No option award may be granted under the option plan more than 10 years after the earlier of the date that the Board of Trustees adopted, or our shareholders approved, the option plan. The Board of Trustees and the partnership may amend or terminate the option plan at any time, but an amendment will not become effective without the approval of our shareholders if it increases the number of Class B Common Shares or operating partnership units that may be issued under the option plan (other than equitable adjustments upon certain corporate transactions). No amendment will affect a participant's outstanding awards without the participant's consent.

     As of December 31, 2001, options for an aggregate of 500,000 Class B Common Shares and operating partnership units have been granted to our employees and other service providers and those of our operating partnership. Of that total, Hasu P. Shah has received options to purchase 21,850 shares, intended to qualify as incentive stock options, and K. D. Patel has received options to purchase 20,850 shares, intended to qualify as incentive stock options.

THE TRUSTEES' PLAN

     We have adopted the Trustees' Plan to provide incentives to attract and retain independent trustees. The Trustees' Plan authorizes the issuance of up to 200,000 Class B Common Shares. The Trustees' Plan provides for, in the event the Class B Common Shares are converted into another of our securities, the issuance of equivalent amounts of such security and options to purchase such security into which the Class B Common Shares are converted.

     The Trustees' Plan provided for the grant of nonqualified options for the following Class B Common Shares to our independent trustees who were members of the Board on the effective date of the initial offering: Mr. Allen, one of our former trustees, 30,000; Mr. Capello, 3,000; and Mr. Parthemer, one of our former trustees, 1,000. The exercise price of each such option was the offering price. Options issued under the Trustees' Plan are exercisable for five years from the date of grant.

     A trustee's outstanding options will become fully exercisable if the trustee ceases to serve on the Board due to death or disability. All awards granted under the Trustees' Plan shall be subject to Board or other approval sufficient to provide exempt status for such grants under Section 16 of the Exchange Act. No option may be granted under the Trustees' Plan more than 10 years after the date that the Board of Trustees approved the plan. The Board may amend or terminate the Trustees' Plan at any time but an amendment will not become effective without shareholder approval if the amendment increases the number of shares that may be issued under the Trustees' Plan (other than equitable adjustments upon certain corporate transactions).

EXECUTIVE COMPENSATION

     Ashish R. Parikh, our chief financial officer, is paid a salary of $90,000 by our affiliated lessee, Hersha Hospitality Management, L.P. We have entered into an Administrative Services Agreement with HHMLP for HHMLP to provide accounting and securities reporting services to us. The terms of the agreement provide for a fixed annual fee of $55,000 with an additional $10,000 per property per year (pro-rated from the time of acquisition) for each hotel added to our portfolio. Based upon the revised 11.5% to 12.5% pricing methodology, the administrative services agreement was reduced by $75,000 per year as of January 1, 2001. A portion of these fees, charged by HHMLP, are allocated to the services of Mr. Parikh.

     None of our other officers have received or is scheduled to receive any cash compensation from us other than the trustees' fees for those officers who are trustees, provided, however, that the Chairman of the Board of Trustees shall be entitled to receive a salary of not more than $100,000 per year provided that the priority common shares have a bid price of $9.00 per share or higher for 20 consecutive trading days and remains at or above $9.00 per share.

     The following table presents information relating to total compensation of our Chief Executive Officer and our other three executive officers for the fiscal years ended December 31, 2000 and 1999.

                                   Annual Compensation             Long Term Compensation
                               --------------------------  --------------------------------------
                                                                        Securities
                                                           Restricted   Underlying    All Other
Name and Principal Position     Year      Salary    Bonus  Share Award  Options/SAR  Compensation
-----------------------------  -------  ----------  -----  -----------  -----------  ------------
Hasu P. Shah (2)               2000            --      --           --           --            --
     Chairman and Chief        1999(1)         --      --           --       21,850            --
     Executive Officer
Ashish R. Parikh               2000     $55,000(3)     --           --           --            --
     Chief Financial Officer   1999(1)  $55,000(3)     --           --           --            --
Kiran P. Patel                 2000            --      --           --           --            --
     Secretary                 1999(1)         --      --           --       20,865            --
Rajendra O. Gandhi             2000            --      --           --           --            --
     Treasurer                 1999(1)         --      --           --           --            --

________________
(1)  We  commenced  operations  on  January  26,  1999.
(2) Mr. Shah is entitled to receive a salary of not more than $100,000 per year provided that the priority common shares have a bid price of $9.00 per share or higher for 20 consecutive trading days and remain at or higher than $9.00 per share.
(3)  As  of  October  1,  2001,  of  Mr. Parikh's $90,000 salary that is paid by
     HHMLP, $75,000 has been designated as related to the services provided by HHMLP to us per the terms of the Administrative Services Agreement between HHMLP and us. The terms of the agreement provide for a fixed annual fee of $55,000 with an additional $10,000 per property per year (prorated from the time of acquisition) for each hotel added to our portfolio, less $75,000.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the priority common shares for the period from January 26, 1999 (commencement of operations) through December 31, 2000, with the cumulative total shareholder return for the Standard and Poor's 500 Stock Index and the Standard and Poor's Composite REIT Index for the same period, assuming $100 is invested in the priority common shares and each index and dividends are reinvested quarterly. The performance graph is not necessarily indicative of future investment performance.

                            HERSHA HOSPITALITY TRUST
                            TOTAL RETURN PERFORMANCE

                              [INSERT GRAPH HERE]

INDEX                     1/26/99 (1)  12/31/99  12/31/00
------------------------  -----------  --------  --------
HERSHA HOSPITALITY TRUST        100.0      93.6     114.8
S&P Composite REIT Index        100.0      87.6     104.6
S&P 500 INDEX                   100.0     119.9     106.9

(1) We commenced operations on January 26, 1999.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     We and our operating partnership have entered into a number of transactions with some of our trustees, executive officers and their affiliates. Our officers, trustees and their affiliates collectively own approximately 69% of our operating partnership. HHMLP, our primary lessee which is owned by some of our trustees, executive officers and their affiliates, is entitled to all income from the hotels after payment of operating expenses and lease payments. There are no assurances that the terms of these transactions are as favorable as those that we could have received from third parties.

GUARANTEES BY MR. SHAH AND THE LIMITED PARTNERSHIPS THAT HOLD OUR HOTELS

     Mr. Shah and several of the limited partnerships that hold our hotels guarantee the indebtedness related to four of the hotels, and the bankruptcy of any of the guarantors would constitute a default under the related loan documents.

TRANSACTIONS BETWEEN US AND MR. SHAH, SOME OF OUR EXECUTIVE OFFICERS, TRUSTEES OR THEIR AFFILIATES

     Since December 31, 2000, we have acquired three hotels from limited partnerships owned by some of our executive officers, trustees and their affiliates. We purchased the Holiday Inn Express, Long Island City, New York from Metro Two Hotel, LLC, a New York limited liability company owned by Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates, for approximately $8.5 million effective November 1, 2001. We financed this purchase through the assumption of approximately $6.5 million of mortgage debt, the payment of cash of approximately $1.5 million and issuance of limited partnership units valued at approximately $0.5 million. We purchased the Mainstay Suites and Sleep Inn hotels located in King of Prussia, Pennsylvania from 3244 Associates, a Pennsylvania limited partnership owned by Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates, for approximately $9.4 million effective August 1, 2001. We financed this purchase through the assumption of approximately $6.8 million of mortgage debt and the use of borrowings under our line of credit.

     We acquired four hotels from limited partnerships owned by some of our executive officers, trustees and their affiliates during the fiscal year ended December 31, 2000. We purchased the Sleep Inn, Corapolis, Pennsylvania from 1944 Associates, a Pennsylvania limited partnership owned by Hasu P. Shah, our chairman and chief executive officer, Kiran P. Patel, our secretary, Rajendra O. Gandhi, our treasurer, K.D. Patel, one of our trustees, and their affiliates, for $5.5 million effective October 1, 2000. We financed this transaction through the assumption of mortgage debt of $3.8 million and the use of borrowings under our line of credit. We purchased the Best Western, Indiana, Pennsylvania from 1844 Associates, a Pennsylvania limited partnership owned by Hasu P. Shah, Kiran
P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates, for $2.2 million effective January 1, 2000. We financed this purchase through the assumption of $1.4 million of mortgage debt and the use of borrowings under our line of credit. We purchased the Comfort Inn, McHenry, Maryland from 1544 Associates, a Pennsylvania limited partnership owned by Hasu P. Shah, Kiran P. Patel, Rajendra
O. Gandhi, K.D. Patel and their affiliates, for $1.8 million effective January 1, 2000. We financed this purchase through the assumption of $1.2 million of mortgage debt and the use of borrowings under our line of credit. We purchased the Hampton Inn & Suites located in Hershey, Pennsylvania from 3144 Associates, a Pennsylvania limited partnership owned by Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates, for approximately $7.5 million effective January 1, 2000. We financed this purchase through the assumption of approximately $5.5 million of mortgage debt and the use of borrowings under our line of credit.

     In conjunction with the initial public offering, we acquired ten initial hotels from affiliates and entered into percentage lease agreements with HHMLP. HHMLP is owned by Messrs. Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel and some other of their affiliates. We have acquired eleven properties subsequent to our public offering. We have entered into percentage leases relating to fourteen of the hotels with HHMLP. Each percentage lease with HHMLP has an initial non-cancelable term of five years. All, but not less than all, of the percentage leases for these hotels may be extended for an additional five-year term at HHMLP's option. At the end of the first extended term, HHMLP, at its option, may extend some or all of the percentage leases for these hotels for an additional five-year term. Pursuant to the terms of the percentage leases, HHMLP is required to pay initial fixed rent, base rent or percentage rent and certain other additional charges and is entitled to all profits from the operations of the hotel after the payment of certain operating expenses. In the year ended December 31, 2000, HHMLP paid us approximately $10.9 million in rent and had a net loss of approximately $147,000.

     We have acquired, and expect to acquire in the future, from affiliates of certain of our executive officers and trustees, newly-developed or newly-renovated hotels that do not have an operating history that would allow us to make purchase price decisions based on historical performance. In buying these hotels we have utilized, and expect to continue to utilize, a "re-pricing" methodology that, in effect, adjusts the initial purchase price for the hotel, one or two years after we initially purchase the hotel, based on the actual operating performance of the hotel during the previous twelve months. All purchase price adjustments are approved by a majority of our independent trustees.

     The initial purchase price for each of these hotels was based upon management's projections of the hotel's performance for one or two years following our purchase. The leases for these hotels provide for fixed initial rent for the one- or two-year adjustment period that provides us with a 12% annual yield on the initial purchase price, net of certain expenses. At the end of the one- or two-year period, we calculate a value for the hotel, based on the actual net income during the previous twelve months, net of certain expenses, such that it would have yielded a 12% return. We then apply the percentage rent formula to the hotel's historical revenues for the previous twelve months on a pro forma basis. If the pro forma percentage rent formula would not have yielded a pro forma annual return to us of 11.5% to 12.5% based on this calculated value, this value is adjusted either upward or downward to produce a pro forma return of either 11.5% or 12.5%, as applicable. If this final purchase price is higher than the initial purchase price, then the seller of the hotel will receive consideration in an amount equal to the increase in price. If the final purchase price is lower than the initial purchase price, then the sellers of the hotel will return to us consideration in an amount equal to the difference. Any purchase price adjustment will be made either in operating partnership units or cash as determined by our Board of Trustees, including the independent trustees. Any operating partnership units issued by us or returned to us as a result of the purchase price adjustment historically have been valued at $6.00 per unit. Any future adjustments will be based upon a value per unit approved by our Board of Trustees, including our independent trustees. The sellers are entitled to receive quarterly distributions on the operating partnership units prior to the units being returned to us in connection with a downward purchase price adjustment.

     We re-priced seven of our hotels acquired in connection with our initial public offering based upon operating results as of December 31, 1999 or December 31, 2000. Before we implemented the current pricing methodology in December 2000, our pricing methodology provided for re-pricing of a hotel if there was any variance from our initial forecasted 12% return. Under this previous pricing methodology, as of January 1, 2000, we issued an aggregate of 235,026 additional operating partnership units in connection with the re-pricing of the Holiday Inn, Milesburg; the Comfort Inn, Denver; and the Comfort Inn, Harrisburg, each of which subsequently was sold. In addition, on January 1, 2001, we issued an aggregate of 531,559 additional operating partnership units in connection with the re-pricing of the Holiday Inn Express, Hershey; Hampton Inn, Carlisle; Holiday Inn Express, New Columbia; and the Comfort Inn, Harrisburg. We also issued 175,538 operating partnership units at a value equal to approximately $1 million in connection with the repricing of the Comfort Inn, Jamaica, New York located at John F. Kennedy International Airport prior to its sale in June 2001. Since our initial public offering, we have acquired seven additional hotels from some of our executive officers, trustees and their affiliates for initial prices that will be adjusted based upon operating results at December 31, 2001 or 2002.

THE OPTION AGREEMENT

     Our operating partnership entered into the Option Agreement with some of our executive officers, trustees and their affiliates. Pursuant to this agreement, our operating partnership has the option to purchase any hotels owned or developed in the future by these individuals or entities that are within fifteen miles of any of our hotels or any hotel subsequently acquired by us for two years after acquisition or development. Of the 14 hotel properties purchased since our initial public offering, six of the hotels have been purchased under this Option Agreement.

CERTAIN LEASES

     We lease a parcel of land adjacent to the Hampton Inn, Selinsgrove, Pennsylvania to Hasu P. Shah for a nominal amount per year. This parcel of land is not subdivided from the hotel property and does not have its own private access way. The land has not been developed and in its current state is not believed to maintain significant value.

PAYMENTS TO SHAH LAW FIRM

     We paid to the Shah Law Firm, whose senior partner Jay H. Shah is the son of Hasu P. Shah, legal fees aggregating $199,000 during 2000. Of this amount, $174,000 was capitalized as real estate settlement costs.

LOANS TO SOME OF OUR EXECUTIVE OFFICERS, TRUSTEES AND THEIR AFFILIATES

     We approved the lending of up to $3.0 million to Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates to construct hotels and related improvements on specific hotel projects. As of December 31, 2001, these entities owe us $1.8 million related to this borrowing, which bears interest at the rate of 12.0% per annum.

LOANS FROM SHREENATHJI ENTERPRISES, LTD.

     We borrowed funds from Shreenathji Enterprises, Ltd., an affiliated company owned by Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates, during the nine months ended September 30, 2001. Our total borrowings outstanding from Shreenathji Enterprises, Ltd. at September 30, 2001 were approximately $1.1 million at a fixed rate of 9% per annum.

SALES OF HOTELS BACK TO SOME OF OUR EXECUTIVE OFFICERS, TRUSTEES AND THEIR AFFILIATES

     We have sold back three hotels to some of our executive officers, trustees and their affiliates under the following terms:

     On January 1, 2000, we purchased from Hasu P. Shah, our chairman and chief executive officer, Kiran P. Patel, our secretary, Rajendra O. Gandhi, our treasurer, K.D. Patel, one of our trustees, and their affiliates the Best Western in Indiana, PA for approximately $2.2 million, including the assumption of approximately $1.4 million in indebtedness. On April 1, 2001, we sold this hotel back to these executive officers, trustees and their affiliates for $2.2 million, including the assumption of approximately $1.4 million in indebtedness. These individuals and their affiliates sold the hotel on May 1, 2001 for approximately $2.2 million, including the assumption of approximately $1.4 million in indebtedness and receipt of a seller note in the amount of approximately $400,000. We did not sell directly to this third party because the third party was having difficulty obtaining the financing and we did not want to expose ourselves to the risks associated with carrying an unsecured or secondary mortgage.

     On January 1, 2000, we purchased from Hasu P. Shah, Kiran P. Patel, our secretary, Rajendra O. Gandhi, K.D. Patel, and their affiliates the Comfort Inn in McHenry, MD for approximately $1.8 million, including the assumption of approximately $1.2 million in indebtedness. On November 1, 2001, we sold this hotel back to these executive officers, trustees and their affiliates for approximately $1.8 million, including the assumption of approximately $1.2 million in indebtedness. These individuals and their affiliates sold the hotel on November 10, 2001 for approximately $2.0 million, including the assumption of approximately $1.2 million in indebtedness and receipt of a seller note in the amount of approximately $500,000. We did not sell directly to this third party because the third party was having difficulty obtaining the financing and we did not want to expose ourselves to the risks associated with carrying an unsecured or secondary mortgage.

     On January 26, 1999, we purchased from Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel, and their affiliates the Comfort Inn in Riverfront, PA for approximately $3.0 million, including the assumption of approximately $2.1 million in indebtedness. On December 31, 1999, the hotel was re-priced at approximately $3.4 million. On November 1, 2001, we sold this hotel back to these executive officers, trustees and their affiliates for approximately $3.5 million less selling costs, including the assumption of approximately $2.5 in indebtedness. The buyer is currently looking for a third party buyer. In light of the current economic conditions, we believe that any sale would involve seller financing and we did not want to expose ourselves to the risks associated with carrying an unsecured or secondary mortgage.

ADMINISTRATIVE SERVICES AGREEMENT WITH HHMLP

     We have entered into an Administrative Services Agreement with HHMLP for HHMLP to provide accounting and securities reporting services to us. The terms of the agreement provide for a fixed annual fee of $55,000 with an additional fee of $10,000 per property per year (pro-rated from the time of acquisition) for each hotel added to our portfolio. Based upon the revised 11.5% to 12.5% pricing methodology, the administrative services agreement was reduced by $75,000 per year as of January 1, 2001. A portion of these fees, charged by HHMLP, are allocated to the services of Mr. Parikh.

PAYMENTS TO HERSHA CONSTRUCTION COMPANY

     We  have  engaged Hersha Construction Company, owned by Hasu P. Shah, Kiran
P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates, from time to time to perform construction work related to the renovation of our hotel properties. Since January 1, 2000, we have paid Hersha Construction Company an aggregate amount of approximately $39,000.

PAYMENTS TO HERSHA HOTEL SUPPLY COMPANY

     We have purchased hotel supplies for our hotel properties from time to time from Hersha Hotel Supply Company, owned by Hasu P. Shah, Kiran P. Patel, Rajendra O. Gandhi, K.D. Patel and their affiliates. Since January 1, 2000, we have paid Hersha Hotel Supply Company an aggregate amount of approximately $480,000.

                  HERSHA HOSPITALITY MANAGEMENT LIMITED PARTNERSHIP

     Hersha Hospitality Management, LP is a Pennsylvania limited partnership. HHMLP currently leases 14 of our hotels pursuant to separate percentage leases. Our operating partnership intends to lease to HHMLP additional hotels acquired by the partnership on terms and conditions substantially similar to the percentage leases applicable to our existing hotels. HHMLP's ability to perform its obligations, including making rent payments under the percentage leases, is dependent on HHMLP's ability to generate sufficient net cash flow from the operation of the hotels and any other hotels leased to HHMLP. HHMLP's obligations under the percentage leases are unsecured. We have no guarantees of HHMLP's obligations under the percentage leases, but the percentage leases contain cross-default provisions. Accordingly, HHMLP's failure to make required payments under any of the percentage leases would allow us to terminate any or all of the percentage leases. Some of our trustees, executive officers and their affiliates own 100% of HHMLP. Consequently, they have a conflict of interest regarding the enforcement of the percentage leases.

     HHMLP provides all employees and performs all marketing, accounting and management functions necessary to operate the hotels pursuant to the percentage leases. HHMLP has in-house programs for accounting and the management and marketing of the hotels. HHMLP utilizes its sales management program to coordinate, direct and manage the sales activities of personnel located at our hotels.

MANAGEMENT OF HERSHA HOSPITALITY MANAGEMENT, LP

     Certain information regarding the management of HHMLP is set forth below:

     Name                Age       Position
     ------------------  ---       --------

     K.D. Patel           59       President

     Jay H. Shah          33       Vice President, General Counsel
                                   and Secretary

     Rajendra O. Gandhi   52       Vice President and Treasurer

     David L. Desfor      40       Controller

     Tracy L. Kundey      40       Director of Operations

     K.D. Patel's biographical information is set forth under "Management-Trustees and Executive Officers."

     Jay H. Shah is a principal and general counsel for Hersha Enterprises, Ltd. Mr. Shah also takes an active role in the firm's development and construction activities. Mr. Shah was employed by Coopers & Lybrand LLP as a tax consultant in 1995 and 1996 and previously served the late Senator John Heinz as a Legislative Assistant. He also was employed by the Philadelphia District Attorney's office and two Philadelphia-based law firms. Mr. Shah received a Bachelor of Science degree from the Cornell University School of Hotel Administration, a Masters degree from the Temple University School of Business Management and a Law degree from Temple University School of Law. Mr. Shah is the son of Hasu P. Shah, our Chairman and Chief Executive Officer.

     Rajendra O. Gandhi has been a principal of Hersha Enterprises, Ltd. since 1986. Mr. Gandhi currently serves as President of Hersha Hotel Supply, Inc., which provides furnishings, case goods and interior furnishing materials to hotels and nursing homes in several states. Mr. Gandhi is a graduate of the University of Bombay, India and obtained an MBA degree from the University of West Palm Beach, Florida.

     David  L.  Desfor  has  been  a principal of Hersha Enterprises, Ltd. since
1991. Mr. Desfor is currently the Controller of Hersha Enterprises, Ltd. Mr. Desfor is a graduate of East Stroudsburg University with a Bachelor of Science degree in Hotel Management.

     Tracy L. Kundey was previously with Wellsprings Management Group, Inc., a company that he founded with a partner. He held the position of President and was responsible for all aspects of a hospitality management company. Mr. Kundey has 19 years of experience in the hospitality industry ranging from front desk attendant to Corporate Rooms Division Manager. He is a Certified Hotel Administrator and Certified Rooms Division Executive. Mr. Kundey has a Bachelors of Science Degree from Eastern Washington University.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Priority and Class B Common Shares by (i) each of our trustees,
(ii) each of our executive officers and (iii) by all of our trustees and executive officers as a group as of December 31, 2001. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.


                                       Number of Shares
Name of Beneficial Owner             Beneficially Owned(1)  Percent of Class (1)
-----------------------------------  ---------------------  --------------------

Hasu P. Shah                                    784,669(2)                 25.6%

K.D. Patel                                      640,507(2)                 22.0%

Rajendra O. Gandhi                              497,021(3)                 17.9%

Kiran P. Patel                                  406,867(2)                 15.2%

Ashish R. Parikh                                    2,500                    (4)

L. McCarthy Downs                                71,111(5)                  3.0%

Thomas S. Capello                                 3,000(6)                   (4)

Donald J. Landry                                       --                    --

Michael A. Leven                                       --                    --

William Lehr Jr.                                  1,610(6)                   (4)

Total for all officers and trustees             2,407,285                  51.4%
                                     =====================  ====================

_____________________
(1) The number of outstanding priority common shares at December 31, 2001 was 2,275,000. Assumes (i) that all operating partnership units held by such person or group of persons are redeemed for Class B Common Shares; (ii) conversion of the Class B Common Shares into priority common shares on a one-for-one basis; and (iii) that all warrants held by such person are exercised for priority common shares. The total number of shares outstanding used in calculating the percentage assumes that none of the operating partnership units or warrants held by other persons are redeemed for Class B Common Shares or exercised for priority common shares, respectively. Operating partnership units generally are not redeemable for Class B Common Shares until at least one year following issuance. Class B Common Shares automatically will be converted into priority common shares upon the earlier of (i) the date that is 15 trading days after we send notice to the holders of the priority common shares that their priority period with respect to dividends and liquidation will terminate in 15 trading days, provided that the closing bid price of the priority common shares is at least $7.00 on each trading day during the 15-day period, or
     (ii)  January  26,  2004.
(2)  Represents  operating  partnership  units  owned  by  such  person.
(3) Represents 375 priority common shares and 497,218 operating partnership units owned by Mr. Gandhi.
(4)  Less  than  1%.

(5) Represents 10,000 priority common shares owned by Mr. Downs and 61,111 priority common shares that Mr. Downs has the right to acquire for a price of $9.90 per share upon the exercise of warrants granted to Mr. Downs in connection with our initial public offering.
(6)  Priority  common  shares  that  such  person  has  advised us he purchased.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following summary of the terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

     Our Declaration of Trust provides that we may issue up to 50,000,000 priority common shares of beneficial interest, $0.01 par value per share, 50,000,000 Class B Common Shares of beneficial interest, $0.01 par value per share, and 10,000,000 preferred shares of beneficial interest, $0.01 par value per share. Upon completion of this offering, 4,275,000 priority common shares will be issued and outstanding and no Class B Common or Preferred Shares will be issued and outstanding. Upon the termination of the priority period (which is the earlier of (i) the date that is 15 trading days after we send notice to the holders of the priority common shares that their priority period with respect to dividends and liquidation will terminate in 15 trading days, provided that the closing bid price of the priority common shares is at least $7.00 on each trading day during the 15-day period, or (ii) January 26, 2004), the outstanding Class B Common Shares will be automatically converted into priority common shares on a one-for-one basis, subject to adjustment upon the occurrence of certain events. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state (the "Maryland REIT Law"), our Declaration of Trust contains a provision permitting our Board of Trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

     Our Declaration of Trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of his status as a shareholder. Our Bylaws further provide that we shall indemnify each shareholder against any claim or liability to which the shareholder, subject to certain limitations, may become subject by reason of his being or having been a shareholder or former shareholder and that we shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

THE PRIORITY COMMON SHARES

GENERAL

     The holders of the priority common shares shall be entitled to priority rights for a priority period. The priority period will end on the earlier of:
(i) the date that is 15 trading days after we send notice to the holders of the priority common shares that their priority rights will terminate in 15 trading days, provided that the closing bid price of the priority common shares is at least $7.00 on each trading day during such 15-day period; or (ii) January 26, 2004. Notwithstanding the foregoing, the priority period shall not end until the holders of the priority common shares have received any accrued, but unpaid, priority distributions.

     Upon termination of the priority period: (i) the holders of the priority common shares and Class B Common Shares will be entitled to their pro rata share of our dividends and amounts payable upon liquidation; and (ii) the Class B Common Shares automatically will be converted into priority common shares on a one-for-one basis.

     The priority rights consist of the dividend priority and the liquidation priority.

THE DIVIDEND PRIORITY

     The holders of the priority common shares are entitled to receive dividends, when and as declared by our Board of Trustees, out of assets legally available for the payment of dividends. During the priority period, the holders of the priority common shares are entitled to receive, prior to any distributions to either the holders of the operating partnership units or to the holders of the Class B Common Shares, cumulative dividends in an amount per priority common share equal to $0.18 per quarter. After the holders of the operating partnership units and the Class B Common Shares have received an amount per operating partnership unit or per Class B Common Share equal to this priority distribution, the holders of the priority common shares are entitled to receive any further distributions on a pro rata basis with the holders of the operating partnership units and the Class B Common Shares. After the priority period, the holders of the priority common shares are entitled to receive any further distributions on a pro rata basis with the holders of the operating partnership units and the Class B Common Shares. The dividends paid to the holders of the priority common shares are subject to the rights of any class or series of preferred shares.

     Any dividends payable on the priority common shares for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the priority common shares are cumulative from the most recent dividend payment date to which full dividends have been paid and will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the priority common shares do not bear interest and holders of the priority common shares are not entitled to any distributions in excess of full cumulative distributions as described above.

     During the priority period, no dividend may be declared or paid or other distribution of cash or other property declared or made directly by us or any person acting on behalf of us on any shares of beneficial interest that rank junior to the priority common shares as to the payment of dividends or amounts upon liquidation, dissolution and winding up unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the priority common shares for all prior and contemporaneous dividend periods; provided, however, that if accumulated and accrued dividends on the priority common shares for all prior and contemporaneous dividend periods have not been paid in full then any dividend declared on the priority common shares for any dividend period and on any of our shares of beneficial interest that rank on parity with the priority common shares as to the payment of dividends or amounts upon liquidation, dissolution and winding up will be declared ratably in proportion to accumulated, accrued and unpaid dividends on the priority common shares and such shares that rank in parity.

     No distributions on the priority common shares shall be authorized by the Board of Trustees or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default there under, or if such authorization or payment shall be restricted or prohibited by law.

     Any distribution payment made on the priority common shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

     If, for any taxable year, we elect to designate as "capital gain distributions" (as defined in Section 857 of the Code) any portion of the distributions paid or made available for the year to the holders of all classes of shares, then the portion of the capital gains distribution that will be allocable to the holders of priority common shares will be the capital gains distribution amount multiplied by a fraction, the numerator of which will be the total distributions (within the meaning of the Code) paid or made available to the holders of the priority common shares for the year and the denominator of which shall be the distributions paid or made available for the year to the holders of all classes of shares.

THE LIQUIDATION PRIORITY

     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, during the priority period, the holders of the priority common shares are entitled to receive, prior to any liquidating payments to the holders of the Class B Common Shares, $6.00 per priority common share, plus any accumulated and unpaid priority distributions (whether or not declared) on the priority common shares to the date of distribution. After the


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
holders of the Class B Common Shares have received an amount equal to the liquidation preference plus any accumulated and unpaid priority distributions (whether or not declared) on the Class B Common Shares to the date of distribution, the holders of the priority common shares shall share ratably with the holders of the Class B Common Shares in any of our assets. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, after the priority period, the holders of the priority common shares shall share ratably with the holders of the Class B Common Shares in our assets. The rights of the holders of the priority common shares to liquidating payments shall be subject to rights of any class or series of preferred shares.

     If, upon our liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of the priority common shares are insufficient to pay in full the liquidation preference and all accumulated and unpaid dividends with respect to any of the parity shares, then such assets or the proceeds thereof will be distributed among the holders of the priority common shares and any such parity shares ratably in accordance with the respective amounts that would be payable on the priority common shares and such parity shares if all amounts payable thereon were paid in full. None of (i) a consolidation or merger between us and another corporation, (ii) a statutory share exchange by us or (iii) a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary.

THE CLASS B COMMON SHARES

GENERAL

     Subject to the preferential rights of the priority common shares during the priority period or of any other shares or series of beneficial interest and to the provisions of our Declaration of Trust regarding the restriction on the transfer of shares of beneficial interest, holders of Class B Common Shares are entitled to receive dividends on shares if, when and as authorized and declared by our Board of Trustees out of assets legally available therefore and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. In the event that during the priority period we at any time are unable to pay to the holders of the Class B Common Shares an amount per Class B Common Share equal to the priority distribution, the holders of the Class B Common Shares shall be entitled to receive such amounts from time to time to the effect that the cumulative distributions received per Class B Common Share are equal to the cumulative priority distribution received per priority common share. We shall pay such amounts at such subsequent dividend payment dates, if any, that we have cash available for distribution to shareholders to pay such dividends.

     Holders of Class B Common Shares have no preference, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the Class B Common Shares have equal voting, dividend, distribution, liquidation and other rights.

CONVERSION

     The Class B Common Shares will be converted automatically upon the termination of the priority period into authorized but previously unissued priority common shares on a one-for-one basis, subject to adjustment as described below. A notice informing holders of the Class B Common Shares of such conversion will be mailed by us to the holders of record of the Class B Common Shares as of the dividend payment record date for the next dividend payable after the expiration of the priority period, together with the dividend payable on such shares, at their respective addresses as they appear on our share transfer records. No fewer than all of the outstanding Class B Common Shares shall be converted.

     If the expiration of the priority period falls after a dividend payment record date and prior to the related payment date, the holders of the Class B Common Shares at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the conversion of such shares prior to such dividend payment date.

     Upon expiration of the priority period, each holder of Class B Common Shares will be, without any further action, deemed a holder of the number of priority common shares, as the case may be, into which such Class B Common


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
Shares are convertible. Fractional priority common shares will not be issued upon conversion of the Class B Common Shares.

CONVERSION RATIO ADJUSTMENTS

     The conversion ratio is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in priority common shares on any class of our shares of beneficial interest, (ii) subdivisions, combinations and reclassifications of priority common shares and
(iii) distributions to all holders of priority common shares of evidences of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i) or (ii) above and dividends and distributions paid in cash). In addition to the foregoing adjustments, we are permitted to make such reductions in the conversion ratio as we consider to be advisable in order that any event treated for Federal income tax purposes as a dividend of priority common shares or share rights will not be taxable to the holders of the Class B Common Shares or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

     No adjustment of the conversion ratio is required to be made in any case until cumulative adjustments amount to 1% or more of the conversion ratio. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

VOTING RIGHTS OF PRIORITY COMMON SHARES AND CLASS B COMMON SHARES

     The holders of the priority common shares and the Class B Common Shares have identical voting rights and vote together as a single class.

     Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election and the holders of the remaining shares are not able to elect any trustees.

     Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's Declaration of Trust. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) our intentional disqualification as a REIT or revocation of our election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of common
Shares entitled to vote on such matter at a meeting of our shareholders); (b) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (c) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding voting shares); (d) the amendment or repeal of certain designated sections of the Declaration of Trust (which require the affirmative vote of two-thirds of the outstanding shares entitled to vote on such matters);
(e) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (f) our termination (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by a majority vote of the trustees. As permitted by the Maryland REIT Law, our Declaration of Trust contains a provision permitting our trustees, without any action by our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.


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
PREFERRED SHARES

     The Declaration of Trust authorizes our Board of Trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each such series, subject to the provisions of our Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control in us that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

     Our Declaration of Trust authorizes the Board of Trustees to classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Our Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of (i) the number of outstanding common shares of any class or series of common shares or (ii) the number of outstanding preferred shares of any class or series of preferred shares. For this purpose, a person includes a "group" and a "beneficial owner" as those terms are used for purposes of Section 13(d)(3) of the Exchange Act. Any transfer of common or preferred shares that would (i) result in any person owning, directly or indirectly, common or preferred shares in excess of the ownership limitation, (ii) result in the common and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in us being "closely held" within the meaning of
Section 856(h) of the Code, or (iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such common or preferred shares.

     Subject to certain exceptions described below, any common shares or preferred shares the purported transfer of which would (i) result in any person owning, directly or indirectly, common shares or preferred shares in excess of the ownership limitation, (ii) result in the common shares and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in our being "closely held" within the meaning of
Section 856(h) of the Code, or (iv) cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or our partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "shares-in-trust" and transferred automatically to a trust effective on the day before the purported transfer of such common shares or preferred shares. The record holder of the common or preferred shares that are designated as shares-in-trust will be required to submit such number of common shares or preferred shares to us for registration in the name of the trust. The trustee will be designated by us, but will not be affiliated with us. The beneficiary of a trust will be one or more charitable organizations that are named by us.

     Shares-in-trust will remain issued and outstanding common shares or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The record holder will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The record holder will vote all shares-in-trust. The record holder will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee (i) purchases such shares-in-trust for valuable consideration and (ii) acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.

     The prohibited owner with respect to shares-in-trust will be required to repay to the record holder the amount of any dividends or distributions received by the prohibited owner (i) that are attributable to any shares-in-trust and


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
(ii) the record date of which was on or after the date that such shares became shares-in-trust. The prohibited owner generally will receive from the record holder the lesser of (i) the price per share such prohibited owner paid for the common shares or preferred shares that were designated as shares-in-trust (or, in the case of a gift or devise, the market price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the record holder from the sale of such shares-in-trust. Any amounts received by the record holder in excess of the amounts to be paid to the prohibited owner will be distributed to the beneficiary.

     The shares-in-trust will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the market price per share on the date that we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such shares-in-trust or (ii) the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

     "Market price" on any date shall mean the average of the last quoted sale price as reported by the American Stock Exchange for the five consecutive trading days (as defined below) ending on such date.

     Any person who acquires or attempts to acquire common or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a trust, will be required (i) to give immediately written notice to us of such event and (ii) to provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding common and preferred shares must, within 30 days after December 31 of each year, provide to us a written statement or affidavit stating the name and address of such direct or indirect owner, the number of common and preferred shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limitation.

     The ownership limitation generally does not apply to the acquisition of common or preferred shares by an underwriter that participates in a public offering of such shares. In addition, the trustees, upon receipt of advice of counsel or other evidence satisfactory to the trustees, in their sole and absolute discretion, may, in their sole and absolute discretion, exempt a person from the ownership limitation under certain circumstances. The foregoing restrictions continue to apply until (i) the trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of common and preferred shares entitled to vote on such matter at a regular or special meeting of our shareholders.

     All certificates representing common or preferred shares bear a legend referring to the restrictions described above.

     This ownership limitation could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some, or a majority, of shares of common shares might receive a premium for their shares of common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

OTHER MATTERS

     Our transfer agent and registrar for our priority common shares is First Union National Bank of North Carolina, Charlotte, North Carolina.

              CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION
                               OF TRUST AND BYLAWS

CLASSIFICATION OF THE BOARD OF TRUSTEES

     Our Bylaws provide that the number of our trustees may be established by the Board of Trustees but may not be fewer than three nor more than nine. As of December 31, 2001, we have seven trustees. The trustees may increase or decrease the number of trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of trustees shall never be less than the number required by Maryland law and that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy will be filled, including a vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees or, if no trustees remain, by a majority of our shareholders.

     Pursuant to our Declaration of Trust, the Board of Trustees is divided into two classes of trustees. Trustees of each class are chosen for two-year terms and each year one class of trustees will be elected by the shareholders. We believe that classification of the Board of Trustees helps to assure the continuity and stability of our business strategies and policies as determined by the trustees. Holders of common shares have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control in us or other transaction that might involve a premium price for holders of common shares that might be in the best interest of the shareholders.

REMOVAL OF TRUSTEES

     The Declaration of Trust provides that a trustee may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of the trustees, this provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

     Under Maryland law, certain business combinations between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares (who the statute terms an "interested shareholder"), or an affiliate of an interested shareholder, are prohibited for five years after the most recent date on which they became such persons. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination must be recommended by the Board of Trustees and approved by the affirmative vote of at least:

     -    80%  of  our  outstanding  voting  shares;  and

     - two-thirds of the outstanding voting shares, excluding shares held by the interested shareholder,

unless, among other conditions, the shareholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

     These provisions do not apply, however, to business combinations that the Board of Trustees approves or exempts before the time that the interested shareholder becomes an interested shareholder.


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
CONTROL SHARE ACQUISITIONS

     Maryland law provides that "control shares" acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or directors who are employees of ours. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

     -    one-tenth  or  more  but  less  than  one-third;

     -    one-third  or  more  but  less  than  a  majority;  or

     -    a  majority  of  all  voting  power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders' meeting.

     If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by our Board of Trustees or exempted by our Declaration of Trust or Bylaws.

AMENDMENT

     Our Declaration of Trust provides that it may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter, but that certain provisions of the Declaration of Trust regarding (i) our Board of Trustees, including the provisions regarding independent trustee requirements, (ii) the restrictions on transfer of the common shares and the preferred shares, (iii) amendments to the Declaration of Trust by the trustees and our shareholders and (iv) our termination may not be amended, altered, changed or repealed without the approval of two-thirds of all of the votes entitled to be cast on these matters. In addition, the Declaration of Trust provides that it may be amended by the Board of Trustees, without shareholder approval to (a) increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of beneficial interest that the Trust has authority to issue or (b) qualify as a REIT under the Code or under the Maryland REIT law. Our Bylaws may be amended or altered exclusively by the Board of Trustees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Declaration of Trust limits the liability of our directors and officers for money damages, except for liability resulting from:

     - actual receipt of an improper benefit or profit in money, property or services; or

     - a final judgment based upon a finding of active and deliberate dishonesty by the director that was material to the cause of action adjudicated.

     Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our Bylaws permit us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

     Maryland law permits a corporation to indemnify its present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

     - the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

     -    was  committed  in  bad  faith;  or

     -    was  the  result  of  active  and  deliberate  dishonesty;  or

     - in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

     However, a Maryland corporation may not indemnify for an adverse judgment in a derivative action. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

     - a written affirmation by the trustees or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

     - a written undertaking to repay the amount reimbursed if the standard of conduct was not met.

CERTAIN PROVISIONS OF MARYLAND LAW

     Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of trustees to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of trustees may classify itself without the vote of shareholders. A board of trustees classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of trustees may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

     - provide that a special meeting of shareholders, will be called only at the request of shareholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting,

     -    reserve  for  itself  the  right  to  fix  the  number  of  trustees,

     - provide that a trustee may be removed only by the vote of the holders of two-thirds of the shares entitled to vote, and

     - retain for itself sole authority to fill vacancies created by the death, removal or resignation of a trustee.

     In addition, a trustee elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of shareholders. A board of trustees may implement all or any of these provisions without amending the declaration of trust or bylaws and without shareholder approval. A corporation may be prohibited by its charter or by resolution of its board of trustees from electing any of the provisions of the statute. We are is not prohibited from implementing any or all of the statute.

While certain of these trustees to override further changes to the charter or by laws. If implemented, these provisions could discourage offers to acquire the our shares and could increase the difficulty of completing an offer.

OPERATIONS

     We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

DISSOLUTION OF THE COMPANY

     Pursuant to our Declaration of Trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding, our shareholders, at any meeting thereof, may terminate us by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter after the authorization, advice and approval thereof by a majority of the Board of Trustees.

ADVANCE NOTICE OF TRUSTEES NOMINATIONS AND NEW BUSINESS

     Our Bylaws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to our Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and
(b) with respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Trustees or (iii) provided that the Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

     The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our Declaration of Trust on classification of the Board of Trustees, the removal of trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of the Bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of the priority common shares or otherwise be in their best interest.

MARYLAND ASSET REQUIREMENTS

     To maintain its qualification as a Maryland REIT, the Maryland REIT Law requires at least 75% of the value of our assets to be held, directly or indirectly, in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short term securities and receivables. The Maryland REIT Law also prohibits us from using or applying land for farming, agricultural, horticultural or similar purposes.

                                PARTNERSHIP AGREEMENT

MANAGEMENT

     Hersha Hospitality Limited Partnership has been organized as a Virginia limited partnership. Pursuant to the partnership agreement, we, as the sole general partner of the operating partnership, have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership's


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
line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights requires the consent of limited partners holding more than 50% of the operating partnership units held by such partners.

     The affirmative vote of at least two-thirds of the operating partnership units, is required for a sale of all or substantially all of the assets of the partnership, or to approve a merger or consolidation of the partnership, provided, however, that such approval shall no longer be required if we fail to pay a distribution of $0.72 per share to the holders of the priority common shares for any 12-month period. We currently own a 31% interest and limited partners own a 69% interest in the operating partnership.

TRANSFERABILITY OF INTERESTS

     We may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless our successor contributes substantially all of its assets to the partnership in return for a general partnership interest in the partnership. With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent we may withhold in our sole discretion. We may not consent to any transfer that would cause the partnership to be treated as a corporation for federal income tax purposes.

CAPITAL CONTRIBUTION

     We contributed to the partnership substantially all the net proceeds of the initial offering as our initial capital contribution in exchange for approximately a 36% general partnership interest. As of December 31, 2001 we have approximately a 31% general partnership interest. Some of our trustees, executive officers and their affiliates made contributions to the partnership and became limited partners and collectively now own the remaining 69%
partnership interest. The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership's and our best interests. If we contribute additional capital to the partnership, we will receive additional operating partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

REDEMPTION RIGHTS

     Pursuant to the partnership agreement, the limited partners receive redemption rights, which enables them to cause the partnership to redeem their interests therein in exchange for cash or, at our option, Class B Common Shares on a one-for-one basis. In the event that the Class B Common Shares are converted into priority common shares prior to redemption of the operating partnership units, such outstanding operating partnership units will be redeemable for priority common shares. If we do not exercise our option to redeem such interests for Class B Common Shares, then the limited partner may make a written demand that we redeem such interests for Class B Common Shares. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the redeeming limited partner would

     - result in any person owning, directly or indirectly, common shares in excess of the ownership limitation as per our Declaration of Trust,


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
     - result in the shares of our beneficial interest being owned by fewer than 100 persons (determined without reference to any rules of attribution),

     -    result  in  our  being  "closely  held"  within the meaning of Section
          856(h)  of  the  Code,

     - cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of ours or the partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, or

     - cause the acquisition of common shares by such redeeming limited partner to be "integrated" with any other distribution of common shares for purposes of complying with the Securities Act.

     With respect to the operating partnership units that were issued in connection with the acquisition of our hotels, the redemption rights may be exercised by the limited partners at any time after one year following the acquisition of these hotels. With respect to the operating partnership units issued in connection with the acquisition of newly-renovated hotels and newly-developed hotels, the redemption rights may not be exercised by the limited partners until after the adjustment date. In all cases, however,

     - each limited partner may not exercise the redemption right for fewer than 1,000 units or, if such limited partner holds fewer than 1,000 operating partnership units, all of the units held by such limited partner,

     - each limited partner may not exercise the redemption right for more than the number of operating partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the ownership limitation and

     - each limited partner may not exercise the redemption right more than two times annually.

     The aggregate number of common shares issuable upon exercise of the redemption rights is approximately 5.1 million. The number of common shares issuable upon exercise of the redemption rights will be adjusted our account of share splits, mergers, consolidations or similar pro rata share transactions.

     The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code.

     In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include

     -    all  expenses  relating  to  our  continuity  of  existence,

     -    all  expenses  relating  to  offerings and registration of securities,

     - all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations,

     - all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body and

     - all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

     The company expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly.


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
DISTRIBUTIONS

     The partnership agreement provides that, during the priority period (which is the earlier of (i) January 26, 2004 and (ii) an election by us to end the priority period within 15 days if the share price remains over $7.00 per share for these 15 days), the partnership will distribute cash available for distribution (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the partnership's property in connection with the liquidation of the partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, in the following order of priority:

     (i) first, to us until we have received, on a cumulative basis, $0.18 per quarter per operating partnership unit held by us,

     (ii) second, to the limited partners in accordance with their respective percentage interests in the partnership until each limited partner has received an amount equal to our distribution, and

     (iii) finally, to us and the limited partners in accordance with the respective percentage interests in the partnership.

     After the priority period, the partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the partnership's property in connection with the liquidation of the partnership) on a quarterly (or, at our election, more frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the partnership.

     Upon liquidation of the partnership during the priority period, after payment of, or adequate provision for, the debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed in the following order of priority:

     (i) first, to us until we have received any unpaid distributions plus an amount equal to $6.00 per operating partnership unit held by us,

     (ii) second, to the limited partners in accordance with their respective percentage interests in the partnership until each limited partner has received an amount equal to any distribution paid to us plus $6.00 per operating partnership unit held by the limited partner, and

     (iii) finally, to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

     Upon liquidation of the partnership after the priority period, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances. If we have a negative balance in our capital account following a liquidation of the partnership, we will be obligated to contribute cash to the partnership equal to the negative balance in our capital account.

ALLOCATIONS

     Depreciation and amortization deductions of the partnership for each fiscal year are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. Profits of the partnership (excluding depreciation and amortization deductions) for each fiscal year is allocated in the following order of priority:

     (i) first, to us until the aggregate amount of profit allocated to us under this clause (i) for the current and all prior years equals the aggregate amount of our distributions distributed to us for the current and all prior years,


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
     (ii) second, to the limited partners in accordance with their respective percentage interests in the partnership until the aggregate amount of profit allocated to the limited partners under this clause (ii) for the current and all prior years equals the aggregate amount the distributions distributed to the limited partners for the current and all prior years, and

     (iii) finally, to us and the limited partners in accordance with their respective percentage interests in the partnership.

     Losses of the partnership (excluding depreciation and amortization deductions) for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

TERM

     The partnership will continue until December 31, 2050, or until sooner dissolved upon:

     - our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership),

     - the sale or other disposition of all or substantially all the assets of the partnership,

     - the redemption of all operating partnership units (other than those held by us, if any) or

     -    an  election  by  us  as  the  General  Partner.

TAX MATTERS

     Pursuant to the partnership agreement, we are the tax matters partner of the partnership and, as such, have authority to handle tax audits and to make tax elections under the Code on behalf of the partnership.

               FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

     This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "Taxation of Tax-Exempt Shareholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "Taxation of Non-U.S. Shareholders" below).

     The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     In connection with this offering of our priority common shares, Hunton & Williams is rendering an opinion, which will be filed as an exhibit to the registration statement of which this prospectus is a part, that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 1999 through December 31, 2000, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2001 and in the future. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Moreover, we urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our priority common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

TAXATION

     We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended December 31, 1999. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below.

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

     - We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned;

     - We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to shareholders;

     -    We  will  pay  income  tax  at  the  highest  corporate  rate  on:

          - net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

          -    other  non-qualifying  income  from  foreclosure  property.

     - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification--Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

          - the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by

          -    a  fraction  intended  to  reflect  our  profitability.

     -    If  we  fail to distribute during a calendar year at least the sum of:

          -    85%  of  our  REIT  ordinary  income  for  the  year,

          -    95%  of  our  REIT  capital  gain  net  income  for the year, and

          - any undistributed taxable income from earlier periods, we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

     - We may elect to retain and pay income tax on our net long-term capital gain.

     -    We will be subject to a 100% excise tax on transactions with a taxable


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          REIT  subsidiary  that  are  not  conducted  on an arm's-length basis.

     - If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

          - the amount of gain that we recognize at the time of the sale or disposition, and

          - the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

     The rules described here will apply assuming that we make an election under the Treasury regulations.

REQUIREMENTS FOR QUALIFICATION

         A REIT is an entity that meets each of the following requirements:

1.   It  is  managed  by  trustees  or  directors.

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5. At least 100 persons are beneficial owners of its shares or ownership certificates.

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We have issued sufficient priority common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Declaration of Trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements.


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     An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership"), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of a "taxable REIT subsidiary," or TRS, in taxable years beginning on or after January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We do not currently have any TRSs, but may form one or more TRSs in the future.

INCOME TESTS

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     -    rents  from  real  property;

     - interest on debt secured by mortgages on real property, or on interests in real property;

     - dividends or other distributions on, and gain from the sale of, shares in other REITs; and

     -    gain  from  the  sale  of  real  estate  assets.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

     - First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

     - Second, neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent other than a TRS.

     - Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.


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     -    Finally,  we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which can provide customary and noncustomary services to our tenants without tainting our rental income.

     Pursuant to percentage leases, our lessees lease the land, buildings, improvements, furnishings and equipment comprising our hotels, for terms of three to five years, with options to renew for terms of three to five years.
The percentage leases provide that the lessees are obligated to pay (1) the greater of a minimum base rent or percentage rent and (2) "additional charges" or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by gross room revenues and gross food and beverage revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas are adjusted for inflation. Base rent and percentage rent accrue and are due monthly or quarterly.

     In order for the base rent, percentage rent and additional charges to constitute "rents from real property," the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

     -    the  intent  of  the  parties;

     -    the  form  of  the  agreement;

     - the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

     - the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

     In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

     -    the  service  recipient  is  in  physical  possession of the property;

     -    the  service  recipient  controls  the  property;

     - the service recipient has a significant economic or possessory interest in the property, or whether the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property;

     - the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

     - the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and


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     -    the total contract price substantially exceeds the rental value of the property  for  the  contract  period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

     We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

     - we and the lessees intend for our relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

     - the lessees have the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

     - the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities, structural elements and capital improvements, and generally dictate how the hotels are operated, maintained and improved;

     - the lessees bear the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes and property and casualty insurance premiums;

     - the lessees benefit from any savings in the cost of operating the hotels during the term of the percentage leases;

     - The lessees generally have indemnified us against all liabilities imposed on us during the term of the percentage leases by reason of
          (1)  injury  to persons or damage to property occurring at the hotels,
          (2) the lessees' use, management, maintenance or repair of the hotels,
          (3) any environmental liability cause by acts or grossly negligent failures to act of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

     - the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

     - the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

     - we cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

     - the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

     Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that we receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

     As described above, in order for the rent that we receive to constitute "rents from real property," several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

     -    are  fixed  at  the  time  the  percentage  leases  are  entered into;


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     -    are  not  renegotiated  during  the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

     -    conform  with  normal  business  practice.

     More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenue from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

     Another requirement for qualification of the rent as "rents from real property" is that we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a "related party tenant") other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our charter prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

     A third requirement for qualification of the rent as "rents from real property" is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the "personal property ratio"). Prior to January 1, 2001, the personal property ratio was computed based on relative adjusted tax bases instead of fair market values. With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus lose our REIT status.

     A fourth requirement for qualification of the rent as "rents from real property" is that, other than within the 1% de minimis exception described above and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because we do not perform any services other than customary ones for the lessees. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property. However, any TRS in which we acquire an interest can provide customary and noncustomary services to our lessees without tainting our rental income from the related properties.

     If a portion of the rent that we receive from a hotel does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our


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gross  income  during  the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as "rents from real property" because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as "rents from real property." In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

     In addition to the rent, the lessees are required to pay certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that we are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that such charges do not qualify as "rents from real property," they instead will be treated as interest that qualifies for the 95% gross income test.

     Interest. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term
"interest" solely by being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

     - that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

     - for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

     - for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:


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
     - on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     - on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

     - which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     - our failure to meet such tests is due to reasonable cause and not due to willful neglect;

     -    we  attach  a schedule of the sources of our income to our tax return;
          and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "Taxation," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

ASSET TESTS

     To maintain our qualification as a REIT, we also must satisfy two asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

     -    cash  or  cash  items,  including  certain  receivables;

     -    government  securities;

     - interests in real property, including leaseholds and options to acquire real property and leaseholds;

     -    interests  in  mortgages  on  real  property;

     -    stock  in  other  REITs;  and

     - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

     Under the second asset test, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and specified partnership interests and debt obligations:

     - not more than 5% of the value of our total assets may be represented by securities of any one issuer;

     - we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

     - we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10% value test").


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
In addition, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs.

     We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

     - we satisfied the asset tests at the end of the preceding calendar quarter; and

     - the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the first item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     As described above, in taxable years beginning after December 31, 2000, we may own up to 100% of the stock of one or more TRSs. TRSs can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. We and a subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. The deductibility of interest paid or accrued by a TRS to us is limited to assure that the TRS is subject to an appropriate level of corporate taxation. Further, there is a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Overall, no more than 20% of our assets can consist of securities of TRSs. We do not currently have any TRSs, but may form one or more TRSs in the future.

DISTRIBUTION REQUIREMENTS

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

     -    the  sum  of

          - 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

          - 90% of our after-tax net income, if any, from foreclosure property, minus

     -    the  sum  of  certain  items  of  non-cash  income.

     The foregoing percentages were reduced from 95% to 90% commencing with our 2001 taxable year.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

     -    85%  of  our  REIT  ordinary  income  for  such  year,


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
     -    95%  of  our  REIT  capital  gain  income  for  such  year,  and

     -    any  undistributed  taxable  income  from  prior  periods,

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

          It is possible that, from time to time, we may experience timing differences between:

     - the actual receipt of income and actual payment of deductible expenses, and

     - the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

RECORD-KEEPING REQUIREMENTS

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.

FAILURE TO QUALIFY

     If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. shareholder" means a holder of priority common shares that, for United States federal income tax purposes, is:

     -    a  citizen  or  resident  of  the  United  States,

     - an entity created or organized under the laws of the United States or of a political subdivision of the United States,


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
     - an estate whose income from sources outside the United States is includible in gross income for United States federal income tax purposes regardless of its source, or

     -    any  trust  with  respect  to  which

          - a United States court is able to exercise primary supervision over its administration, and

          - one or more United States persons have the authority to control all of its substantial decisions.

     A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its priority common shares. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its priority common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

     A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's priority common shares. Instead, the distribution will reduce the adjusted basis of such priority common shares. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in his or her priority common shares as long-term capital gain, or short-term capital gain if the shares of priority common shares have been held for one year or less, assuming the priority common shares are a capital asset in the hands of the U.S. shareholder.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the priority common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of priority common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF PRIORITY COMMON SHARES

     In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her priority common shares as long-term capital gain or loss if the U.S. shareholder has held the priority common shares for more than one year. However, a U.S. shareholder must treat any loss upon a sale or exchange of priority common shares held by such shareholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the priority common shares may be disallowed if the U.S. shareholder purchases other priority common shares within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.1% and, under current law, is to be reduced in the future. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain


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from  the  sale  or  exchange  of  "section  1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 20% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of up to 30.5% with respect to distributions unless the holder:

     - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders. See "Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of priority common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

     - the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

     - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of


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          the  pension  trust  to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust; and

     -    either

          - one pension trust owns more than 25% of the value of our shares of beneficial interest; or

          - a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the priority common shares, including any reporting requirements.

     A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

     - a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with us, or

     - the non-U.S. shareholder files the required form with us claiming that the distribution is effectively connected income.

     A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its priority common shares. Instead, the distribution will reduce the adjusted basis of those priority common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its priority common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its priority common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S.


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
shareholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.

     A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of beneficial interest. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the priority common shares at all times during a specified testing period will not incur tax under FIRPTA if the priority common shares are "regularly traded" on an established securities market. Because the priority common shares are regularly traded as on established securities market, a non-U.S. shareholder will not incur tax under FIRPTA unless it owns more than 5% of the priority common shares. If the gain on the sale of the priority common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

     - the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

     - the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

                             OTHER TAX CONSEQUENCES

TAX ASPECTS OF OUR INVESTMENTS IN OUR OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and the subsidiary partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     CLASSIFICATION AS PARTNERSHIPS. We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

     -    is  not  a  "publicly  traded"  partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

     Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and
(2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. Instead, Hunton & Williams has delivered an opinion to us providing that each Partnership has been since its formation, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation. Unlike a tax ruling, an opinion of counsel is not binding upon the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the status of the Partnerships as partnerships for federal income tax purposes. If such challenge were sustained by a court, the Partnerships would be treated as corporations for federal income tax purposes, as described below. The opinion of Hunton & Williams is based on existing law, which to a great extent consists of administrative and judicial interpretation. No assurance can be given that subsequent administrative or judicial changes will not modify the conclusions expressed in the opinions.

     If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See "Federal Income Tax Consequences of Our Status as a REIT-Requirements for Qualification-Income Tests" and "-Requirements for Qualification-Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "Federal Income Tax Consequences of Our Status as a REIT-Requirements for Qualification-Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

     PARTNERS, NOT THE PARTNERSHIPS, SUBJECT TO TAX. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

     PARTNERSHIP ALLOCATIONS. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

     Under our operating partnership's partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the operating partnership will be specially allocated to the contributing partners to the extent of any built-in or loss gain with respect to such property for federal income tax purposes.

     BASIS IN PARTNERSHIP INTEREST. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to:

     - the amount of cash and the basis of any other property contributed by us to the operating partnership;

     - increased by our allocable share of the operating partnership's income and our allocable share of indebtedness of the operating partnership; and

     - reduced, but not below zero, by our allocable share of the operating partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership.

     If the allocation of our distributive share of the operating partnership's loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

     DEPRECIATION DEDUCTIONS AVAILABLE TO OUR OPERATING PARTNERSHIP. To the extent that the operating partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the operating partnership. The operating partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, the operating partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the operating partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The operating partnership's initial basis in hotels acquired in exchange for units in the operating partnership should be the same as the transferor's basis in such hotels on the date of acquisition by the operating partnership. Although the law is not entirely clear, the operating partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The operating partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions.

SALE OF A PARTNERSHIP'S PROPERTY

     Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "Federal Income Tax Consequences of Our Status as a REIT-Requirements for Qualification-Income Tests." We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

STATE AND LOCAL TAXES

     We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the priority common shares.

                                 PLAN OF DISTRIBUTION

     This prospectus covers the sale by us of 2,000,000 shares of priority common shares. We may sell the securities in one or more of the following methods from time to time:

     - direct sales of shares to investors in privately negotiated transactions;

     -         sale  to  underwriters  for resale to the public or to investors;

     -         any  combination  of  these  methods  of  sale;  or

     -         any  other  legal  method.

     Any of these transactions may be effected at market prices prevailing at the time of sale, prices related to such prevailing market prices, negotiated prices or fixed prices. If we effect these transactions by selling shares to or through brokers, dealers or agents, these brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or commissions from purchasers of shares for whom they may act as agent (which discounts, concessions or commissions as to particular brokers, dealers or agents might be in excess of those customary in the types of transactions involved). Brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any profit on the sale of shares by them and any discounts, concessions or commissions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     We will set forth in a prospectus supplement the terms of the offering of the priority common shares, if required by applicable law, including:

     -         the  name  or  names  of  any  agents  or  underwriters;

     - the purchase price of the securities being offered and the proceeds we will receive from the sale;

     - any over-allotment options under which underwriters may purchase additional securities from us;

     - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation; and

     - any discounts or concessions allowed or re-allowed or paid to dealers.


AGENTS

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell priority common shares on a continuing basis.

UNDERWRITERS

     If we use underwriters for a sale of priority common shares, we will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. Underwriters, dealers and agents that participate in the distribution of the priority common shares may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the priority common shares may be treated as underwriting discounts and commissions under the Securities Act. The underwriters may resell the priority common shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any public offering price and any discounts or concessions the underwriters allow or re-allow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

     We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

STABILIZATION ACTIVITIES

     An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

     Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition and without limiting the foregoing, we will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M (Rules 100-106), which provisions may limit the timing of purchases and sales of priority common shares by us.

OTHER

     Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                                       EXPERTS

     Our consolidated balance sheets as of December 31, 2000 and 1999 and our consolidated statements of operations, cash flows and shareholders' equity for each of the years ended December 31, 2000, 1999 and 1998 included in this Prospectus, have been audited by Moore Stephens, P.C., independent certified public accountants, whose report is included in this prospectus and given upon their authority as experts in accounting and auditing.

                               REPORTS TO SHAREHOLDERS

     We furnish our shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants.

                                    LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams. In addition, the summary of legal matters contained in the section of this Prospectus under the heading "Federal Income Tax Consequences of Our Status as a REIT" is based on the opinion of Hunton & Williams.

                          INDEX TO FINANCIAL STATEMENTS


                                                                               Page
                                                                               ----
HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
Independent Auditor's Report. . . . . . . . . . . . . . . . . . . . . . . . .  F-2
Consolidated Balance Sheets as of December 31, 2000 and 1999. . . . . . . . .  F-3
Consolidated Statements of Operations for the years ended
December 31, 2000 and 1999. . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
Consolidated Statements of Shareholders' Equity for the years ended
December 31, 2000 and 1999. . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
Consolidated Statements of Cash Flows for the years ended
December 31, 2000 and 1999. . . . . . . . . . . . . . . . . . . . . . . . . .  F-6
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . .  F-9

Schedule III - Real Estate and Accumulated Depreciation for the
year ended December 31, 2000. . . . . . . . . . . . . . . . . . . . . . . . .  F-27

HERSHA HOSPITALITY MANAGEMENT, L.P.
Independent Auditor's Report. . . . . . . . . . . . . . . . . . . . . . . . .  F-29
Balance Sheets as of December 31, 2000 and 1999 . . . . . . . . . . . . . . .  F-30
Statements of Operations for the years ended December 31, 2000 and 1999 . . .  F-31
Statements of Partners Capital for the years ended December 31, 2000 and 1999  F-32
Statements of Cash Flows for the years ended December 31, 2000 and 1999 . . .  F-33
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .  F-35

COMBINED ENTITIES - INITIAL HOTELS
Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . . . . .  F-41
Combined Balance Sheets as of December 31, 1998 and 1997. . . . . . . . . . .  F-42
Combined Statements of Operations for the years ended
December 31, 1998, 1997, and 1996 . . . . . . . . . . . . . . . . . . . . . .  F-43
Combined Statements of Owners' Equity for the years ended
December 31, 1998, 1997 and 1996. . . . . . . . . . . . . . . . . . . . . . .  F-44
Combined Statements of Cash Flows for the years ended
December 31,  1998, 1997 and 1996 . . . . . . . . . . . . . . . . . . . . . .  F-45
Notes to Combined Financial Statements. . . . . . . . . . . . . . . . . . . .  F-46

HERSHA HOSPITALITY TRUST - INTERIM REPORTS
Independent Accountant's Report . . . . . . . . . . . . . . . . . . . . . . .  F-56
Consolidated Balance Sheets as of September 30, 2001 [Unaudited]
and December 31, 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-57
Consolidated Statements of Operations for the three and nine months ended
September 30, 2001 and 2000 [Unaudited] . . . . . . . . . . . . . . . . . . .  F-58
Consolidated Statement of Cash Flows for the nine months ended
September 30, 2001 and 2000 [Unaudited] . . . . . . . . . . . . . . . . . . .  F-59
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . .  F-62

HERSHA HOSPITALITY MANAGEMENT, L.P. - INTERIM REPORTS
Independent Accountant's Report . . . . . . . . . . . . . . . . . . . . . . .  F-70
Balance Sheets as of September 30, 2001 [Unaudited] and
December 31, 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-71
Statement of Operations for the three and nine months ended
September 30, 2001 and 2000 [Unaudited] . . . . . . . . . . . . . . . . . . .  F-72
Statement of Cash Flows for the nine months ended
September 30, 2001 and 2000 [Unaudited] . . . . . . . . . . . . . . . . . . .  F-73
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .  F-74

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Trustees of Hersha Hospitality Trust
  New Cumberland, Pennsylvania


     We have audited the accompanying consolidated balance sheets of Hersha Hospitality Trust and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hersha Hospitality Trust and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the consolidated financial statement schedule referred to above, when considered in relationship to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein as of December 31, 2000.

                                       MOORE STEPHENS, P. C.
                                       Certified Public Accountants.

New York, New York
March 1, 2001

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED  BALANCE  SHEETS  (1)
[IN  THOUSANDS  EXCEPT  SHARE  AMOUNTS]

                                                                        DECEMBER 31,    DECEMBER 31,
                                                                       --------------  --------------
ASSETS:                                                                     2000            1999
                                                                       --------------  --------------
     Investment in Hotel Properties, Net of
     Accumulated Depreciation                                          $      87,671   $      51,908
     Cash and cash equivalents                                                    --             124
     Escrow Deposits                                                           1,178              --
     Lease Payments Receivable - Related Party                                 2,877           2,116
     Intangibles, Net of Accumulated Amortization                              1,720             855
     Due from Related Party                                                      849           1,028
     Other Assets                                                                236             351
                                                                       --------------  --------------
TOTAL ASSETS                                                           $      94,531          56,382
                                                                       ==============  ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
     Cash Overdraft                                                    $          --   $          84
     Line of Credit                                                           11,400           6,096
     Deposits Payable                                                          1,000              --
     Mortgages Payable                                                        50,050          18,658
     Dividends Payable                                                         1,209             410
     Due to Related Party                                                      1,650             188
     Accounts Payable and Accrued Expenses                                       529             161
                                                                       --------------  --------------
TOTAL LIABILITIES                                                      $      65,838   $      25,597
                                                                       --------------  --------------

MINORITY INTEREST                                                             17,679          18,890
                                                                       --------------  --------------

COMMITMENTS AND CONTINGENCIES                                                     --              --
                                                                       --------------  --------------
SHAREHOLDERS' EQUITY:
     Preferred Shares, $.01 par value, 10,000,000 Shares authorized,
     None Issued and Outstanding                                                  --              --

     Common Shares - Priority Class A, $.01 Par Value, 50,000,000
     Shares Authorized, 2,275,000 Shares Issued and Outstanding
     at December 31, 2000 and 1999, (Aggregate Liquidation
     Preference $13,650)                                                          23              23

     Common Shares - Class B, $.01 Par Value, 50,000,000 Shares
     Authorized, -0- Shares Issued and Outstanding at December
     31, 2000 and 1999                                                            --              --

     Additional Paid-in Capital                                               11,968          11,968
     Distributions in Excess of Net Earnings                                    (977)           (186)
                                                                       --------------  --------------
TOTAL SHAREHOLDERS' EQUITY                                                    11,014          11,805
                                                                       --------------  --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $      94,531   $      56,382
                                                                       ==============  ==============

(1)  Operations commenced on January 26, 1999

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND
1999 (1)
[IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS]

                                                 2000           1999
                                             -------------  -------------
REVENUE:
      Percentage Lease Revenues              $     12,773   $      7,264
      Interest                                         50             78
      Interest - Related Party                          1             28
                                             -------------  -------------
      TOTAL REVENUE                                12,824          7,370

EXPENSES:
      Interest expense                              4,712          1,428
      Land Lease - Related Party                       15             20
      Real Estate and Personal Property
      Taxes and Property Insurance                    753            450
      General and Administrative                      590            363
      Early Payment Penalty                           107              -
      Depreciation and Amortization                 3,892          2,064
                                             -------------  -------------
      TOTAL EXPENSES                               10,069          4,325

      INCOME BEFORE MINORITY INTEREST               2,755          3,045

      INCOME ALLOCATED TO MINORITY INTEREST         1,908          1,707
                                             -------------  -------------

      NET INCOME                             $        847   $      1,338
                                             =============  =============

      BASIC EARNINGS PER COMMON SHARE        $       0.37   $       0.59
                                             =============  =============

      DILUTED EARNINGS PER COMMON SHARE      $       0.37   $       0.48
                                             =============  =============

WEIGHTED AVERAGE SHARES:
      Basic                                     2,275,000      2,275,000

      Diluted                                 6,715,996(2)   6,326,690(2)

(1)  Operations commenced on January 26, 1999
(2) Includes 4,440,996 and 4,205,970 units of limited partnership interest that are redeemable on a one-for-one basis for Class B Common Shares.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (1)
[IN THOUSANDS, EXCEPT SHARES]

                                  Priority Class A        Class B
                                   Common Shares        Common Shares   Additional  Distributions
                                 -------------------  -----------------  paid-in    in excess of
                                  Shares    Dollars   Shares   Dollars   capital    net earnings    Total
                                 ---------  --------  -------  --------  --------  --------------  --------
Balance at January 1, 1999               -         -     100          -         -              -         -

Cancellation of Initial Shares           -         -    (100)         -         -              -         -

Issuance of shares,              2,275,000        23       -          -    11,968              -    11,991
  net of offering expenses

Dividends declared                       -         -       -          -         -         (1,524)   (1,524)
  ($0.67 per share)

Net Income                                                                                 1,338     1,338

Balance at December 31, 1999     2,275,000  $     23       -   $      -  $ 11,968  $        (186)  $11,805

Dividends declared                       -         -       -          -         -         (1,638)   (1,638)
  ($0.72 per share)

Net Income                                                                                   847       847

                                 ---------  --------  -------  --------  --------  --------------  --------
Balance at December 31, 2000     2,275,000  $     23       -   $      -  $ 11,968  $        (977)  $11,014
                                 =========  ========  =======  ========  ========  ==============  ========

(1)  Operations commenced on January 26, 1999

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2000 AND 1999 (1)
[IN THOUSANDS]


                                                        2000       1999
                                                      ---------  --------
OPERATING ACTIVITIES:
  Net Income                                          $    847   $ 1,338
                                                      ---------  --------
  Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities:
    Depreciation and Amortization                        3,892     2,064
    Income Allocated to Minority Interest                1,908     1,707
  Change in Assets and Liabilities:
  (Increase) Decrease in:
    Escrow Deposits                                     (1,178)        -
    Lease Payments Receivable - Related Party             (761)   (2,116)
    Other Assets                                           115      (351)
    Due from Related Party                                 (21)        -
  Increase (Decrease):
    Due to Related Parties                                  54       188
    Accounts Payable and Accrued Expenses                  176       245
                                                      ---------  --------
  Total Adjustments                                      4,185     1,737
                                                      ---------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                5,032     3,075

INVESTING ACTIVITIES:
  Purchase of Hotel Property Assets                    (13,017)   (7,209)
  Purchase of Intangible Assets                         (1,078)     (940)
  Loans to Related Party                                  (800)   (1,000)
                                                      ---------  --------
NET CASH USED IN INVESTING ACTIVITIES                  (14,895)   (9,149)

FINANCING ACTIVITIES:
  Cash Overdraft                                           192         -
  Proceeds from Borrowings Under Line of Credit          5,304     6,096
  Net Proceeds from Issuance of Stock                        -    11,991
  Borrowings from Mortgages Payable                     25,050         -
  Principal Repayment of Mortgages Payable             (17,016)   (5,460)
  Dividends Paid                                        (1,638)   (1,114)
  Limited Partnership Unit Distributions Paid           (3,561)   (1,580)
  Borrowings from Related Party                          1,408         -
  Repayment of Related Party Loans                           -    (3,735)
                                                      ---------  --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                9,739     6,198

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      (124)      124
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR              124         -
                                                      ---------  --------

CASH AND CASH EQUIVALENTS - END OF YEAR               $      -   $   124
                                                      =========  ========


(1)  Operations  commenced  on  January  26,  1999

THE  ACCOMPANYING  NOTES  ARE  AN  INTEGRAL  PART  OF  THIS FINANCIAL STATEMENT.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2000 AND 1999(1)
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]


SUPPLEMENTAL  DISCLOSURE  OF  CASH  FLOW  INFORMATION:
  Cash Paid During the Period:            12/31/00     12/31/99
                                          --------     --------
    Interest                              $  4,445     $  1,393

SUPPLEMENTAL  DISCLOSURE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:

We have acquired an Investment in Hotel Properties with an approximate value, at the commencement of operations, of $40,307 in exchange for (i) 4,032,321 subordinated units of limited partnership interest in the Partnership that are redeemable for the same number of Class B Common Shares with a value of approximately $24.2 million based on the initial offering price and (ii) the assumption of approximately $23.3 million of indebtedness of which approximately $6.1 million was repaid immediately after the acquisition of the hotels and approximately $2.8 million was repaid prior to June 30, 1999.

On August 11, 1999 we purchased, from Hasu P. Shah and certain affiliates and other officers and trustees of our Company, [the "Hersha Affiliates"], all the partnership interests in 3744 Associates, a Pennsylvania limited partnership and through the ownership of 3744 Associates, a 60- room Comfort Inn hotel located near the John F. Kennedy International Airport in Jamaica, New York. The Comfort Inn, JFK was newly constructed and commenced operations on August 12, 1999. We have purchased the Comfort Inn, JFK for $5.5 million.

On September 1, 1999 we purchased, from the Hersha Affiliates, all the partnership interests in 2844 Associates, a Pennsylvania limited partnership and through the ownership of 2844 Associates, a 77-room Clarion Inn & Suites hotel located in Harrisburg, Pennsylvania. We acquired the Clarion Inn & Suites for a purchase price of $2.7 million. We have assumed a mortgage payable of $2.0 million in connection with the acquisition of this hotel.

On September 1, 1999 we purchased, from the Hersha Affiliates, all the partnership interests in 3544 Associates, a Pennsylvania limited partnership and through the ownership of 3544 Associates, a 72-room Hampton Inn hotel located in Danville, Pennsylvania. The total purchase price was $3.6 million. We have acquired an Investment in the Hampton Inn, Danville, PA in exchange for (i) 173,359 subordinated units of limited partnership interest in the partnership that are redeemable for the same number of Class B Common Shares with a value of approximately $1.0 million based on the initial offering price and (ii) the assumption of approximately $2.6 million of indebtedness.

On January 1, 2000, we purchased three hotels from the Hersha Affiliates. These hotels consist of the Hampton Inn, Hershey, the Best Western, Indiana and the Comfort Inn, McHenry. The purchase prices paid for these hotels were $7.5 million, $2.2 million and $1.8 million, respectively. We have assumed mortgages payable of $5.0 million, $1.4 million and $1.2 million, respectively in connection with the acquisitions of these hotels. We have also assumed related party debt of $1.0 million related to the purchase of the Hampton Inn, Hershey. The Hersha Affiliates have received cash of approximately $1.5 million, $0.8 million and $0.6 million, respectively, for the remainder of the proceeds from the sale of these hotels.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2000 AND 1999 (1)
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

     On May 19, 2000, we completed the acquisition of four hotels from Noble Investment Group, Ltd. ("Noble"). We have simultaneously entered into lease agreements with Noble for the four properties. We lease the properties to entities owned by Noble pursuant to percentage leases that provide for rent based, in part, on the room revenues from the hotels. The leases for the Comfort Suites, Duluth, GA. and the Holiday Inn Express, Duluth, GA. are effective as of May 19, 2000. The leases for the Hampton Inn hotels located in Newnan and Peachtree City are effective as of April 20, 2000.

On October 1, 2000, we purchased the Sleep Inn in Corapolis, PA from the Hersha Affiliates. The purchase price paid for this hotel was $5.5 million. We have assumed a mortgage payable of $3.8 million. The Hersha Affiliates have received cash of approximately $1.7 million for the remainder of the proceeds from the sale of this hotel.

On December 28, 2000 we declared an $0.18 per Class A Common Share dividend of $410 and a distribution of $0.18 per unit totaling $799 to the holders of limited partnership units that was paid on January 25, 2001.

We have also issued an additional 235,026 units of limited partnership interest in connection with final settlement of the purchase prices for the Holiday Inn, Milesburg, the Comfort Inn, Denver and the Holiday Inn Express, Riverfront. The total number of units outstanding as of December 31, 2000 was 4,440,996.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]


[1]  ORGANIZATION  AND  BASIS  OF  FINANCIAL  PRESENTATION

Hersha Hospitality Trust [the "Company"] was formed in May 1998 to acquire equity interests in ten existing hotel properties. We are a self-administered, Maryland real estate investment trust for federal income tax purposes. On January 26, 1999, we completed an initial public offering of 2,275,000 shares of $.01 par value Priority Class A Common Shares. The offering price per share was $6 resulting in gross proceeds of $13,650. Net of underwriters discount and offering expenses, we received net proceeds of $11,991.

Upon completion of the initial public offering, we contributed substantially all of the net proceeds to Hersha Hospitality Limited Partnership the ["Partnership"] in exchange for a 36.1% general partnership interest in the Partnership. The Partnership used these proceeds to acquire an equity interest in ten hotels, [the "Initial Hotels"] through subsidiary partnerships, and to retire certain indebtedness relating to these hotels. The Partnership acquired these hotels in exchange for (i) units of limited partnership interest in the Partnership which are redeemable, subject to certain limitations, for an aggregate of 4,032,431 Priority Class B Common Shares, with a value of approximately $24.2 million based on the initial public offering, and (ii) the assumption of approximately $23.3 million of indebtedness of which approximately $6.1 million was repaid immediately after the acquisition of the hotels. Hasu P. Shah and certain affiliates the ["Hersha Affiliates"] received units of limited partnership interests in the Partnership aggregating a 63.9% equity interest in the Partnership. The Partnership owns a 99% limited partnership interest and Hersha Hospitality, LLC ["HHLLC"], a Virginia limited liability company, owns a 1% general partnership interest in the subsidiary partnerships. The Partnership is the sole member of HHLLC. We began operations on January 26, 1999, therefore, the historical financial statements include activity from January 26, 1999 to December 31, 2000.

We lease 17 of our hotel facilities to Hersha Hospitality Management, LP, ["HHMLP"], a limited partnership owned by certain members of the Hersha Affiliates. HHMLP operates and leases the hotel properties pursuant to separate percentage lease agreements [the "Percentage Leases"] that provide for initial fixed rents or percentage rents based on the revenues of the hotels. The hotels are located principally in the Mid-Atlantic region of the United States. We have also entered into percentage leases with Noble Investment Group, Ltd. ["Noble"], an independent third party management company, to lease and manage four hotels in the metropolitan Atlanta market.

     On May 19, 2000, we completed our acquisition of four hotel properties in metropolitan Atlanta, Georgia from various entities owned by Noble. The four properties acquired and their respective purchase prices are as follows:

HOTEL PROPERTY           ROOMS              LOCATION          PURCHASE PRICE

Comfort Suites             85        Duluth, Georgia          $    5,207,857
Holiday Inn Express        68        Duluth, Georgia          $    3,735,413
Hampton Inn                91        Newnan, Georgia          $    7,117,092
Hampton Inn                61        Peachtree City, Georgia  $    3,939,640

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[1]  ORGANIZATION  AND  BASIS  OF  FINANCIAL  PRESENTATION  [CONTINUED]

The Partnership acquired the Hampton Inn, Newnan and Hampton Inn, Peachtree City through the assumption of existing debt, held by General Electric Capital Corporation, of $3.6 million and $2.4 million, respectively. In addition, approximately $5.0 million was utilized from our outstanding line of credit. The Comfort Suites, Duluth and the Holiday Inn Express, Duluth were purchased through mortgages from Lehman Brothers Bank totaling $6.0 million in addition to $3.0 million from our outstanding line of credit.

Since the completion of the initial public offering we have issued an additional 173,539 units of limited partnership interest in connection with the acquisition of the Hampton Inn, Danville, PA. We have also issued an additional 235,026 units of limited partnership interest in connection with final settlement of the purchase price of the Holiday Inn, Milesburg, the Comfort Inn, Denver and the Holiday Inn Express, Riverfront. The total number of units of limited partnership interest outstanding as of December 31, 2000 and 1999 was 4,440,996 and 4,205,970, respectively.

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and includes all of our accounts as well as accounts of the Partnership and the subsidiary Partnerships. All intercompany amounts have been eliminated.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT IN HOTEL PROPERTIES - Investment in hotel properties are stated at cost. Depreciation for financial reporting purposes is principally based upon the straight-line method.

The  estimated  lives  used  to  depreciate the Hotel properties are as follows:

Building  and  Improvements     15  to  40  Years
Furniture  and  Fixtures         5  to  7  Years

IMPAIRMENT OF LONG-LIVED ASSETS - We review the carrying value of each hotel property in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel property or that depreciation periods should be modified. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. We perform undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. We do not believe that there are any current facts or circumstances indicating impairment of any of our investment in hotel properties.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  [CONTINUED]

CASH AND CASH EQUIVALENTS - Cash and cash equivalents are comprised of cash and certain highly liquid investments with maturities of three months or less when acquired, carried at cost, which approximates fair value. We had no cash equivalents at December 31, 2000.

INTANGIBLE ASSETS - Intangible assets are carried at cost and consist of loan acquisition fees and goodwill. Amortization of loan acquisition fees is computed using the straight-line method over the two year term of the related debt and over a 15 year period for goodwill.

REVENUE RECOGNITION - Percentage lease income is recognized when earned from the Lessees under the agreements from the date of acquisition of each hotel property. Lease income is recognized under fixed rent agreements ratably over the lease term. All leases between us and the Lessees are operating leases.

INCOME TAXES - We qualify as a real estate investment trust under Section 856 and 860 of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been reflected in the financial statements.

Earnings and profits that determine the taxability of dividends to shareholders differ from net income reported for financial reporting purposes due to the differences for Federal tax purposes in the estimated useful lives and methods used to compute depreciation. During 2000 and 1999, none of the distributions were considered to be return of capital for Federal income tax purposes.

MINORITY INTEREST - Minority interest in the Partnership represents the limited partners proportionate share of the equity of the Partnership. The limited partnership interests are owned by numerous individuals and companies. Income is allocated to minority interest based on weighted average percentage ownership throughout the year.

EARNINGS PER COMMON SHARE - We compute earnings per share in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings Per Share."

SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and replaces its primary earnings per share with new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earning per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the option or warrants.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  [CONTINUED]

CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject us to concentrations of credit risk include cash and cash equivalents and rent receivable arising from our normal business activities. We place our cash and cash equivalents with high credit quality financial institutions. We do not require collateral to support our financial instruments. At December 31, 2000 and 1999, we had approximately $-0- and $35, respectively, in financial institutions that exceeded federally insured amounts.

Rental income is earned from one related party lessee and one unrelated party lessee. Therefore, the collection of rent receivable and rent income is reliant on the continued financial health of these Lessees.

STOCK BASED COMPENSATION - We account for employee stock-based compensation under the intrinsic value based method as prescribed by Accounting Principles Board ["APB"] Opinion No. 25. We apply the provisions of SFAS No. 123, "Accounting for Stock Based Compensation," to non-employee stock-based compensation and the pro forma disclosure provisions of that statement to employee stock-based compensation.

DISTRIBUTIONS - On December 28, 2000, we declared an $0.18 per Class A Common Share dividend which was paid on January 25, 2001.

[3]  INTANGIBLE  ASSETS

At December 31, 2000 and 1999, intangibles consisted of the following:

                                                       ACCUMULATED
DESCRIPTION                                    COST   AMORTIZATION    NET
-----------                                   ------  -------------  ------

DECEMBER 31, 2000:
GOODWILL                                      $1,168  $         450  $  718
LOAN ACQUISITION FEES                          1,144            142   1,002
                                              ------  -------------  ------

TOTALS                                        $2,312  $         592  $1,720
                                              ======  =============  ======
DECEMBER 31, 1999:
GOODWILL                                      $  868  $          72  $  796
LOAN ACQUISITION FEES                             72             13      59
                                              ------  -------------  ------

TOTALS                                        $  940  $          85  $  855
                                              ======  =============  ======

Amortization expense was $213 and $85 for the years ending December 31, 2000 and 1999, respectively.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[4]  INVESTMENT  IN  HOTEL  PROPERTIES

Hotel properties consist of the following at December 31, 2000 and 1999:

                                    2000     1999
                                   -------  -------
Land                               $ 8,574  $ 4,597
Buildings and Improvements          74,830   42,915
Furniture, Fixtures and Equipment   16,108    6,375
                                   -------  -------
                                    99,512   53,887

Less Accumulated Depreciation       11,841    1,979
                                   -------  -------
                                   $87,671  $51,908
                                   =======  =======

Depreciation expense was $3,679 and $1,979 for the years ended December 31, 2000 and 1999, respectively.

The twenty one hotels owned at December 31, 2000 consist of eighteen premium limited service hotels and three full service hotel properties.

In 2000 and 1999, we acquired the following premium limited service hotels for the approximate amounts indicated.

                                      NO. OF  PURCHASE
2000                                  ROOMS     PRICE
----                                  ------  ---------
Hampton Inn & Suites, Hershey, PA        110  $   7,500
Best Western, Indiana, PA                 96      2,200
Comfort Inn, McHenry, MD                  77      1,800
Hampton Inn, Newnan, GA                   91      7,117
Hampton Inn, Peachtree City, GA           61      3,940
Comfort Suites, Duluth                    85      5,208
Holiday Inn Express, Duluth               68      3,735
Sleep Inn, Pittsburgh, PA                143      5,500
                                      ------  ---------
Total                                    731  $  37,000
                                      ======  =========

1999
----
Comfort Inn - JFK, NY                     60  $   5,500
Clarion Inn & Suites, Harrisburg, PA      77      2,700
Hampton Inn, Danville, PA                 72      3,600
                                      ------  ---------
                                         209  $  11,800
                                      ======  =========

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[4]  INVESTMENT  IN  HOTEL  PROPERTIES  [CONTINUED]

On August 11, 1999 we purchased, from the Hersha Affiliates, all the partnership interests in 3744 Associates, a Pennsylvania limited partnership and through the ownership of 3744 Associates, a 60- room Comfort Inn hotel located near the John
F. Kennedy International Airport in Jamaica, New York. The Comfort Inn was newly constructed and commenced operations on August 12, 1999.

On September 1, 1999 we purchased, from the Hersha Affiliates, all the partnership interests in 2844 Associates, a Pennsylvania limited partnership and, through the ownership of 2844 Associates, a 77-room Clarion Inn & Suites hotel located in Harrisburg, Pennsylvania. We also purchased the 72-room Hampton Inn hotel located in Danville, Pennsylvania from 3544 Associates.

The purchase prices for the Comfort Inn, JFK, Hampton Inn, Danville and the Clarion Inn & Suites, Harrisburg are $5.5 million, $3.6 million and $2.7 million, respectively. The purchase price valuations for the properties acquired were based upon the rent to be paid by the Lessee under percentage leases. The purchase prices of these hotels will be adjusted on December 31, 2001 by applying a pricing methodology to such hotels' cash flows in a manner similar to that of the other hotels purchased by HHLP from the Hersha Affiliates. The adjustments must be approved by a majority of the Company's independent trustees.

On January 1, 2000, we purchased, from the Hersha Affiliates, all the partnership interests in 3144 Associates, 1844 Associates and 1544 Associates, all Pennsylvania Limited Partnerships. Through the acquisition of these partnership interests we have acquired a 110 room Hampton Inn & Suites, a 96 room Best Western and a 77 room Comfort Inn, respectively.

The purchase prices for the Hampton Inn and Suites, Best Western and Comfort Inn were $7.5 million, $2.2 million and $1.8 million, respectively. The purchase price valuations for the properties acquired were based upon the rent to be paid by the Lessee under percentage leases. The purchase prices of these hotels will be adjusted on December 31, 2001 by applying a pricing methodology to such hotels' cash flows in a manner similar to that of the other hotels purchased by HHLP from the Hersha Affiliates. The adjustments must be approved by a majority of the Company's independent trustees.

On May 19, 2000, we completed our acquisition of four hotel properties in metropolitan Atlanta, Georgia from various entities owned by Noble Investments Group, Ltd. ("Noble"). Collectively the four hotels are referred to as the ("Noble Investments Hotels"). We have acquired a 91 and 61 room Hampton Inn in Newnan and Peachtree City, GA. We have also acquired an 85 room Comfort Suites and a 68 room Holiday Inn Express in Duluth, GA. The purchase prices paid for these hotels were $7.2, $3.9, $5.2 and $3.7 million, respectively.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[4]  INVESTMENT  IN  HOTEL  PROPERTIES  [CONTINUED]

On October 1, 2000 we purchased, from the Hersha Affiliates, all the partnership interests in 1944 Associates, a Pennsylvania limited partnership and through the ownership of 1944 Associates, a 143 room Sleep Inn hotel located near the Pittsburgh International Airport in Corapolis, PA. We purchased the Sleep Inn for $5.5 million.

The above acquisitions were accounted for as purchases, and the results of such acquisitions are included in the Company's consolidated statements of operations from the dates of acquisition. No goodwill arose in the transactions. The purchase prices of these hotels will be adjusted on December 31, 2002 by applying a pricing methodology to such hotels' cash flows in a manner similar to that of the other hotels purchased by HHLP from the Hersha Affiliates. The adjustments must be approved by a majority of the Company's independent trustees.

[5]  DEBT

Debt is comprised of the following at December 31, 2000 and 1999:


                              2000       1999
                              ----       ----
Mortgages Payable          $  50,050  $  18,658
Revolving Credit Facility     11,400      6,096
                           ---------  ---------
                           $  61,450  $  24,754
                           =========  =========

Substantially all of our mortgage indebtedness is collateralized by property and equipment and in certain situations is personally guaranteed by the Hersha Affiliates. The total mortgages payable balance at December 31, 2000 and 1999, was $50,050 and $18,658, respectively, and consisted of mortgages with fixed interest rates ranging from 7.75% to 8.94%. The maturities for the outstanding mortgages ranged from May 1, 2007 to March 1, 2010.

On August 9, 1999, the Company obtained a $7.0 million credit facility from Sovereign Bank (the "Line of Credit"). The Line of Credit was extended to $11.5 million as of December 1, 2000. Outstanding borrowings under the Line of Credit bear interest at the bank's prime rate and the Line of Credit is collateralized by the Comfort Inn, JFK, Holiday Inn, Milesburg, PA and the Clarion Suites, Philadelphia, PA. The interest rate on borrowings under the Line of Credit at December 31, 2000 was 9.50%. The Line of Credit expires on August 8, 2001. We have the option to extend the Line of Credit for an additional twelve months upon expiration. The outstanding principal balance on the Line of Credit was approximately $11.4 million and $6.1 million at December 31, 2000 and 1999, respectively. The weighted average interest rate on short term borrowings was
9.0  %.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[5]  DEBT  [CONTINUED]

Aggregate annual principal payments for the Company's mortgages payable at December 31, 2000 are due as follows:

     2001          $        856
     2002                 1,247
     2003                 1,359
     2004                 1,480
     2005                 1,613
     Thereafter          43,495
                   ------------
     TOTAL         $     50,050
                   ============

[6]  COMMITMENTS  AND  CONTINGENCIES  AND  RELATED  PARTY  TRANSACTIONS

In conjunction with the initial public offering, we acquired the Initial Hotels and entered into percentage lease agreements with Hersha Hospitality Management, L.P. ("HHMLP"). We have acquired seven properties from the Hersha Affiliates that were subsequently leased to HHMLP and four properties from Noble Investment Group, Ltd. ("Noble") that were leased to Noble, subsequent to our public offering. Under the percentage leases, the Partnership is obligated to pay the costs of certain capital improvements, real estate and personal property taxes and property insurance, and to make available to the lessee an amount equal to 4% [6% for some hotels] of room revenues per quarter, on a cumulative basis, for the periodic replacement or refurbishment of furniture, fixtures and equipment at these hotels.

There was no commitment outstanding to the limited partners as of December 31, 2000. For the year ended December 31, 1999 the limited partners were paid cumulative distributions of $2,039 and there was a commitment outstanding to the limited partners of $704 as of December 31, 1999. The limited partners were paid $704 during March 2000 in conjunction with this commitment. The Priority Class A Common shareholders will be entitled to receive dividends in excess of the priority distribution [See Note 9] after the limited partners have received an amount equal to the priority distribution. The holders of the Priority Class A Common Shares will be entitled to receive further distributions on a pro rata basis with the holders of the limited partnership units.

We are the sole general partner in the Partnership, which is the sole general partner in the subsidiary partnerships and, as such, are liable for all recourse debt of the Partnership to the extent not paid by the Partnerships. In the opinion of management, we do not anticipate any losses as a result of our obligations as general partner.

We have entered into percentage leases relating to 17 hotels with HHMLP. Each percentage lease will have an initial non-cancelable term of five years. All, but not less than all, of the percentage leases for these 17 hotels may be extended for an additional five-year term at the Lessee's option. At the end of the first extended term, the Lessee, at its option, may extend some or all of the percentage leases for these hotels for an additional five-year term. Pursuant to the terms of the percentage leases, the Lessee is required to pay initial fixed rent, base rent or percentage rent and certain other additional charges and is entitled to all profits from the operations of the hotels after the payment of certain specified operating expenses.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[6]  COMMITMENTS  AND  CONTINGENCIES  AND RELATED PARTY TRANSACTIONS [CONTINUED]

We have future lease commitments from HHMLP through October 2005 and with Noble through May 2003. Minimum future rental income under these non-cancellable operating leases at December 31, 2000, is as follows:

     2001          $     10,059
     2002                 8,244
     2003                 5,966
     2004                 1,699
     2005                 1,062
     Thereafter               0
                   ------------
     TOTAL         $     27,030
                   ============

We have entered into percentage leases relating to 4 hotels with Noble. Each percentage lease has an initial non-cancelable term of three years. All, but not less than all, of the Percentage Leases for these 4 hotels may be extended for an additional three-year term at Noble's option. At the end of the first extended term, we or Noble may extend all, but not less than all, of the Percentage Leases for these hotels for an additional three-year term. Pursuant to the terms of the Percentage Leases, Noble is required to pay initial fixed rent or percentage rent and certain other additional charges and is entitled to all profits from the operations of the hotels after the payment of certain specified operating expenses.

For the year ended December 31, 2000 we earned initial fixed rents of $7,896 and earned percentage rents of $4,878. For the period January 26, 1999 through December 31, 1999, we earned initial fixed rents of $4,152 and earned percentage rents of $3,112.

We have acquired eleven hotel, since the commencement of operations, for prices that will be adjusted at either December 31, 2000, 2001 or 2002. The purchase price adjustments are calculated by applying the initial pricing methodology to such hotels' cash flows as shown on each hotel's audited financial statements. The adjustments must be approved by a majority of our independent trustees. If the repricing produces a higher aggregate value for such hotels, the Hersha Affiliates receive an additional number of units of limited partnership interest that, when multiplied by the offering price, equals the increase in value plus the value of any distributions that would have been made with respect to such units of limited partnership interest if such units of limited partnership interest had been issued at the time of the acquisition of such hotels. If, however, the repricing produces a lower aggregate value for such hotels, the Hersha Affiliates forfeit to the Partnership that number of units of limited partnership interest that, when multiplied by the offering price, equals the decrease in value. Any adjustments arising from the issuance or forfeiture of shares will adjust the cost of the property acquired based on the fair value of the shares on the date of the adjustment.

On January 26, 1999, we executed an administrative services agreement with HHMLP to provide accounting and securities reporting services for the Company. The terms of the agreement provided for a fixed fee of $55 with an additional $10 per property (prorated from the time of acquisition) for each hotel added to the Company's portfolio. As of December 31, 2000 and 1999, $244 and $155 has been charged to operations, respectively.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[6]  COMMITMENTS  AND  CONTINGENCIES  AND RELATED PARTY TRANSACTIONS [CONTINUED]

We owed the Lessee, a related party, $42 and $144 for replacement reserve reimbursements and $133 and $44 under the administrative services agreement as of December 31, 2000 and 1999, respectively.

We lease a parcel of real estate to Mr. Hasu P. Shah for a nominal amount per year.

We leased one parcel of real estate from the Hersha Affiliates for an aggregate annual rental of $15 during the year ended December 31, 2000. We lease two parcels of real estate from the Hersha Affiliates for an aggregate annual rental of $21 during the year ended December 31, 1999.

We paid to Mr. Jay H. Shah, son of Mr. Hasu P. Shah, certain legal fees aggregating $199 and $153 during the years ended December 31, 2000 and 1999, respectively. Of this amount $174 and $144 was capitalized as Settlement costs, respectively.

We have approved the lending of up to $3.0 million to the Hersha Affiliates to construct hotels and related improvements on specific hotel projects. As of December 31, 2000 and 1999, the Hersha Affiliates owe us $800 and $1,000 related to this borrowing. The Hersha Affiliates have borrowed this money from us at an interest rate of 12.0% per annum. Interest income from these advances was $50 and $28 for the year ended December 31, 2000 and 1999, respectively.

[7]  STOCK  OPTION  PLANS

[A] Prior to the initial public offering, we adopted the Option Plan. The Option Plan is administered by the Compensation Committee of the Board of Trustees, or its delegate.

Our officers and other employees generally are eligible to participate in the Option Plan. The administrator of the plan selects the individuals who participate in the Option Plan.

The Option Plan authorizes the issuance of options to purchase up to 650,000 Class B Common Shares and subordinated units. The Option Plan provides for the grant of (i) options intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended, and (ii) options not intended to so qualify. Options under the option plan may be awarded by the administrator of the Option Plan, and the administrator will determine the option exercise period and any vesting requirements. The options granted under the Option Plan will be exercisable only if (i) we obtain a per share closing price on the Common Shares of $9.00 or higher for 20 consecutive trading days and (ii) the closing price per Common Share for the prior trading day was $9.00 or higher. In addition, no option granted under the option plan may be exercised more than five years after the date of grant. The exercise price for options granted under the option plan will be determined by the Compensation Committee at the time of grant.

No option award may be granted under the Option Plan more than ten years after the date the Board of Trustees approved such Plan. The Board may amend or terminate the Option Plan at any time, but an amendment will not become effective without shareholder approval if the amendment (i) increases the number of shares that may be issued under the Option Plan, (ii) materially changes the eligibility requirements or (iii) extends the length of the Option Plan. No amendment will affect a participant's outstanding award without the participant's consent.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[7]  STOCK  OPTION  PLANS  [CONTINUED]

We issued options to purchase 500,000 Class B common shares and units under the Option Plan with an exercise price of $6.00, subject to the price restrictions mentioned above. Utilizing the Black Scholes option pricing model no compensation is required to be recorded or disclosed.

[B] Prior to the initial public offering, the Board of Trustees also adopted, and our sole shareholder approved, the Trustees' Plan to provide incentives to attract and retain Independent Trustees. The Trustees' Plan authorizes the issuance of up to 200,000 Class B Common Shares. The Trustees' Plan provides for, in the event the Class B Common Shares are converted into another or our securities, the issuance of equivalent amounts of such security and options to purchase such security into which the Class B Common Shares are converted.

Under the Trustees' Plan, we granted a nonqualified option for Class B Common Shares to our independent Trustees who were members of the Board on the effective date of the initial public offering. The exercise price of each such option is equal to the offering price. Each such option shall become exercisable over the particular Trustee's initial term, provided that the Trustee is a member of the Board on the applicable date. An option granted under the Trustees' Plan will be exercisable only if (i) we obtain a per share closing price on the Priority Common Shares of $9.00 for 20 consecutive trading days and (ii) the per share closing price on the Priority Common Shares for the prior trading day was $9.00 or higher. Options issued under the Trustees' Plan are exercisable for five years from the date of grant.

A Trustee's outstanding options will become fully exercisable if the Trustee ceases to serve on the Board due to death or disability. All awards granted under the Trustees' Plan shall be subject to Board or other approval sufficient to provide exempt status for such grants under Section 16 of the Securities Exchange Act of 1934, as amended, as that section and the rules thereunder are in effect from time to time. No option may be granted under the Trustees' Plan more than 10 years after the date that the Board of Trustees approved the Plan. The Board may amend or terminate the Trustees' Plan at any time but an amendment will not become effective without shareholder approval if the amendment increases the number of shares that may be issued under the Trustees' Plan (other than equitable adjustments upon certain corporate transactions).

We issued options to purchase 34,000 Class B Common Shares under the Trustees' Plan with an exercise price of $6.00, subject to the price restrictions mentioned above. Utilizing the Black Scholes option pricing model no compensation is required to be recorded or disclosed.

The fair value of each option grant is estimated on the date of the grant with the following weighted average assumptions:


Dividend  Yield              12.00%
Expected  Volatility          10.0%
Risk-Free  Interest  Rate     5.25%
Expected Lives              3 Years

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[7]  STOCK  OPTION  PLANS  [CONTINUED]

A summary of stock option activity under all plans is as follows:

                                                 WEIGHTED AVERAGE
                                    SHARES        EXERCISE PRICE
                               -----------------  ---------------
Outstanding December 31, 1998                 -   $             -
      Granted                         1,033,975   $          6.00
      Exercised                               -                 -
      Forfeited/Expired                       -                 -
      Cancelled                        (499,975)  $          6.00
                               -----------------  ---------------
Outstanding December 31, 1999           534,000   $          6.00
                               =================  ===============
Exercisable December 31, 1999                 -
                               =================
      Granted                                 -                 -
      Exercised                               -                 -
      Forfeited/Expired                       -                 -
      Cancelled                               -                 -
                               -----------------  ---------------
Outstanding December 31, 2000           534,000   $          6.00
                               =================
Exercisable December 31, 2000                 -
                               =================

                                OUTSTANDING                     EXERCISABLE
                    -----------------------------------  ------------------------
                    WEIGHTED AVERAGE  WEIGHTED AVERAGE           WEIGHTED AVERAGE
EXERCISE               REMAINING          EXERCISE                   EXERCISE
 PRICE     SHARES   CONTRACTUAL LIFE        PRICE        SHARES       PRICE
---------  -------  ----------------  -----------------  ------  ----------------
6.00      534,000              3.42  $            6.00       -                 -

The number of shares available at December 31, 2000 and 1999 for granting of options was 316,000.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[8]  EARNINGS  PER  SHARE

                                                       YEAR ENDED    YEAR ENDED
                                                       DECEMBER 31,  DECEMBER 31,
                                                           2000         1999
Net Income for Basic Earnings Per Share                 $    2,755  $       1,338

Add:  Income Attributable to Minority Interest               1,908          1,707
                                                        ----------  -------------
NET INCOME FOR DILUTED EARNINGS PER SHARE               $    4,663  $       3,045
----------------------------------------                ==========  =============

Weighted Average Shares for Basic Earnings Per Share     2,275,000      2,275,000

Dilutive Effect of Limited Partnership Units             4,440,996      4,094,700

WEIGHTED AVERAGE SHARES FOR DILUTED EARNINGS PER SHARE   6,715,996      6,369,700
------------------------------------------------------  ==========  =============

Potential future dilutive securities include 4,440,996 shares issuable under limited partnership units and 534,000 shares issuable under outstanding options.

[9]  CAPITAL  STOCK

The Priority Class A Common Shares have priority as to the payment of dividends until dividends equal $0.18 per share on a quarterly basis and participates equally in additional dividends after the Class B Common Shares have received $.18 per share in each quarterly period. The Priority Class A Common Shares carry a liquidation preference of $6.00 per share plus unpaid dividends and votes with the Class B Common Shares on a one vote per share basis. The priority period of the Class A Shares commenced on the date of the closing of the initial public offering and ends on the earlier of (i) five years after the initial public offering of the Priority Common Shares, or (ii) the date that is 15 trading days after we send notice to the holders of the Priority Common Shares that their Priority Rights will terminate in 15 trading days, provided that the closing bid price of the Priority Common Shares is at least $7.00 on each trading day during such 15-day period.

Pursuant to the Hersha Hospitality Limited Partnership Agreement, the limited partners have certain redemption rights that enable them to cause the Partnership to redeem their units of limited partnership interest in exchange for Class B Common Shares or for cash at our election. In the event the Class B Common Shares are converted into Priority Class A Common Shares prior to redemption of the units, the units will be redeemable for Priority Class A Common Shares. If we do not exercise our option to redeem the units for Class B Common Shares, then the limited partner may make a written demand that we redeem the units for Class B Common Shares. At December 31, 2000 and 1999, the aggregate number of Class B Common Shares issuable to the limited partners upon exercise of the redemption rights is 4,440,996 and 4,205,970, respectively. The number of shares issuable upon exercise of the redemption rights will be adjusted upon the occurrence of stock splits, mergers, consolidation or similar pro rata share transactions, that otherwise would have the effect of diluting the ownership interest of the limited partners or our shareholders.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[9]  CAPITAL  STOCK  [CONTINUED]

The Company's common stock is duly authorized, fully paid and nonassessable. Common shareholders are entitled to receive dividends if and when authorized and declared by the Board of Trustees of the Company out of assets legally available and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. See Note 4 for a discussion of the units issued and the redemption rights of minority interest shareholders with respect to 4,440,996 units that are redeemable on a one-for-one basis for shares of Class B common stock. None of the units discussed in Note 4 have been redeemed.

The holders of the Priority Common Shares will be entitled to a priority with respect to distributions and amounts payable upon liquidation [the "Priority Rights"] for a period [the "Priority Period"] beginning on January 26, 1999 and ending on the earlier of: (i) the date that is 15 trading days after we send notice to the holders of the Priority Common Shares that their Priority Rights will terminate in 15 trading days, provided that the closing bid price of the Priority Common Shares is at least $7.00 on each trading day during such 15-day period, or (ii) the fifth anniversary of the closing of the Offering.

Upon liquidation of the Partnership during the Priority Period, after payment of, or adequate provision for, debts and obligations of the Partnership, including any partner loans, any remaining assets of the Partnership will be distributed in the following order of priority: (i) first, to us until we have received any unpaid Preferred Return plus an amount equal to $6.00 per Unit held us, (ii) second, to the Limited Partners in accordance with their respective percentage interests in the Partnership until each Limited Partner has received an amount equal to any unpaid Preferred Return plus $6.00 per Unit held by such Limited Partner, and (iii) finally, to us and the Limited Partners with positive capital accounts.

Upon liquidation of the Partnership after the Priority Period, after payment of, or adequate provision for, debts and obligations of the Partnership, including any partner loans, any remaining assets of the Partnership will be distributed to us and the Limited Partners with positive capital accounts in accordance with their respective positive capital account balances.

Pursuant to the Partnership Agreement, the Limited Partners will receive the Redemption Rights, which will enable them to cause the Partnership to redeem their interests in the Partnership in exchange for cash or, at the option of the Company, Class B Common Shares on a one-for-one basis. In the event that the Class B Common Shares are converted into Priority Common Shares prior to redemption of the Subordinated Units, such outstanding Subordinated Units will be redeemable for Priority Common Shares. The holders of the Priority Common Shares and the Class B Common Shares have identical voting rights and will vote together as a single class.

[10]  NEW  AUTHORITATIVE  PRONOUNCEMENTS

The FASB has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 (as amended by SFAS 138) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[10]  NEW  AUTHORITATIVE  PRONOUNCEMENTS  [CONTINUED]

Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of FAS 133 on January 1, 2001 is not expected to have a material impact on the financial position the results of operations of the Company.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods. We do not currently have any derivative instruments and are not currently engaged in any hedging activities. In June 1999 the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 30, 2000.

[11]  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

At December 31, 2000 and 1999, financial instruments include cash and cash equivalents, lease payments receivable, accounts payable, accrued expenses, loans to and from related parties, a line of credit and mortgages payable. The fair values of cash and cash equivalents, lease payments receivable and accounts payable and accrued expenses approximate carrying value because of the short-term nature of these instruments. Loans to and from related parties carry interest at rates that approximate our borrowing cost. The fair value of mortgages payable and the line of credit approximates carrying value since the interest rates approximate the interest rates currently offered for similar debt with similar maturities.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[12]  PRO  FORMA  INFORMATION  [UNAUDITED]

Due to the impact of the acquisitions, historical operations may not be indicative of future results of operations and net income per common share.

The following pro forma information is presented for information purposes as if the acquisition by the Partnership of all hotels either owned by the Partnership or controlled by the Hersha Affiliates and operational during such period, including the acquisitions discussed in Note [4] - Investment in Hotel Properties, and the commencement of the percentage leases had occurred on January 1, 2000 and 1999, respectively. The information for the year ended December 31, 2000 includes 21 hotels and the information for the year ended December 31, 1999 includes 15 hotels which were operational during such periods and were owned by us or controlled by the Hersha Affiliates. In each case, the pro forma information is presented as if the Partnership owned all of these hotels throughout the period. The unaudited pro forma condensed statement of operations is not necessarily indicative of what actual results of our operations would have been assuming such operations had commenced as of January 1, 2000 and 1999, respectively, nor does it purport to represent the results of operations for future periods.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[12]  PRO  FORMA  INFORMATION  [UNAUDITED][CONTINUED]

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
               [IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

                                                  YEARS ENDED
                                                  DECEMBER 31,
                                             ----------------------
                                                2000        1999
                                             ----------  ----------
REVENUE:
      Percentage Lease Revenue               $   14,372  $    8,299
      Other Revenue                                  69         125
                                             ----------  ----------
      TOTAL REVENUE                              14,441       8,424

EXPENSES:
      Interest expense                            5,303       1,768
      Real Estate and Personal Property
      Taxes and Property Insurance                  828         546
      Land lease                                     15          20
      General and Administrative                    718         424
      Depreciation and Amortization               4,236       2,433
                                             ----------  ----------
      TOTAL EXPENSES                             11,100       5,191

      INCOME BEFORE MINORITY INTEREST             3,341       3,233

      INCOME ALLOCATED TO MINORITY INTEREST       2,380       1,985
                                             ----------  ----------

      NET INCOME                             $      961  $    1,248
                                             ==========  ==========

      BASIC EARNINGS PER COMMON SHARE        $     0.42  $     0.55
                                             ==========  ==========

      DILUTED EARNINGS PER COMMON SHARE      $     0.42  $     0.50
                                             ==========  ==========

      WEIGHTED AVERAGE SHARES:
      Basic                                   2,275,000   2,275,000

      Diluted                                 6,715,996   6,480,970


                                  . . . . . . .

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[13]  SELECTED  QUARTERLY  FINANCIAL  DATA  (UNAUDITED)

                                                            QUARTER
                                   ----------------------------------------------------
                                        1ST           2ND           3RD          4TH
                                   ------------  -------------  ------------  ---------
                                     (Dollars in thousands, except per share amounts)
FISCAL 1999
Total Revenues                     $      1,184  $       1,912  $      2,114  $   2,160
Income Before Minority Interest             409            529           965      1,142
Net Income                                  277            381           375        305
Basic Earnings Per Common Share    $       0.12  $        0.17  $       0.16  $    0.14
                                   ============  =============  ============  =========
Diluted Earnings Per Common Share  $       0.07  $        0.14  $       0.16  $    0.11
                                   ============  =============  ============  =========


FISCAL 2000
Total Revenues                     $      2,353  $       3,216  $      3,687  $   3,568
Income Before Minority Interest             322            562           993        878
Net Income                                  294            207           269         77
Basic Earnings Per Common Share    $       0.13  $        0.09  $       0.12  $    0.03
                                   ============  =============  ============  =========
Diluted Earnings Per Common Share  $       0.05  $        0.09  $       0.12  $    0.11
                                   ============  =============  ============  =========

Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including the seasonal nature of the lodging industry and the number of accounting days per quarter.

                                  . . . . . . .

HERSHA  HOSPITALITY  TRUST  SUBSIDIARIES
SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION AS OF DECEMBER 31, 2000
[IN  THOUSANDS]

                                                                                                         GROSS AMOUNTS AT WHICH
                                                                              COSTS CAPITALIZED               CARRIED AT
                                                 INITIAL COSTS            SUBSEQUENT TO ACQUISITION         CLOSE OF PERIOD
                                              ------------------------  -----------------------------  ---------------------------
                                                        BUILDINGS AND                  BUILDINGS AND                BUILDINGS AND
DESCRIPTION                    ENCUMBRANCES     LAND     IMPROVEMENTS       LAND        IMPROVEMENTS      LAND       IMPROVEMENTS
-----------------------------  -------------  --------  --------------  -------------  --------------  -----------  --------------
Holiday Inn,
  Harrisburg, PA               $       3,400  $    412  $        1,234  $           -  $        1,827  $       412  $        3,061
Holiday Inn,
  Milesburg, PA                            -        42           1,158             61           3,256          103           4,414
Holiday Inn Express,
  New Columbia, PA                     1,800        94           2,510             54             482          148           2,992
Comfort Inn,
  Harrisburg, PA                       2,500         -             850              -           2,418            -           3,268
Holiday Inn Express,
  Hershey, PA                          4,700       426           2,645            249           1,950          675           4,595
Clarion Suites,
  Philadelphia, PA                         -       262           1,049            828           3,735        1,090           4,784
Holiday Inn Express & Suites,
  Harrisburg, PA                       2,030       213           1,934              -             202          213           2,136
Comfort Inn,
  Harrisburg, PA                       2,400         -           2,720            175             405          175           3,125
Comfort Inn,
  Denver, PA                               -         -             782             80           1,610           80           2,392
Comfort Inn - JFK,
  Jamaica, NY                              -       850           4,093              -               -          850           4,093
Hampton Inn,
  Selinsgrove, PA                      3,300       157           2,511             93           2,000          250           4,511
Hampton Inn,
  Carlisle, PA                         3,950       300           3,109             97           1,006          397           4,115
Hampton Inn,
  Danville, PA                         2,500       300           2,787              -              71          300           2,858
Hampton Inn,
  Hershey, PA                          5,398       807           5,714              -               -          807           5,714
Comfort Inn,
  McHenry, MD                          1,202       196           1,328              -               -          196           1,328

Best Western,
  Indiana, PA                          1,362       136           1,846              -               -          136           1,846
Hampton Inn,
  Newnan, GA                           3,508       712           5,504              -               -          712           5,504
Hampton Inn,
  Peachtree City, GA                   2,320       394           3,054              -               -          394           3,054
Comfort Suites,
  Duluth, GA                           3,261       470           4,343              -               -          470           4,343
Holiday Inn Express,
  Duluth, GA                           2,704       432           2,912              -               -          432           2,912
Sleep Inn,
  Pittsburg, PA                        3,715       734           3,785              -               -          734           3,785
                               -------------  --------  --------------  -------------  --------------  -----------  --------------
                               $      50,050  $  6,937  $       55,868  $       1,637  $       18,962  $     8,574  $       74,830
                               =============  ========  ==============  =============  ==============  ===========  ==============


                                                                                              LIFE
                                              ACCUMULATED         NET                      UPON WHICH
                                              DEPRECIATION     BOOK VALUE                 LATEST INCOME
                                             BUILDINGS AND   BUILDINGS AND     DATE OF    STATEMENT IS
DESCRIPTION                       TOTAL       IMPROVEMENTS    IMPROVEMENTS   ACQUISITION    COMPUTED
-----------------------------  ------------  --------------  --------------  -----------  -------------
Holiday Inn,
  Harrisburg, PA               $      3,473  $          542  $        2,931   12/15/1994       15 to 40
Holiday Inn,
  Milesburg, PA                       4,517             788           3,729   08/15/1985       15 to 40
Holiday Inn Express,
  New Columbia, PA                    3,140             224           2,916   12/01/1997       15 to 40
Comfort Inn,
  Harrisburg, PA                      3,268             272           2,996   06/15/1984       15 to 40
Holiday Inn Express,
  Hershey, PA                         5,270             320           4,950   10/01/1997       15 to 40
Clarion Suites,
  Philadelphia, PA                    5,874             470           5,404   06/30/1995       15 to 40
Holiday Inn Express & Suites,
  Harrisburg, PA                      2,349             121           2,228   03/06/1998       15 to 40
Comfort Inn,
  Harrisburg, PA                      3,300             200           3,100   05/15/1998       15 to 40
Comfort Inn,
  Denver, PA                          2,472             455           2,017   01/01/1988       15 to 40
Comfort Inn - JFK,
  Jamaica, NY                         4,943             141           4,802   08/11/1999       15 to 40
Hampton Inn,
  Selinsgrove, PA                     4,761             388           4,373   09/12/1996       15 to 40
Hampton Inn,
  Carlisle, PA                        4,512             330           4,182   06/01/1997       15 to 40
Hampton Inn,
  Danville, PA                        3,158             159           2,999   08/28/1997       15 to 40
Hampton Inn,
  Hershey, PA                         6,521             182           6,339   01/01/2000       15 to 40
Comfort Inn,
  McHenry, MD                         1,524             102           1,422   01/01/2000       15 to 40

Best Western,
  Indiana, PA                         1,982             188           1,794   01/01/2000       15 to 40
Hampton Inn,
  Newnan, GA                          6,216              97           6,119   04/20/2000       15 to 40
Hampton Inn,
  Peachtree City, GA                  3,448              54           3,394   04/20/2000       15 to 40
Comfort Suites,
  Duluth, GA                          4,813              68           4,745   05/19/2000       15 to 40
Holiday Inn Express,
  Duluth, GA                          3,344              46           3,298   05/19/2000       15 to 40
Sleep Inn,
  Pittsburg, PA                       4,519             236           4,283   10/01/2000       15 to 40
                               ------------  --------------  --------------
                               $     83,404  $        5,383  $       78,021
                               ============  ==============  ==============

HERSHA  HOSPITALITY  TRUST  SUBSIDIARIES
NOTES TO SCHEDULE III
[IN  THOUSANDS]

                                                                      2000
                                                                 ---------------
RECONCILIATION OF REAL ESTATE:
Balance at Beginning of Year                                     $        47,512
Additions During Year                                                     35,892
Deletions During Year                                                          -
                                                                 ---------------
Balance at End of Year                                           $        83,404
                                                                 ===============

RECONCILIATION OF ACCUMULATED DEPRECIATION:
Balance at Beginning of Year                                     $         1,099
Depreciation for the Year                                                  4,284
Accumulated Depreciation on Deletions                                          -
                                                                 ---------------
Balance at End of Year                                           $         5,383
                                                                 ===============

The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $57,759

Depreciation is computed based upon the following useful lives:
Buildings and Improvements                                        15 to 40 years

                          INDEPENDENT AUDITOR'S REPORT


To the Partners of
  Hersha Hospitality Management L.P.
  New Cumberland, Pennsylvania

     We have audited the accompanying balance sheets of Hersha Hospitality Management L.P. as of December 31, 2000 and 1999, and the related statements of operations, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hersha Hospitality Management L.P. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                    MOORE STEPHENS, P. C.
                                    Certified Public Accountants.


New York, New York
March 1, 2001

----------------------------------------------------------------------------------------------
HERSHA HOSPITALITY MANAGEMENT, L.P.
BALANCE  SHEETS(1)
[IN  THOUSANDS]
----------------------------------------------------------------------------------------------

                                                                 DECEMBER 31,   DECEMBER 31,
                                                                --------------  -------------
                                                                    2000            1999
CURRENT ASSETS:                                                 --------------  -------------
  Cash and Cash Equivalents                                     $         623   $         778
  Accounts Receivable, less allowance for doubtful accounts of
  $135 and $135 at December 31, 2000 and 1999, respectively
                                                                          891             817
  Prepaid Expenses                                                         13              60
  Due from Related Party - HHLP                                           175             188
  Due from Related Parties                                              1,604             796
  Other Assets                                                            281             184
                                                                --------------  -------------
          TOTAL CURRENT ASSETS                                          3,587           2,823

FRANCHISE LICENSES [NET OF ACCUMULATED AMORTIZATION OF $28
AND $0 AT DECEMBER 31, 2000 AND 1999, RESPECTIVELY]
                                                                          307             287
SOFTWARE                                                                   17              --
PROPERTY AND EQUIPMENT                                                  1,158             894
                                                                --------------  -------------

TOTAL ASSETS                                                    $       5,069   $       4,004
                                                                ==============  =============

LIABILITIES AND PARTNERS' CAPITAL:
CURRENT LIABILITIES:
  Accounts Payable                                                      1,639           1,354
  Accounts Payable Related Party                                           60              30
  Accrued Expenses                                                        449             432
  Other Liabilities                                                        21              --
  Due to Related Parties                                                  331              --
  Lease Payments Payable Related Party - HHLP                           2,644           2,116
                                                                --------------  -------------
  TOTAL CURRENT LIABILITIES                                             5,144           3,932

  COMMITMENTS                                                               -               -

  PARTNERS' CAPITAL                                                       (75)             72
                                                                --------------  -------------

  TOTAL LIABILITIES AND PARTNERS' CAPITAL                       $       5,069   $       4,004
                                                                ==============  =============

(1)  Operations commenced on January 1, 1999.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

---------------------------------------------------------------------------
HERSHA HOSPITALITY MANAGEMENT, L.P.
STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (1)
[IN THOUSANDS]
---------------------------------------------------------------------------


                                               YEAR ENDED      YEAR ENDED
                                              DECEMBER 31,    DECEMBER 31,
                                                  2000            1999
                                             --------------  --------------
REVENUES FROM HOTEL OPERATIONS
       Room Revenue                          $      29,297   $      21,871
       Restaurant Revenue                            1,963           2,074
       Other revenue                                 1,568           1,354
                                             --------------  --------------
TOTAL REVENUES FROM HOTEL OPERATIONS         $      32,828   $      25,299
                                             --------------  --------------

EXPENSES:
       Hotel Operating Expenses                     12,488           9,944
       Restaurant Operating Expenses                 1,754           1,822
       Advertising and Marketing                     1,856           1,228
       Bad Debts                                        17             247
       Depreciation and Amortization                   207             102
       General and Administrative                    4,791           3,717
       General and Admin. - Related Parties            939           1,361
       Lease Expense - HHLP                         10,923           7,264
                                             --------------  --------------
       TOTAL EXPENSES                        $      32,975   $      25,685
                                             --------------  --------------

       NET LOSS                              $        (147)  $        (386)
                                             ==============  ==============

(1)     Operations commenced on January 1, 1999

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

--------------------------------------------------------------------------------
HERSHA HOSPITALITY MANAGEMENT, L.P.
STATEMENTS OF PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (1)
[IN THOUSANDS]
--------------------------------------------------------------------------------


                                       GENERAL    LIMITED
                                       PARTNER    PARTNERS    TOTAL
                                      ---------  ----------  -------
Partners Capital - December 31, 1998  $      -   $       -   $    -

Contribution by Partners                     -         458      458

Net Loss                                    (4)       (382)    (386)
                                      ---------  ----------  -------

Partners Capital - December 31, 1999  $     (4)  $      76   $   72

Net Loss                                    (1)       (146)    (147)
                                      ---------  ----------  -------

Partners Capital - December 31, 2000  $     (5)  $     (70)  $  (75)
                                      =========  ==========  =======

(1)     Operations commenced on January 1, 1999

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

--------------------------------------------------------------------------------
HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (1)
[IN THOUSANDS]
--------------------------------------------------------------------------------

                                                          DECEMBER 31,    DECEMBER 31,
                                                              2000            1999
                                                         --------------  --------------
OPERATING ACTIVITIES:
  Net (Loss)                                             $        (147)  $        (386)
                                                         --------------  --------------
  Adjustments to Reconcile Net Income to
  Net Cash Provided by (Used in) Operating Activities:
    Depreciation and Amortization                                  207             102
    Allowance for Doubtful Accounts                                  -             247
  Change in Assets and Liabilities:
  (Increase) Decrease in:
    Accounts Receivable                                            (74)         (1,064)
    Prepaid Expenses                                                47             (60)
    Other Assets                                                   (97)            (52)
    Due from Related Parties                                      (265)         (1,714)
  Increase (Decrease):
    Accounts Payable                                               217             660
    Accounts Payable - Related Party                                30              30
    Lease Payments Payable - HHLP                                  528           2,116
    Due to Related Parties                                        (200)              -
    Accrued Expenses                                                18             432
    Other Liabilities                                               21               -
                                                         --------------  --------------
  Total Adjustments                                                432             697
                                                         --------------  --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          285             311

INVESTING ACTIVITIES
  Property and Equipment                                          (448)           (217)
  Franchise Licenses                                               (60)            (10)
                                                         --------------  --------------
NET CASH USED IN INVESTING ACTIVITIES                             (508)           (227)

FINANCING ACTIVITIES
  Cash Overdraft                                                    68             694
                                                         --------------  --------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           68             694

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (155)            778

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                      778               -
                                                         --------------  --------------
CASH AND CASH EQUIVALENTS - END OF YEAR                  $         623   $         778
                                                         ==============  ==============

(1)  Operations  commenced  on  January  1,  1999

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

--------------------------------------------------------------------------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT. HERSHA HOSPITALITY MANAGEMENT, L.P.
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (1)
[IN THOUSANDS]
--------------------------------------------------------------------------------

SUPPLEMENTAL  DISCLOSURE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:


On January 26, 1999 we received franchise agreements, property and certain other assets with book values of $305, $21 and $132, respectively, from our partners. These amounts were recorded as a contribution to capital.

On January 26, 1999 we recorded property and a liability to a related party of $730.

(1)   Operations  commenced  on  January  1,  1999

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

--------------------------------------------------------------------------------
HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES TO FINANCIAL STATEMENTS,
[IN THOUSANDS]
--------------------------------------------------------------------------------

[1]  ORGANIZATION

Hersha Hospitality Management, L.P., the ["Lessee"], was organized under the laws of the State of Pennsylvania in May, 1998 to lease and operate ten existing hotel properties, principally in the Harrisburg and Central Pennsylvania area, from Hersha Hospitality Limited Partnership ["HHLP" or the "Partnership"]. The Lessee is owned by Mr. Hasu P. Shah and certain affiliates, the ["Hersha Affiliates"], some of whom have ownership interests in the Partnership. We also manage certain other properties owned by the Hersha Affiliates which are not owned by the Partnership. We commenced operations on January 1, 1999 and as of December 31, 2000 leased 17 hotel properties from the Partnership.

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

CASH AND CASH EQUIVALENTS - Cash and cash equivalents are comprised of cash and certain highly liquid investments with a maturity of three months or less when purchased, carried at cost, which approximates fair value. We have no cash equivalents at December 31, 2000 or 1999.

INVENTORIES - Inventories of $28, consisting primarily of food and beverages and which are included in other assets, are stated at the lower of cost [generally, first-in, first-out] or market.

ACCOUNTS RECEIVABLE - We are required to make certain estimates related to the allowances for uncollectible accounts. These estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation for financial reporting purposes is principally based upon the straight-line method.

The estimated lives used to depreciate the property improvements are as follows:

Building  and  Improvements     15  to  40  years
Furniture  and  Equipment        5  to   7  years

FRANCHISE LICENSES - The franchise agreements have lives ranging from 10 to 20 years but may be terminated by either party on certain anniversary dates specified in the agreements. The franchise fees are amortized over their respective franchise lives utilizing the straight-line method. Amortization expense was $39 and $28 for the years ended December 31, 2000 and 1999, respectively.

REVENUE RECOGNITION - Revenue is recognized as earned which is when services are rendered.

INCOME TAXES - As a partnership, we are not subject to federal and state income taxes, however, we must file informational income tax returns and the partners must take their respective portion of the items of income or loss into consideration when filing their respective returns.

--------------------------------------------------------------------------------
HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES TO FINANCIAL STATEMENTS,
[IN THOUSANDS]
--------------------------------------------------------------------------------

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  [CONTINUED]

CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject us to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from our normal business activities. We place our cash with high credit quality financial institutions. We do not require collateral to support our financial instruments. At December 31, 2000 and 1999 we had approximately $0 and $20, respectively, in financial institutions that exceeded federally insured amounts.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ADVERTISING AND MARKETING - Advertising and marketing costs are expensed as incurred and totaled $1,856 and $1,228 for the years ended December 31, 2000 and 1999, respectively. In connection with our franchise agreements, a portion of the franchise fees paid is for marketing services. Payments under these agreements related to marketing services amounted to $571 and $415 for the years ended December 31, 2000 and 1999, respectively.

[3]  COMMITMENTS  AND  RELATED  PARTY  TRANSACTIONS

We have assumed the rights and obligations under the terms of existing franchise licenses relating to the hotels upon acquisition of the hotels by the Partnership. The franchise licenses generally specify certain management, operational, accounting, reporting and marketing standards and procedures with which the franchisee must comply and provide for annual franchise fees based upon percentages of gross room revenue. During the years ended December 31, 2000 and 1999 franchise fees totaling $1,612 and $1,182 were charged to general and administrative expenses, respectively.

We have entered into percentage leases with HHLP. Each percentage lease will have an initial non-cancelable term of five years and may be extended for an additional five-year term at our option. Pursuant to the terms of the percentage leases, we are required to pay the greater of the base rent or the percentage rent for hotels with established operating histories. The base rent is 6.5 percent of the purchase price assigned to each hotel. The percentage rent for each hotel is comprised of (i) a percentage of room revenues up to a certain threshold amount for each hotel up to which we receive a certain percentage of room revenues as a component of percentage rent, (ii) a percentage of room revenues in excess of the threshold amount, but not more than a certain incentive threshold amount for each hotel in excess of the threshold amount up to which we receive a certain percentage of the room revenues in excess of the threshold amount as a component of percentage rent (iii) a percentage for room revenues in excess of the incentive threshold amount and (iv) a percentage of revenues other than room revenues. For hotels with limited operating histories, the leases provide for the payment of an initial fixed rent for certain periods as specified in the leases and the greater of base rent or percentage rent thereafter. The leases commenced on January 26, 1999.

--------------------------------------------------------------------------------
HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES TO FINANCIAL STATEMENTS,
[IN THOUSANDS]
--------------------------------------------------------------------------------

[3]  COMMITMENTS  AND  RELATED  PARTY  TRANSACTIONS  [CONTINUED]

Minimum future lease payments due during the noncancellable portion of the leases as of December 31, 2000 are as follows:

    2001               $      7,258
    2002                      5,443
    2003                      5,024
    2004                      1,699
    2005                      1,062
    Thereafter                    0
                       ------------
          TOTAL        $     20,486
                       ============

For the years ended December 31, 2000 and 1999 we incurred initial fixed rents of $6,045 and $4,152 and percentage rents of $4,878 and $3,112, respectively.

As of December 31, 2000 and 1999, the amount due to the Partnership for lease payments was $2,644 and $2,116, respectively.

During the years ended December 31, 2000 and 1999, we provided for and were reimbursed for capital improvements totaling $1,076 and $794 to the hotels which are the responsibility of HHLP. As of December 31, 2000, $42 remains receivable and is recorded as Due from HHLP.

On January 26, 1999, we executed an agreement with HHLP to provide accounting and securities reporting services. The terms of the agreement provided for a fixed fee of $55,000 with an additional $10,000 per property (prorated from the time of acquisition) for each hotel added to the Company's portfolio. For the years ended December 31, 2000 and 1999, we have earned $243 and $155, respectively for the services provided in accordance with the Agreement. These fees are included in Other Revenues. At December 31, 2000, $133 remains receivable and is recorded as Due from HHLP.

We paid to Mr. Jay H. Shah, son of Mr. Hasu P. Shah, certain nominal legal fees for consultation.

For the years ended December 31, 2000 and 1999, we paid to Hersha Construction Company $186 and $1,101, respectively, for construction work related to the renovation of hotel properties.

For the years ended December 31, 2000 and 1999, we paid to Hersha Hotel Supply $976 and $761, respectively, for hotel supplies of which $60 was in accounts payable at December 31, 2000. These expenses are included in Hotel Operating Expenses and Restaurant Operating Expenses.

We provide office space to various related entities. The total rent collected for the years ended December 31, 2000 and 1999 was $99 and $0.

During the years ended December 31, 2000 and 1999, we had advances to related parties of $950 and $1,196, respectively. These advances were inclusive of accrued interest of $0 and $29, respectively, and repayments from related parties of $473 and $400, respectively. Interest income of $45 and $102, respectively, was recorded on these loans.

--------------------------------------------------------------------------------
HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES TO FINANCIAL STATEMENTS,
[IN THOUSANDS]
--------------------------------------------------------------------------------

[4]  PROPERTY  AND  EQUIPMENT

Property  and  equipment consist of the following at December 31, 2000 and 1999:

                                    2000   1999
                                   ------  -----
Buildings and Improvements         $  682  $ 680
Furniture, Fixtures and Equipment     620    246
Automobiles                           118     15
                                   ------  -----
Subtotal                            1,420    941
Less Accumulated Depreciation         262     74
                                   ------  -----
                                    1,158    867
Construction in Progress                -     27
Total Property and Equipment       $1,158  $ 894
                                   ======  =====

Depreciation expense was $168 and $74 for the years ended December 31, 2000 and 1999, respectively.

[5]  SHARE  APPRECIATION  RIGHTS  PLAN  ["SAR"]

We have established a share appreciation rights plan ["SAR"] to incentivize our employees to improve the operations of our Lessor, HHLP, and to associate our employee's interest with those of our Lessor. Officers and employees of our company are eligible to participate in the SAR. The SAR entitles the holder to receive, with respect to each Class B Common Share encompassed by the exercise of such SAR, the amount determined by the Administrator and specified in an Agreement.

A SAR granted under this Plan will be exercisable only if (i) the General Partner of the Lessor, Hersha Hospitality Trust, obtains a per share closing price on the Class A Common Shares of $9.00 or higher for 20 consecutive trading days; and (ii) the closing price on the Class A Common Shares for the prior trading day was $9.00 or higher.

The maximum period in which a SAR may be exercised shall be determined by the Administrator on the date of grant, except that no SAR shall be exercisable after the expiration of five years from the date such SAR is granted.

The administrator of the plan, Hersha Hospitality Management, Co. [HHMCO], selects the individuals who participate in the Option Plan and the maximum aggregate number of Class B Common Shares with respect to which SARs may be granted under this Plan is 300,000. Hersha Hospitality Trust has issued 300,000 restricted share options for the express purpose of exercising SARs on their respective exercise dates. As of December 31, 2000 and 1999, we have issued 273,850 and 0 SARs to our employees, respectively.

--------------------------------------------------------------------------------
HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES TO FINANCIAL STATEMENTS,
[IN THOUSANDS]
--------------------------------------------------------------------------------

[6]  EMPLOYEE  BENEFIT  PLANS

We sponsor a defined contribution employee benefit plan (the "401K Plan"). Substantially all employees who are age 21 or older and have at least six months of service are eligible to participate in the 401K Plan. Employees may contribute up to 15% of their compensation to the 401K Plan, subject to certain annual limitations. Employer contributions to the 401K Plan are discretionary and we currently do not contribute to the Plan. We do absorb certain administrative expenses related to the maintenance of the 401K Plan.

[7]  NEW  AUTHORITATIVE  PRONOUNCEMENTS

The FASB has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 (as amended by SFAS 138) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of FAS 133 on January 1, 2001 is not expected to have a material impact on the financial position or the results of operations of the Company.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods. The lessee does not currently have any derivative instruments and is not currently engaged in any hedging activities. In June 1999 the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133 to fiscal quarters of fiscal years beginning after June 30, 2000.

[8]  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

At December 31, 2000, financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and loans to related parties. The fair values of these instruments approximate carrying value because of their short-term nature.

--------------------------------------------------------------------------------
HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES TO FINANCIAL STATEMENTS,
[IN THOUSANDS]
--------------------------------------------------------------------------------

[9]  PRO  FORMA  FINANCIAL  INFORMATION  [UNAUDITED]

The following pro forma information is presented for information purposes as if the acquisition by the Partnership of all hotels either owned by the Partnership or controlled by the Hersha Affiliates and operational during such period and the commencement of the percentage leases had occurred on January 1, 2000 and 1999, respectively. The information for the year ended December 31, 2000 includes 20 hotels and the information for the year ended December 31, 1999 includes 17 hotels which were operational during such periods and were either owned by the Partnership or controlled by the Hersha Affiliates. We did not include any pro forma financial information with respect to the three properties that either were not operational during 1999 or were not owned by the Partnership or controlled by the Hersha Affiliates. The unaudited pro forma condensed statements of operations are not necessarily indicative of what our actual results of operations would have been assuming such operations had commenced as of January 1, 2000 and 1999, respectively, nor does it purport to represent the results of operations for future periods.

                 -   Pro Forma Condensed Statements of Operations


                  FOR THE YEAR ENDED DECEMBER 31, 2000 AND 1999
                  ---------------------------------------------
                                 [IN THOUSANDS]
                                  ------------
                                  [UNAUDITED]
                                   ---------

                                                  2000      1999
                                                 -------  --------
Revenue from Hotel Operations:
  Room Revenue                                   $29,297  $21,888
  Food & Beverage                                  1,963    2,074
  Telephone and Other                              1,764    1,415
                                                 -------  --------
    Total Revenue from Hotel Operations          $33,024  $25,377

Expenses:
  Hotel Operating Expenses                        12,488    9,944
  Restaurant Operating Expenses                    1,755    1,822
  Advertising and Marketing                        1,856    1,228
  Bad Debt                                            17      247
  Depreciation and Amortization                      207      102
  General and Administrative                       4,791    3,717
  General and Administrative - Related Parties       939    1,036
  Lease Expense Related Party - HHLP              10,923    7,264
  Lease Expense - Other Related Parties                0      618
                                                 -------  --------

  Total Expenses                                 $32,976  $25,978
                                                 -------  --------

  Net Income (Loss)                              $    48  $  (601)
                                                 =======  ========


                                . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT

To the Partners and Shareholders of
  The Combined Entities - Initial Hotels

     We have audited the accompanying combined balance sheets of the Combined Entities - Initial Hotels as of December 31, 1998 and 1997, and the related combined statements of operations, owners' equity, and cash flows for each of the three years in the period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Entities - Initial Hotels as of December 31, 1998 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                        MOORE STEPHENS, P. C.
                                        Certified Public Accountants.

Cranford, New Jersey
February 19, 1999

--------------------------------------------------------------------------------
COMBINED ENTITIES - INITIAL HOTELS
COMBINED  BALANCE  SHEETS
[IN  THOUSANDS]
--------------------------------------------------------------------------------

                                           DECEMBER  31,
                                         ------------------
                                         1 9 9 8   1 9 9 7
                                         --------  --------

ASSETS:
INVESTMENT IN HOTEL PROPERTIES:
  Land                                   $  2,099  $  2,099
  Buildings and Improvements               22,489    19,276
  Furniture, Equipment and Other            7,176     6,056
                                         --------  --------

  Totals                                   31,764    27,431
  Less: Accumulated Depreciation            4,835     3,356
                                         --------  --------

  Totals                                   26,929    24,075
  Construction in Progress                    235     1,412
                                         --------  --------

  NET INVESTMENT IN HOTEL PROPERTIES       27,164    25,487

  Cash and Cash Equivalents                   373       694
  Accounts Receivable                         460       394
  Prepaid Expenses and Other Assets           431       182
  Due from Related Parties                    103       268
  Intangible Assets                         1,348     1,427
                                         --------  --------

  TOTAL ASSETS                           $ 29,879  $ 28,452
                                         ========  ========

LIABILITIES AND OWNERS' EQUITY:
  Mortgages Payable                      $ 19,578  $ 14,713
  Accounts Payable and Accrued Expenses       525     1,092
  Accrued Expenses - Related Parties           54       153
  Due to Related Parties                    4,459     9,169
  Other Liabilities                           149       172
                                         --------  --------

  TOTAL LIABILITIES                        24,765    25,299

COMMITMENTS                                    --        --

OWNERS' EQUITY:
  Net Combined Equity                       5,114     3,153
                                         --------  --------

  TOTAL LIABILITIES AND OWNERS' EQUITY   $ 29,879  $ 28,452
                                         ========  ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
COMBINED ENTITIES - INITIAL HOTELS
COMBINED  STATEMENTS  OF  OPERATIONS
[IN  THOUSANDS]
--------------------------------------------------------------------------------

                                                     Y E A R S E N D E D
                                                -----------------------------
                                                     D E C E M B E R 31,
                                                -----------------------------
                                                1 9 9 8   1 9 9 7    1 9 9 6
                                                --------  --------  ---------

REVENUES FROM HOTEL OPERATIONS:
  Room Revenue                                  $ 15,185  $ 10,880  $  7,273
  Restaurant Revenue                               2,111     1,744     2,106
  Other Revenue                                      790       821       610
                                                --------  --------  ---------
  TOTAL REVENUE                                   18,086    13,445     9,989
                                                --------  --------  ---------
EXPENSES:
  Hotel Operating Expenses                         7,449     5,628     4,538
  Restaurant Operating Expenses                    1,469       996     1,304
  Advertising and Marketing                          918       571       532
  Depreciation and Amortization                    1,543     1,189       924
  Interest Expense                                 1,605       821       605
  Interest Expense - Related Parties                 386       533       316
  General and Administrative                       2,065     1,644     1,422
  General and Administrative - Related Parties       608       320       364
  Loss on Abandonments and Asset Disposals            95        --        12
  Liquidation Damages                                 --        14        --
                                                --------  --------  ---------
  TOTAL EXPENSES                                  16,138    11,716    10,017
                                                --------  --------  ---------
  NET INCOME [LOSS]                             $  1,948  $  1,729  $    (28)
                                                ========  ========  =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
COMBINED  STATEMENTS  OF  OWNERS'  EQUITY
[IN  THOUSANDS]
--------------------------------------------------------------------------------

Balance - December 31, 1995                         $ 2,217

Net [Loss]                                              (28)
Capital Contributions                                   470
Cash Distributions                                     (470)
                                                    --------

Balance - December 31, 1996                           2,189

Net Income                                            1,729
Capital Contributions                                    59
Cash Distributions                                     (824)
                                                    --------

Balance - December 31, 1997                           3,153

Net Income                                            1,948
Capital Contributions                                 1,159
Cash Distributions                                   (1,146)
                                                    --------

Balance - December 31, 1998                         $ 5,114
                                                    ========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

---------------------------------------------------------------------------------------
COMBINED ENTITIES - INITIAL HOTELS
COMBINED  STATEMENTS  OF  CASH  FLOWS
[IN  THOUSANDS]
---------------------------------------------------------------------------------------

                                                             Y E A R S  E N D E D
                                                        -------------------------------
                                                             D e c e m b e r  31,
                                                        -------------------------------
                                                         1 9 9 8    1 9 9 7    1 9 9 6
                                                        ---------  ---------  ---------

OPERATING ACTIVITIES:
  Net Income [Loss]                                     $  1,948   $  1,729   $    (28)

Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
  Depreciation and Amortization Expense                    1,604      1,246        966
  Loss on Abandonments and Disposal of Assets                 95         --         12
  Writeoff of Financing Fees                                  --         44         --

Changes in Assets and Liabilities:
  Accounts Receivable                                        (66)      (203)       105
  Prepaid Expenses and Other Assets                         (249)       (28)       (28)
  Accounts Payable and Accrued Expenses                     (666)       584        241
  Other Liabilities                                          (23)       (78)        79
                                                        ---------  ---------  ---------
  Net Cash - Operating Activities                          2,643      3,294      1,347
                                                                   ---------  ---------

INVESTING ACTIVITIES:
  Improvements and Additions to Hotel Properties          (3,251)   (12,821)    (5,601)
  Payment for Intangibles                                    (46)      (166)      (117)
  Advances to Related Parties                               (501)      (268)       (99)
  Repayment of Advances to Related Parties                   666        107        584
  Proceeds from Sale of Assets                                --         --        129
                                                        ---------  ---------  ---------
  NET CASH - INVESTING ACTIVITIES                         (3,132)   (13,148)    (5,104)
                                                        ---------  ---------  ---------

FINANCING ACTIVITIES:
  Proceeds from Mortgages Payable                          5,639      9,526      3,631
  Principal Payments on Mortgages Payable                   (774)    (3,383)      (612)
  Advances from Related Parties                            3,411      6,555      2,756
  Repayments of Advances from Related Parties             (8,121)    (1,622)    (1,915)
  Capital Contributions                                    1,159         59        470
  Distributions Paid                                      (1,146)      (824)      (470)
                                                        ---------  ---------  ---------
  NET CASH - FINANCING ACTIVITIES                            168     10,311      3,860
                                                        ---------  ---------  ---------
  Net [Decrease] Increase in Cash and Cash Equivalents      (321)       457        103
  Cash and Cash Equivalents at Beginning of Years            694        237        134
                                                        ---------  ---------  ---------
  Cash and Cash Equivalents at End of Years             $    373   $    694   $    237
                                                        =========  =========  =========
  Supplemental Disclosures of Cash Flow Information:
  Cash paid during the years for:
  Interest [Net of Amounts Capitalized]                 $  2,087   $  1,133   $    903

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[1] ORGANIZATION,  PROPOSED  INITIAL  PUBLIC OFFERING AND BASIS OF PRESENTATION

     ORGANIZATION - Hersha Hospitality Trust [the "Company"] has been established to own initially ten existing hotels [collectively the "Initial Hotels"] and to continue the hotel acquisition and operating strategies of Mr. Hasu P. Shah, Chairman of the Board of Trustees and President of the Company. The Company intends to qualify as a real estate investment trust [REIT] under the Internal Revenue Code of 1986, as amended, [the "Code"]. The Initial Hotels include three hotels operated as Holiday Inn Express(R) hotels, two Hampton Inn(R) hotels, two Holiday Inn(R) hotels, two Comfort Inn(R) hotels, and one Clarion Suites(R) hotel with an aggregate of 989 rooms and are located in Pennsylvania. Upon completion of the proposed initial public offering [see below], the Company will own an approximate 32% general partnership interest in Hersha Hospitality Limited Partnership, a Pennsylvania limited partnership [the "Partnership"]. The Company will be the sole general partner of the Partnership. The Partnership will own the Initial Hotels and lease them to Hersha Hospitality Management, L.P. ["Lessee"] under Percentage Leases, each having a 5 year term with two 5 year renewals, which shall provide for rent equal to the greater of
(i) fixed base rent, or (ii) percentage rents based upon specific percentages of room and other revenue of each of the Initial Hotels. The Company will enter into agreements with the Lessee whereby the Lessee will be required to perform all management functions necessary to operate the Initial Hotels. Under the administrative services agreement, the Lessee will be paid a fee equal to $10 per hotel or $100 per year based on the ten initial hotels [See Note 10].

     BASIS OF PRESENTATION - The combined financial statements include the accounts of various partnerships, individuals, certain other corporations and Subchapter S corporations which perform property management services and own property improvements and furniture and fixtures [collectively the "Combined Entities"] [See Note 5] using their historical cost basis. No adjustments have been reflected in these combined financial statements to give effect to the purchase of the Initial Hotels by the Partnership.

     The Combined Entities are owned by Mr. Hasu P. Shah and certain affiliates of Mr. Hasu P. Shah [the "Hersha Affiliates"] for all periods presented. Due to common ownership and management of the Combined Entities, the historical combined financial statements have been accounted for as a group of entities under common control. All significant intercompany transactions and balances have been eliminated in the combined presentation.

     PROPOSED INITIAL PUBLIC OFFERING - The Company has filed a registration statement with the Securities and Exchange Commission pursuant to which the Company expects to offer 1,833,334 common shares to the public and 166,666 common shares to Mr. Hasu P. Shah and certain affiliates of Mr. Hasu P. Shah
[the "Offering"]. The Company expects to qualify as a real estate investment trust under Sections 856-860 of the Code. Under the proposed structure, the Company will become the sole general partner in the Partnership and the Hersha Affiliates will be the limited partners.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS, SHEET #2
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[1] ORGANIZATION, PROPOSED INITIAL PUBLIC OFFERING AND BASIS OF PRESENTATION [CONTINUED]

     Upon completion of the Offering, the Company will contribute substantially all of the net proceeds of the offering to the Partnership in exchange for an approximate 32% general partnership interest in the Partnership. The Partnership will use the proceeds from the Company to acquire the Initial Hotels from the Combined Entities and to repay certain outstanding indebtedness. Rather than receiving cash for their interests in the Combined Entities upon the sale of the Initial Hotels, the Hersha Affiliates have elected to receive limited partnership interests in the Partnership aggregating an approximate 68% ownership interest in the Partnership.

     After consummation of the Offering, the Company's acquisition of an interest in the Partnership and the Partnership's acquisition of the Initial Hotels, (a) the Company will own approximately 32% of the Partnership, (b) the Hersha Affiliates will own an aggregate of approximately 68% of the Partnership, and (c) the Partnership will own 100% of the equity interest in the Initial Hotels [See Note 10].

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     NATURE OF OPERATIONS - Operations consist of hotel room rental, conferences room rental and the associated sales of food and beverages principally in the Harrisburg and central Pennsylvania area.

     INVESTMENT IN HOTEL PROPERTIES - Investment in hotel properties are stated at cost. Depreciation for financial reporting purposes is principally based upon the straight-line method for buildings and improvements and accelerated methods for furniture and equipment acquired prior to the year ended December 31, 1998 and the straight-line method thereafter.

     The estimated lives used to depreciate the Initial Hotel properties are as follows:

                                   Years
                                ----------

Building  and  Improvements     15  to  40
Furniture  and  Equipment        5  to  7

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from the accounts, and the gain or loss is included in income from operations.

     Depreciation  expense  was  $1,432,  $1,076  and  $819  for the years ended
December  31,  1998,  1997  and  1996,  respectively.

     Room linens and restaurant supplies are capitalized and amortized utilizing the straight-line method over periods of three and two years, respectively, and are charged to Hotel Operating Expenses. Amortization expense was $61, $57 and $42 for the years ended December 31, 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS, SHEET #3
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  [CONTINUED]

     IMPAIRMENT OF LONG-LIVED ASSETS - Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased.

     INVENTORIES - Inventories, consisting primarily of food and beverages and which are included in prepaid expenses and other assets, are stated at the lower of cost [generally, first-in, first-out] or market.

     INTANGIBLE ASSETS - Intangible assets are carried at cost and consist of initial franchise fees, loan acquisition costs and goodwill. Amortization is computed using the straight-line method based upon the terms of the franchise and loan agreements which range from 5 to 30 years, and over a 15 year period for goodwill.

     INCOME TAXES - The Combined Entities are not a legal entity subject to income taxes. Hersha Enterprises, Ltd., an entity included in these combined financial statements, is a taxable corporate entity [See Note 6]. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. The Combined Partnerships and S corporations are not subject to federal or state income taxes; however, they must file informational income tax returns and the partners must take income or loss of the Combined Entities into consideration when filing their respective tax returns. The cumulative difference between the book basis and tax basis of the Combined Entities' assets and liabilities is approximately $4,620 due primarily to depreciation and amortization expense on the tax basis in excess of the book basis.

     REVENUE RECOGNITION - Revenue is recognized as earned which is generally when a guest occupies a room and utilizes the hotel's services.

     CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable arising from its normal business activities. The Company places its cash with high credit quality financial institutions. The Company does not require collateral to support its financial instruments.

     The Company periodically has money in financial institutions that is subject to normal credit risk beyond insured amounts. This credit risk, representing the excess of the bank's deposit liabilities reported by the bank over the amounts that would have been covered by federal insurance, amounted to approximately $355 and $71 at December 31, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS, SHEET #4
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  [CONTINUED]

     The Company's extension of credit to its customers results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers, but routinely assesses the financial strength of its customers. Based upon factors surrounding the credit risk of its customers and the Company's historical collection experience, no allowance for uncollectible accounts has been established at December 31, 1998 and 1997, respectively. The Company believes that its accounts receivable credit risk exposure is limited. Such assessment may be subject to change in the near term.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     DEFERRED OFFERING COSTS - Costs of $267 associated with the Company's anticipated public offering are deferred and will be charged against the proceeds of the offering. If the offering is not consummated, the cost will be charged to operations [See Note 10].

     ADVERTISING AND MARKETING - Advertising costs are expensed as incurred and totaled $596, $370 and $418 for the years ended December 31, 1998, 1997 and 1996, respectively. In connection with its franchise agreements, a portion of the franchise fees paid is for marketing services. Payments under these agreements related to marketing services amounted to $323, $201 and $114 for the years ended December 31, 1998, 1997 and 1996, respectively, and are included in Advertising and Marketing.

     RECLASSIFICATION - Certain prior year's figures have been reclassified to conform with the current year's presentation.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS, SHEET #5
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[3]  INTANGIBLE  ASSETS

     At December 31, 1998 and 1997, intangibles consisted of the following:

                                 Accumulated
                                 ------------
December 31, 1998:        Cost   Amortization    Net
                         ------  -------------  ------

  Goodwill               $1,168  $         294  $  874
  Franchise Fees            374             66     308
  Loan Acquisition Fees     196             30     166
                         ------  -------------  ------
  TOTALS                 $1,738  $         390  $1,348
-----------------------  ======  =============  ======

                                 Accumulated
                                 ------------
December 31, 1997:       Cost    Amortization    Net
                         ------  -------------  ------
  Goodwill               $1,168  $         216  $  952
  Franchise Fees            342             46     296
  Loan Acquisition Fees     196             17     179
                         ------  -------------  ------
  TOTALS                 $1,706  $         279  $1,427
-----------------------  ======  =============  ======

Amortization expense was $111, $113 and $105 for the years ended December 31, 1998, 1997 and 1996, respectively.

[4]  MORTGAGES  PAYABLE

                                                                                December 31,
                                                                             ------------------
                                                                             1 9 9 8   1 9 9 7
                                                                             --------  --------

Holiday Inn, Harrisburg, Pennsylvania:
--------------------------------------
Note payable to bank dated August 19, 1997 with monthly payments of
  34 including interest at 8.45% until November 1, 2002.  Thereafter the rate is negotiated or the bank's prime rate plus 1/4%.  Final payment is due November 1, 2012.  The property previously was financed by a bank with a note payable with monthly payments of $27
  including interest at the prime rate plus 1-1/2% maturing March 2, 2010 and another note payable with monthly payments of $7 plus
interest at 8-1/2% maturing January 5, 2001.                                 $  3,379  $  3,500

Holiday Inn, Milesburg, Pennsylvania:
-------------------------------------
Note payable to bank dated June 2, 1977 with monthly payments of
11 including interest at 8% until June 6, 1999                                    835       914
                                                                             --------  --------

Totals - Forward                                                             $  4,214  $  4,414


                                      F-49

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS, SHEET #5
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[4]  MORTGAGES  PAYABLE [CONTINUED]

                                                                                December 31,
                                                                             ------------------
                                                                              1 9 9 8   1 9 9 7
                                                                             --------  --------

Totals - Forwarded                                                           $  4,214  $    414

Clarion Suites, Philadelphia, Pennsylvania:
-------------------------------------------
Note payable to a bank dated June 21, 1995 with monthly payments of
  16 as adjusted for interest at the prime rate plus 1.25% until July 1,
  2010.  Guaranteed by PIDC Local Development Corporation and the
Small Business Administration.                                                  1,139     1,195

Note payable to a bank dated June 21, 1995 with monthly payments of $3 plus interest at the prime rate plus .5%.  Principal balance is
due July 1, 2002.                                                                 383       419

Hampton Inn, Selinsgrove, Pennsylvania:
---------------------------------------
Note payable to a bank dated April 3, 1996 with monthly payments of
  24 including interest at 7-3/4% until October 3, 2011.                       2,287     2,385

Hampton Inn, Carlisle, Pennsylvania:
------------------------------------
Note payable to a bank dated September 6, 1996 with monthly payments of $28 including interest at 8% until March 6, 2001.  Thereafter, the rate is negotiated or prime rate plus 1%.  Final payment is due
June 6, 2012.                                                                   2,739     2,848

Holiday Inn Express, New Columbia, Pennsylvania:
------------------------------------------------
Note payable to a bank dated September 9, 1997 with monthly payments of $27 including interest at 8-1/2% until February 1, 2003.  Thereafter interest will be at the prime rate plus 1/4% as of January 1, 2003 and
January 1, 2008.  Final payment is due January 1, 2013.                         2,613     1,000

Comfort Inn, West Hanover, Pennsylvania:
----------------------------------------
Note payable to a bank dated August 28, 1997, drawn May 8, 1998, with monthly payments of $23 including interest at 8.0% until May 28, 2003.
  Thereafter, the rate shall be annually adjusted at the prime rate.  Final
payment is due May 28, 2008.                                                    2,450        --

Holiday Inn Express, Harrisburg, Pennsylvania:
----------------------------------------------
Note payable to a bank dated September 26, 1997 with monthly payments of $11 including interest at 8.35% until October 1, 2000.  Thereafter, the rate is as negotiated or at prime plus 1%.  Final payment is due
October 1, 2012.                                                                1,071     1,110

Holiday Inn Express, Hershey, Pennsylvania:
-------------------------------------------
Note payable to a bank dated December 30, 1996 with monthly payments of $27 including interest at 8.15% until December 31, 2001.  Thereafter, the rate is as negotiated or prime plus 3/4%.  Final payment is due
January 1, 2013.                                                                2,682     1,342
                                                                             --------  --------
TOTALS                                                                       $ 19,578  $ 14,713
------                                                                       ========  ========

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS,  SHEET  #6
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[4]  MORTGAGES  PAYABLE  [CONTINUED]

     Substantially all the Combined Entities' mortgage indebtedness is collateralized by property and equipment and is personally guaranteed by the partners and stockholders of the Combined Entities. Certain of the hotel properties also collateralize lines of credit of a related party aggregating $7,500 and $500 at December 31, 1998 and 1997, respectively.

     At December 31, 1998 and 1997, the prime rate was 7.75% and 8.5%, respectively.

     As of December 31, 1998, aggregate annual principal payments for the five years following December 31, 1998, and thereafter are as follows:

Year ending
------------
December 31,
------------
    1999                      $ 1,636
    2000                          878
    2001                          955
    2002                        1,260
    2003                        1,078
    Thereafter                 13,771
                              -------
    TOTAL                     $19,578
    -----                     =======

[5]  OWNERS'  EQUITY

      The owners' equity of the Combined Entities by entity is as follows:

                                             December  31,
                                         --------------------
                                          1 9 9 8    1 9 9 7
                                         ---------  ---------

244 Associates                           $    527   $    542
844 Associates                                488        285
944 Associates                                133         29
1244 Associates                               228        373
1444 Associates                             1,099        829
1644 Associates                               321        (72)
2144 Associates                               801        833
2244 Associates                               472        (54)
2544 Associates                               478        (60)
Hersha Enterprises                            394        267
MEPS Associates                               204        170
Shree Associates                              (31)        11
                                         ---------  ---------
  TOTALS                                 $  5,114   $  3,153
  ------                                 =========  =========

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS,  SHEET  #7
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[6]  INCOME  TAXES

     Included in the Combined Entities for the years ended December 31, 1998, 1997 and 1996 is a corporation which computed its income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes at December 31, 1998 and 1997 was comprised of deferred tax assets of $10 and $20, respectively, representing net operating loss carryforwards, offset by full valuation allowances of $10 and $20, respectively. Under the transaction contemplated in connection with the proposed initial public offering, the net operating loss carryforwards will not be available to the Company. The Combined Entities neither incurred nor paid any income taxes during the periods presented.

[7]  RELATED  PARTY  TRANSACTIONS

     At December 31, 1998 and 1997, the Combined Entities are indebted to various related entities, partners, and stockholders in the amount of $4,459 and $9,169, respectively. The loans carry interest ranging from 8.5% on short-term loans to 10.5% on longer term loans. Accrued interest payable was $54 and $153 at December 31, 1998 and 1997, respectively, and interest expense was $386, $533 and $316 for the years ended December 31, 1998, 1997 and 1996, respectively.

     At December 31, 1998 and 1997, various related entities, partners and stockholders are indebted to the Combined Entities in the amount of $103 and $268, respectively. The loans carry interest ranging from 0% on short-term loans to 9% on longer term loans. Accrued interest receivable was $1 and $1 at December 31, 1998 and 1997, respectively, and interest income was $6, $9 and $1 for the years ended December 31, 1998, 1997 and 1996, respectively.

     The Combined Entities have paid or accrued $2,359, $9,433 and $856 during the years ended December 31, 1998, 1997 and 1996 to related entities for various hotel construction projects and interest costs during construction. Capitalized interest amounted to $63, $183 and $10 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Certain properties are managed by individual partners or related entities. Management fees paid to these individuals or related entities were $608, $272 and $97 during the years ended December 31, 1998, 1997 and 1996, respectively.

     A related entity rents office space in a hotel owned by the Combined Entities on a month to month basis. The Combined Entities received rent of $-0-and $30 for the years ended December 31, 1998 and 1997, respectively. The rent amount includes an allocation of certain related expenses.

     During the year ended December 31, 1996, the Combined Entities sold for $129, the book value of the assets, certain leasehold improvements to Mr. Hasu
P.  Shah.

     On September 26, 1997, the Combined Entities acquired from Mr. Hasu P. Shah, the Holiday Inn Express in Harrisburg, Pennsylvania by paying off the $1,106 indebtedness on the property. Prior to the sale, the Combined Entities had rented the property from Mr. Hasu P. Shah under an informal rent arrangement. Rent paid to Mr. Hasu P. Shah was $48 and $267 for the years ended December 31, 1997 and 1996, respectively. Mr. Hasu P. Shah owns a parcel of land on which a hotel is situated for which no land rent is charged.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS,  SHEET  #8
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------

[8]  COMMITMENTS

     FRANCHISE AGREEMENTS - The Initial Hotels have executed franchise agreements that have initial lives ranging from 10 to 20 years but may be terminated by either party on certain anniversary dates specified in the agreements. In addition to initial fees totaling $374, which are being amortized over the franchise lives, the agreements require annual payments for franchise royalties, reservation, and advertising services which are based upon percentages of gross room revenue. Such fees were approximately $1,135, $779 and $524 for the years ended December 31, 1998, 1997, 1996, respectively. The Initial Hotels will continue to be operated under the franchise agreements.

     CONSTRUCTION IN PROGRESS - At December 31, 1998, the Combined Entities had commenced improvements of a hotel property in Harrisburg, Pennsylvania. These improvements involve the construction of offices and the installation of a sprinkler system for the entire property. Through December 31, 1998, the Combined Entities had incurred expenses of $235. The improvements are being contracted and funded through a related party and the total construction cost is expected to be approximately $425. At December 31, 1998, $235 was outstanding to a related party in relation to the construction project. Interest is payable on this amount at 9.5% per annum payable quarterly. There is no security provided against this loan.

     At December 31, 1997, the Combined Entities had future obligations under various hotel construction project in the amount of $255. Through December 31, 1997, the Combined Entities had incurred expenses of $1,412 in connection with the construction of a hotel property in Harrisburg, Pennsylvania. The construction is being contracted and funded through a related party and the total construction cost is expected to be approximately $3,100. The Combined Entities have obtained a construction/term loan in the amount of $2,500 under which no borrowings are outstanding at December 31, 1997. The loan bears interest at 8% for 5 years and 9 months and the Wall Street Journal prime rate thereafter through maturity 10 years and 9 months from inception. The loan is collateralized by the property and is guaranteed by certain partners, stockholders, Combined Entities and related parties. Construction of the property was completed and the property opened for business May 15, 1998.

[9]  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     At December 31, 1998 and 1997, financial instruments include cash and cash equivalents, accounts receivable, accounts payable, loans to and from related parties and mortgage payables. The fair values of cash, accounts receivable and accounts payable approximate carrying value because of the short-term nature of these instruments. Loans to and from related parties carry interest at rates that approximate the Combined Entities' borrowing cost. The fair value of mortgages payable approximates carrying value since the interest rates approximate the interest rates currently offered for similar debt with similar maturities.

--------------------------------------------------------------------------------
COMBINED  ENTITIES  -  INITIAL  HOTELS
NOTES  TO  FINANCIAL  STATEMENTS,  SHEET  #8
[AMOUNTS  IN  THOUSANDS]
--------------------------------------------------------------------------------


[10]  SUBSEQUENT  EVENTS

     On January 1, 1999, the Combined Entities transferred all management operations to the Lessee.

In January 1999, the Company completed its offering of common stock whereby a total of 2.275 million common shares, including the underwriters over allotment, were issued. Concurrent with the offering, certain assets and partnership interests of the Combined Entities were exchanged for 4,032,431 units representing a 63.93% limited partnership interest in the Partnership.

                         INDEPENDENT ACCOUNTANT'S REPORT

To the Shareholders and Board of Trustees of Hersha Hospitality Trust
  New Cumberland, Pennsylvania


     We have reviewed the accompanying consolidated balance sheet of Hersha Hospitality Trust and Subsidiaries as of September 30, 2001, and the related consolidated statements of operations for the three and nine month periods ended September 30, 2001 and 2000, and consolidated statements of cash flows for the nine months ended September 30, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Hersha Hospitality Trust and Subsidiaries as of December 31, 2000, and the related consolidated statements of operations, change in shareholders' equity, and cash flows for the year then ended [not presented herein]; and in our report dated March 1, 2001 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2000, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                             MOORE  STEPHENS,  P.C.
                                             Certified  Public  Accountants.

New  York,  New  York
November  1,  2001

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
[IN THOUSANDS, EXCEPT SHARE AMOUNTS]

                                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                               ---------------  --------------
                                                                                    2001             2000
                                                                               ---------------
ASSETS:                                                                          [UNAUDITED]
                                                                               ---------------
  Cash and Cash Equivalents                                                    $           21   $          --
  Investment in Hotel Properties, Net of Accumulated Depreciation                      89,307          87,671
  Escrow and Lease Deposits                                                             1,415           1,178
  Lease Payments Receivable - Related Party                                             2,235           2,877
  Intangibles, Net of Accumulated Amortization                                          1,570           1,720
  Due from Related Party                                                                1,477             849
  Other Assets                                                                            517             236
                                                                               ---------------  --------------
        TOTAL ASSETS                                                           $       96,542   $      94,531
                                                                               ===============  ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Lines of Credit                                                              $        8,984   $      11,400
  Deposits Payable                                                                      1,000           1,000
  Mortgages Payable                                                                    52,951          50,050
  Dividends Payable                                                                     1,322           1,209
  Due to Related Party                                                                  1,150           1,650
  Accounts Payable and Accrued Expenses                                                   276             529
                                                                               ---------------  --------------
          TOTAL LIABILITIES                                                            65,683          65,838
                                                                               ---------------  --------------

MINORITY INTEREST                                                                      20,479          17,679
                                                                               ---------------  --------------

Shareholders' Equity:
  Preferred Shares, $.01 par value, 10,000 Shares authorized, None Issued and
  Outstanding                                                                              --              --

  Common Shares - Priority Class A, $.01 Par Value, 50,000,000 Shares
  Authorized, 2,275,000 Shares Issued and Outstanding at September 30, 2001
  and December 31, 2000                                                                    23              23

  Common Shares - Class B, $.01 Par Value, 50,000,000 Shares Authorized, -
  0- Shares Issued and Outstanding at September 30, 2001 and December 31,
  2000, Respectively                                                                       --              --

  Additional Paid-in Capital                                                           11,968          11,968

  Distributions in Excess of Net Earnings                                              (1,611)           (977)
                                                                               ---------------  --------------
TOTAL SHAREHOLDERS' EQUITY                                                             10,380          11,014
                                                                               ---------------  --------------

Total Liabilities and Shareholders' Equity                                     $       96,542   $      94,531
                                                                               ===============  ==============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS CONSOLIDATED FINANCIAL STATEMENT.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS [UNAUDITED]
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                  SEPTEMBER 30,                SEPTEMBER 30,
                                               2001           2000           2001           2000
                                           -------------  -------------  -------------  -------------
REVENUE:
  Percentage Lease Revenues                $      4,148   $      3,667   $     10,714   $      9,231
  Interest - Related Party                           54              -            105              -
  Other Revenue                                       2             20             20             24
                                           -------------  -------------  -------------  -------------
  TOTAL REVENUE                                   4,204          3,687         10,839          9,255

EXPENSES:
  Interest expense                                1,353          1,324          4,065          3,275
  Land Lease - Related Party                          4              4             11             11
  Real Estate and Personal Property
  Taxes and Property Insurance                      273            187            788            541
  General and Administrative                        137            147            422            447
  Loss on Disposition of Hotel Properties             -              -             12              -
  Early Payment Penalty                               -              -              -            107
  Depreciation and Amortization                   1,132          1,032          3,335          2,790
                                           -------------  -------------  -------------  -------------
  TOTAL EXPENSES                                  2,899          2,694          8,633          7,171

  INCOME BEFORE MINORITY INTEREST                 1,305            993          2,206          2,084

  INCOME ALLOCATED TO MINORITY INTEREST           1,071            724          1,611          1,314
                                           -------------  -------------  -------------  -------------

  NET INCOME                               $        234   $        269   $        595   $        770
                                           =============  =============  =============  =============

  BASIC EARNINGS PER COMMON SHARE          $       0.10   $       0.12   $       0.26   $       0.34
                                           =============  =============  =============  =============

  DILUTED EARNINGS PER COMMON SHARE        $       0.10   $       0.12   $       0.26   $       0.31
                                           =============  =============  =============  =============

WEIGHTED AVERAGE SHARES:
  Basic                                       2,275,000      2,275,000      2,275,000      2,275,000

  Diluted                                   7,346,840(1)   6,715,996(1)   7,274,886(1)   6,715,996(1)


(1)  Includes  5,071,840  and  4,440,996  units  at September 30, 2001 and 2000, respectively, that are redeemable on a one-for-one basis for Class B common shares. See Footnote [5] Earnings Per Share

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS CONSOLIDATED FINANCIAL STATEMENT.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS [UNAUDITED]
[IN THOUSANDS, EXCEPT SHARE AMOUNTS]

                                                  NINE MONTHS ENDED SEPT. 30,
                                                        2001      2000
                                                      --------  ---------
OPERATING ACTIVITIES:
  Net Income                                          $   595   $    770
                                                      --------  ---------
  Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities:
    Depreciation and Amortization                       3,335      2,790
    Income Allocated to Minority Interest               1,611      1,314
  Change in Assets and Liabilities:
  (Increase) Decrease in:
    Lease and Escrow Deposits                            (237)    (1,386)
    Lease Payments Receivable - Related Party             642     (1,399)
    Other Assets                                         (281)       331
    Due from Related Party                               (628)       (19)
  Increase (Decrease):
    Due to Related Parties                               (500)        31
    Accounts Payable and Accrued Expenses                (253)        71
                                                      --------  ---------
  Total Adjustments                                     3,689      1,733
                                                      --------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES               4,284      2,503

INVESTING ACTIVITIES:
  Purchase of Hotel Property Assets                    (4,321)   (11,152)
  Sale of Hotel Property Assets                         8,826
  Purchase of Intangible Assets                           (70)    (1,057)
                                                      --------  ---------
NET CASH PROVIDED (USED) IN INVESTING ACTIVITIES        4,435    (12,209)

FINANCING ACTIVITIES:
  Proceeds from Borrowings Under Line of Credit         3,984     16,479
  Repayment of Borrowings Under Line of Credit         (6,400)   (11,713)
  Borrowings from Mortgages Payable                         -     25,050
  Principal Repayment of Mortgages Payable                491    (16,850)
  Dividends Paid                                       (1,229)    (1,229)
  Limited Partnership Unit Distributions Paid          (2,586)    (2,763)
  Loan to Related Party                                     -       (800)
  Borrowings from Related Party                             -      1,408
  Repayment of Related Party Loans                     (2,958)         -
                                                      --------  ---------
NET CASH PROVIDED (USED) IN FINANCING ACTIVITIES       (8,698)     9,582

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       21       (124)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD             -        124
                                                      --------  ---------

CASH AND CASH EQUIVALENTS - END OF PERIOD             $    21   $      -
                                                      ========  =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS CONSOLIDATED FINANCIAL STATEMENT.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS [UNAUDITED]
[IN THOUSANDS, EXCEPT SHARE AMOUNTS]

                                                          NINE  MONTHS  ENDED
                                                            SEPTEMBER  30,
                                                       -------------------------
                                                           2001         2000
                                                       ------------  -----------

SUPPLEMENTAL  DISCLOSURE  OF  CASH  FLOW  INFORMATION:
------------------------------------------------------
     CASH  PAID  DURING  THE  PERIOD:
      Interest                                         $     4,139   $    3,013

SUPPLEMENTAL  DISCLOSURE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:

On January 1, 2000, we purchased three hotels from the Hersha Affiliates. These hotels consist of the Hampton Inn, Hershey, the Best Western, Indiana and the Comfort Inn, McHenry. The purchase prices paid for these hotels was $7,500, $2,200 and $1,800, respectively. We have assumed mortgages payable of $5,000, $1,400 and $1,200, respectively, in connection with the acquisitions of these hotels. We have also assumed related party debt of $1,000 related to the purchase of the Hampton Inn, Hershey. The Hersha Affiliates have received cash of approximately $1,500, $800, and $600, respectively, for the remainder of the proceeds from the sale of these hotels.

We have issued an additional 235,026 units of limited partnership interest in connection with the repricing of the Holiday Inn, Milesburg, the Comfort Inn, Denver and the Holiday Inn Express, Riverfront.

On May 19, 2000, we completed the acquisition of four hotels from Noble Investment Group, Ltd. ("Noble"). We have simultaneously entered into purchase-leaseback agreements with Noble for four properties. We lease the properties to entities owned by Noble pursuant to percentage leases that provide for rent based, in part, on the room revenues from the hotels. The leases for the Comfort Suites, Duluth, and the Holiday Inn Express, Duluth, are effective as of May 19, 2000. The leases for the Hampton Inn hotels located in Newnan and Peachtree City are effective as of April 20, 2000.

We have issued an additional 531,559 units of limited partnership interest in connection with the repricing of the Holiday Inn Express, Hershey, Hampton Inn, Carlisle, Holiday Inn Express, New Columbia and the Comfort Inn, Harrisburg.

On April 1, 2001, we have sold the Best Western, Indiana for $2,200. In conjunction with this transaction we have received cash proceeds of $400 and have redeemed 76,252 limited partnership units valued at $457. The buyer also assumed the outstanding mortgage balance of $1,342.

On May 1, 2001, we have sold the Comfort Inn, Denver for $1,873. In conjunction with this transaction we have received cash proceeds of $465 and have paid down the outstanding mortgage balance of $1,408 to Shreenathji Enterprises, Ltd.

On June 1, 2001, we have sold the Comfort Inn, JFK for $7,000. In conjunction with this transaction we have received cash proceeds of $6,653 after certain settlement costs. Based upon the initial repricing formula, we have issued an additional 175,538 limited partnership units in conjunction with this transaction.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2001 AND 2000 [UNAUDITED]
[IN THOUSANDS, EXCEPT SHARE AMOUNTS]


On June 1, 2001, we have purchased the Mainstay Suites and Sleep Inn in King of Prussia. We have purchased these assets for $9,445 and leased them to Hersha Hospitality Management, LP. In conjunction with this transaction, we have assumed the mortgage indebtedness of $6,738 and funded the remainder of the proceeds from our outstanding line of credit.

On September 28, 2001 we declared an $0.18 per Class A Common Share dividend of $410 that was paid on October 26, 2001 and a distribution of $0.18 per limited partnership unit holder of $912 that was also paid on October 26, 2001.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS CONSOLIDATED FINANCIAL STATEMENT.

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED]
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]

[1]  ORGANIZATION  AND  BASIS  OF  FINANCIAL  PRESENTATION

Hersha Hospitality Trust was formed in May 1998 to acquire equity interests in ten existing hotel properties. We are a self-administered, Maryland real estate investment trust for federal income tax purposes. We completed an initial public offering of two million of our Class A Priority Common Shares at $6.00 per share and commenced operations on January 26, 1999. On February 5, 1999, we sold an additional 275,000 Class A Priority Common Shares pursuant to an over allotment option granted to the underwriter in our initial public offering. The offering price per share was $6 resulting in gross proceeds of $13,650. Net of underwriters discount and offering expenses, we received net proceeds of $11,991.

Upon completion of the initial public offering, we contributed substantially all of the net proceeds to Hersha Hospitality Limited Partnership [the "Partnership"] in exchange for a 36.1% general partnership interest in the Partnership. The Partnership used these proceeds to acquire an equity interest in ten hotels [the "Initial Hotels"] through subsidiary partnerships, and to retire certain indebtedness relating to these hotels. The Partnership acquired these hotels in exchange for (i) units of limited partnership interest in the Partnership which are redeemable, subject to certain limitations, for an aggregate of 4,032,431 Priority Class B Common Shares, with a value of approximately $24.2 million based on the initial public offering, and (ii) the assumption of approximately $23.3 million of indebtedness of which approximately $6.1 million was repaid immediately after the acquisition of the hotels. Hasu P. Shah and certain affiliates [the "Hersha Affiliates"] received units of limited partnership interests in the Partnership aggregating a 63.9% equity interest in the Partnership. The Partnership owns a 99% limited partnership interest and Hersha Hospitality, LLC ["HHLLC"], a Virginia limited liability company, owns a 1% general partnership interest in the subsidiary partnerships. The Partnership is the sole member of HHLLC.

We lease 16 of our hotel facilities to Hersha Hospitality Management, LP, ["HHMLP"], a limited partnership owned by certain members of the Hersha Affiliates. HHMLP operates and leases the hotel properties pursuant to separate percentage lease agreements that provide for initial fixed rents or percentage rents based on the revenues of the hotels. The hotels are located principally in the Mid-Atlantic region of the United States. We have also entered into percentage leases with Noble Investment Group, Ltd. ["Noble"], an independent third party management company, to lease and manage four hotels in the metropolitan Atlanta market.

Since the completion of the initial public offering we have issued an additional 173,539 units of limited partnership interest in connection with the acquisition of the Hampton Inn, Danville, PA. We have also issued an additional 942,123 units of limited partnership interest in connection with the final settlement of the purchase price of several hotels. We have redeemed 76,253 units of limited partnership interest in connection with the sale of the Best Western, Indiana, PA. The total number of units of limited partnership interest outstanding as of September 30, 2001 and 2000 was 5,071,840 and 4,440,996, respectively.

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

REVENUE RECOGNITION - Percentage lease income is recognized when earned from the Lessee under the agreements from the date of acquisition of each hotel property. Contingent rent is recognized when the contingency is met. Lease income is recognized under fixed rent agreements ratably over the lease term.

MINORITY INTEREST - Minority interest in the Partnership represents the limited partners proportionate share of the equity of the Partnership. Income is allocated to minority interest based on weighted average percentage ownership throughout the year.

EARNINGS PER COMMON SHARE - We compute earnings per share in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings Per Share."

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
[UNAUDITED]
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  [CONTINUED]

SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share," and replaces its primary earnings per share with new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common shares.

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earning per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common shares during the period exceeds the exercise price of the option or warrants.

Potential future dilutive securities include 5,071,840 shares issuable under limited partnership units and 534,000 shares issuable under outstanding options.

[3]  COMMITMENTS  AND  CONTINGENCIES  AND  RELATED  PARTY  TRANSACTIONS

The Priority Class A Common Shares have priority as to the payment of dividends until dividends equal $0.72 per share on a cumulative basis and share equally in additional dividends after the Class B Common Shares and have received $0.72 per share in each annual period. The Priority Class A Common Shares carry a liquidation preference of $6.00 per share plus unpaid dividends and votes with the Class B Common Shares on a one vote per share basis. The Priority period of the Class A Shares commenced on January 26, 1999 and ends on the earlier of (i) five years after the initial public offering of the Priority Common Shares, or
(ii) the date that is 15 trading days after we send notice to the holders of the Priority Common Shares that their Priority Rights will terminate in 15 trading days, provided that the closing bid price of the Priority Common Shares is at least $7.00 on each trading day during such 15-day period.

Pursuant to the Hersha Hospitality Limited Partnership agreement, the limited partners have certain redemption rights that enable them to cause the partnership to redeem their units of limited partnership interest in exchange for Class B Common Shares or for cash at our election. In the event the Class B Common Shares are converted into Priority Class A Common Shares prior to redemption of the units, the units will be redeemable for Priority Class A Common Shares. If we do not exercise our option to redeem the units for Class B Common Shares, then the limited partner may make a written demand that we redeem the units for Class B Common Shares. These redemption rights may be exercised by the limited partners. At September 30, 2001 and September 30, 2000, the aggregate number of Class B Common Shares issuable to the limited partners upon exercise of the redemption rights is 5,071,840 and 4,440,996, respectively. The number of shares issuable upon exercise of the redemption rights will be adjusted upon the occurrence of stock splits, mergers, consolidation or similar pro rata share transactions, that otherwise would have the effect of diluting the ownership interest of the limited partners or our shareholders.

We are the sole general partner in the Partnership, which is the sole general partner in the Subsidiary Partnerships and, as such, are liable for all recourse debt of the Partnership to the extent not paid by the subsidiary partnerships. In the opinion of management, we do not anticipate any losses as a result of our obligations as general partner.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
[UNAUDITED]
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[3]  COMMITMENTS  AND  CONTINGENCIES  AND RELATED PARTY TRANSACTIONS [CONTINUED]

In conjunction with the initial public offering, we acquired ten hotels and entered into percentage lease agreements with HHMLP for these hotels. Subsequent to our public offering, we have acquired nine properties from the Hersha Affiliates that were subsequently leased to HHMLP and acquired four properties from Noble that were leased back to Noble. As of September 30, 2001, we have divested three hotels from our portfolio and we own twenty properties. Under the percentage leases, the Partnership is obligated to pay the costs of certain capital improvements, real estate and personal property taxes and property insurance, and to make available to the lessee an amount equal to 4% [6% for some hotels] of room revenues per quarter, on a cumulative basis, for the periodic replacement or refurbishment of furniture, fixtures and equipment at these hotels.

We have entered into percentage leases relating to 16 hotels with HHMLP. Each percentage lease has an initial non-cancelable term of five years. All, but not less than all, of the percentage leases for these 16 hotels may be extended for an additional five-year term at HHMLP's option. At the end of the first extended term, HHMLP, at its option, may extend some or all of the percentage leases for these hotels for an additional five-year term. Pursuant to the terms of the percentage leases, HHMLP is required to pay either initial fixed rent, base rent or percentage rent and certain other additional charges and is entitled to all profits from the operations of the hotels after the payment of certain specified operating expenses.

We have future lease commitments from HHMLP through June 2006. Minimum future rental income under these non-cancelable operating leases at September 30, 2001, is as follows:

     September 30, 2001     $      6,483
     September 30, 2002            5,419
     September 30, 2003            3,006
     September 30, 2004            1,184
     September 30, 2005              409
                            ------------

     TOTAL                  $     16,501
                            ============

We have entered into percentage leases relating to four hotels with Noble. Each percentage lease has an initial non-cancelable term of three years. All, but not less than all, of the percentage leases for these four hotels may be extended for an additional three-year term at Noble's option. At the end of the first extended term, we or Noble may extend all, but not less than all, of the percentage leases for these hotels for an additional three-year term. Pursuant to the terms of the percentage leases, Noble is required to pay either initial fixed rent or percentage rent and certain other additional charges and is entitled to all profits from the operations of the hotels after the payment of certain specified operating expenses.

We have future lease commitments from Noble through May 19, 2003. Minimum future rental income under these non-cancelable operating leases at September 30, 2001, is as follows:

     September 30, 2002     $      2,801
     September 30, 2003            1,652
                            ------------
     TOTAL                  $      4,453
                            ============

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
[UNAUDITED]
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[3]  COMMITMENTS  AND  CONTINGENCIES  AND RELATED PARTY TRANSACTIONS [CONTINUED]

For the period January 1, 2001 through September 30, 2001, we earned initial fixed rents of $5,247 and earned percentage rents of $5,467. For the period January 1, 2000 through September 30, 2000, we earned initial fixed rents of $5,527 and earned percentage rents of $3,704.

The hotel properties are operated under franchise agreements assumed by the lessee that have 10 to 20 year lives but may be terminated by either the franchisee or franchisor on certain anniversary dates specified in the agreements. The agreements require annual payments for franchise royalties, reservation, and advertising services, which are calculated as a percentage of gross room revenues. These fees are paid by our lessees.

We have acquired seven hotels, since the commencement of operations, for prices that will be adjusted at either December 31, 2001 or 2002. The purchase price adjustments are calculated by applying the initial pricing methodology to such hotels' cash flows as shown on each hotel's audited financial statements. The adjustments must be approved by a majority of our independent trustees. If the repricing produces a higher aggregate value for such hotels, the Hersha Affiliates receive an additional number of units of limited partnership interest that, when multiplied by the offering price, equals the increase in value. If, however, the repricing produces a lower aggregate value for such hotels, the Hersha Affiliates forfeit to the Partnership that number of units of limited partnership interest that, when multiplied by the offering price, equals the decrease in value. Any adjustments arising from the issuance or forfeiture of shares will adjust the cost of the property acquired based on the fair value of the shares on the date of the adjustment.

The purchase prices for the Holiday Inn, Milesburg, Comfort Inn, Denver and the Holiday Inn Express, Riverfront were adjusted based upon the financial results of the hotels for the twelve months ended December 31, 1999. Based upon the financial results of these hotels and their respective cash flows the properties were repriced at higher aggregate values of $588, $471 and $351, respectively. Based upon the $6.00 offering price, the Hersha Affiliates received an additional 98,050, 78,427 and 58,549 units of limited partnership interest for the three hotels, respectively. These hotels gave rise to an additional investment in hotel properties of $485, $388 and $290, respectively.

The Hersha Affiliates and the independent trustees have revised the return criteria upon which the repricings are to occur going forward. The revised pricing methodology has been established in order to ensure that we receive a minimum return of 11.5% and a maximum return of 12.5% based upon audited results for the property and the pre-established percentage lease formulas.

Based upon this revised repricing formula, the purchase prices for the Hampton Inn, Carlisle, Comfort Inn, West Hanover, Holiday Inn Express, New Columbia, and Holiday Inn Express, Hershey were adjusted based upon the financial results of the hotels for the twelve months ended December 31, 2000. Based upon the financial results of these hotels and their respective cash flows the properties were repriced at higher aggregate values of $1,083, $694, $200 and $1,212, respectively. Based upon the $6.00 offering price, the Hersha Affiliates received an additional 180,566, 115,657, 33,370 and 201,966 units of limited partnership interest for the three hotels, respectively. These hotels gave rise to an additional investment in hotel properties of $1,017, $651, $188 and $1,137, respectively.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
[UNAUDITED]
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[3]  COMMITMENTS  AND  CONTINGENCIES  AND RELATED PARTY TRANSACTIONS [CONTINUED]

On January 26, 1999, we executed an administrative services agreement with HHMLP to provide accounting and securities reporting services for the Company. The terms of the agreement provided for us to pay HHMLP a fixed fee of $55 with an additional $10 per property (prorated from the time of acquisition) for each hotel added to our portfolio. HHMLP has reduced the administrative services fee by $75 pursuant to the revised repricing methodology discussed above. As of September 30, 2001 and 2000, $91and $110 has been charged to operations, respectively.

We have approved the lending of up to $3,000 to the Hersha Affiliates to construct hotels and related improvements on specific hotel projects at an interest rate of 12.0%. As of September 30, 2001 and 2000, the Hersha Affiliates owed us $1,800 and $800, respectively. Interest income from these advances was $51.5 and $19 for the nine months ended September 30, 2001 and 2000, respectively.

We borrowed certain funds from Shreenathji Enterprises, Ltd. ("SEL"), an affiliated company, during the nine months ended September 30, 2001. Our total borrowings outstanding from SEL at September 30, 2001 were $1,059. We borrow from SEL at a fixed rate of 9% per annum. We incurred related party interest expense of $17.2 for the nine month period ending September 30, 2001.


[4]  DEBT

Debt  is comprised of the following at September 30, 2001 and December 31, 2000:

                            2001     2000
                           -------  -------
Mortgages Payable          $52,951  $50,050
Revolving Credit Facility    8,984   11,400
                           -------  -------
Total Long Term Debt       $61,935  $61,450

SUBSTANTIALLY  ALL  OF  OUR  LONG-TERM  DEBT  IS  COLLATERALIZED BY PROPERTY AND
EQUIPMENT AND IN CERTAIN SITUATIONS IS PERSONALLY GUARANTEED BY THE HERSHA AFFILIATES. DURING MARCH 2000, WE COMPLETED A PORTFOLIO REFINANCING OF $22,050 WITH LEHMAN BROTHERS BANK. WE HAVE REPAID $15,450 OF MORTGAGES PAYABLE AND $2,000 OF RELATED PARTY DEBT WITH PROCEEDS FROM THE REFINANCING. THE REMAINDER OF THE FUNDS WAS UTILIZED FOR ACQUISITION OF HOTEL PROPERTIES AND GENERAL CORPORATE PURPOSES. THESE FUNDS ARE COLLATERALIZED BY SEVEN OF OUR HOTEL PROPERTIES.

OUTSTANDING BORROWINGS UNDER THE REFINANCING BEAR INTEREST AT A ANNUAL INTEREST RATE OF 8.94% AND HAVE A TOTAL LOAN AMORTIZATION PERIOD OF 23.5 YEARS. THE FIRST EIGHTEEN MONTHS OF THE LOAN PERIOD IS STRUCTURED TO BE INTEREST ONLY FINANCING WITH NO PRINCIPAL PAYOFF DURING THE PERIOD. WE HAVE INCURRED ONE-TIME EARLY PREPAYMENT PENALTIES OF $107 IN CONNECTION WITH THE PORTFOLIO REFINANCING.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
[UNAUDITED]
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[5]  EARNINGS  PER  SHARE

                                                          THREE MONTHS ENDED       NINE MONTHS ENDED
                                                        -----------------------  ------------------------
                                                        SEPT. 30,   SEPT.  30,   SEPT.  30,   SEPT.  30,
                                                           2001        2000         2001         2000
                                                        ----------  -----------  -----------  -----------
Net Income for Basic Earnings Per Share                 $      234  $       269  $       595  $       770

Add:  Income Attributable to Minority Interest               1,071          724        1,611        1,314
                                                        ----------  -----------  -----------  -----------

NET INCOME FOR DILUTED EARNINGS PER SHARE               $    1,305  $       993  $     2,206  $     2,084
----------------------------------------                ==========  ===========  ===========  ===========

Weighted Average Shares for Basic Earnings Per Share     2,275,000    2,275,000    2,275,000    2,275,000

Dilutive Effect of Limited Partnership Units             5,071,840    4,440,996    5,071,840    4,440,996
                                                        ----------  -----------  -----------  -----------

WEIGHTED AVERAGE SHARES FOR DILUTED EARNINGS PER SHARE   7,346,840    6,715,996    7,274,886    6,715,996
------------------------------------------------------  ==========  ===========  ===========  ===========


Options to purchase 534,000 shares of Class B common shares for the nine months ended September 30, 2001 and September 30, 2000, respectively, were outstanding but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

HERSHA  HOSPITALITY  TRUST  AND  SUBSIDIARIES
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
[UNAUDITED]
[IN  THOUSANDS,  EXCEPT  SHARE  AND  PER  SHARE  AMOUNTS]

[6]  PRO  FORMA  INFORMATION

The following pro forma information is presented for information purposes as if the acquisition and disposition of all hotels by the Partnership and the commencement of the Percentage Leases had occurred on January 1, 2001 and 2000, respectively. The unaudited pro forma condensed statements of operations are not necessarily indicative of what actual results of operations of the Company would have been assuming such operations had commenced as of January 1, 2000 and 1999, respectively, nor does it purport to represent the results of operations for future periods.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  -------------------------------------------
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
        ---------------------------------------------------------------
               [IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]
              ---------------------------------------------------
                                  [UNAUDITED]
                                  -----------

                                             THREE MONTHS ENDED      NINE MONTHS ENDED
                                           ----------------------  ----------------------
                                            SEPT. 30    SEPT. 30   SEPT. 30,   SEPT. 30,
                                              2001        2000        2001        2000
                                           ----------  ----------  ----------  ----------
REVENUE:
  Percentage Lease Revenue                 $    4,148  $    3,667  $   10,933  $   10,200
  Interest Revenue                                 54           -         105           -
  Other Revenue                                     2          20          20          44
                                           ----------  ----------  ----------  ----------
  TOTAL REVENUE                                 4,204       3,687      11,058      10,244

EXPENSES:
  Interest expense                              1,353       1,324       4,153       3,641
  Real Estate and Personal Property
  Taxes and Property Insurance                    273         187         818         541
  Land lease                                        4           4          12          11
  General and Administrative                      137         147         423         567
  Depreciation and Amortization                 1,132       1,032       3,401       3,034
                                           ----------  ----------  ----------  ----------
  TOTAL EXPENSES                                2,899       2,694       8,807       7,794

  INCOME BEFORE MINORITY INTEREST               1,305         993       2,251       2,450

  INCOME ALLOCATED TO MINORITY INTEREST         1,071         724       1,567       1,763
                                           ----------  ----------  ----------  ----------

  NET INCOME                               $      234  $      269  $      684  $      687
                                           ==========  ==========  ==========  ==========

  BASIC EARNINGS PER COMMON SHARE          $     0.10  $     0.12  $     0.30  $     0.30
                                           ==========  ==========  ==========  ==========

  DILUTED EARNINGS PER COMMON SHARE        $     0.10  $     0.12  $     0.30  $     0.30
                                           ==========  ==========  ==========  ==========

  Weighted Average for Basic EPS            2,275,000   2,275,000   2,275,000   2,275,000
  Weighted Average Shares for Diluted EPS   7,346,840   6,715,996   7,346,840   6,715,996

HERSHA HOSPITALITY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[UNAUDITED]
[IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS]


[7]  UNAUDITED  INTERIM  INFORMATION

The accompanying financial statements have been prepared in accordance with the instructions to Form 10-Q and accordingly, do not include all of the disclosures normally required by generally accepted accounting principles. The financial information has been prepared in accordance with our customary accounting practices. In the opinion of management, the information presented reflects all adjustments [consisting of normal recurring accruals] considered necessary for a fair presentation of our financial position as of September 30, 2001, and the results of our operations for the interim periods presented. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included in Hersha Hospitality Trust's Annual Report on Form 10-K for the year ended December 31, 2000.

[8]  SUBSEQUENT  EVENTS

     The quarterly dividend pertaining to the third quarter of 2001 was paid on October 26, 2001 at the rate of $0.18 per share, which represents an annualized rate of $0.72 per annum.

     On November 1, 2001, we sold the Holiday Inn, Milesburg for $4.7 million less property improvements, broker fees and transfer costs that are estimated at $0.7 million.

     On November 1, 2001, we sold the Comfort Inn Riverfront, Harrisburg for $4.0 million less property improvements, broker fees and transfer costs that are estimated at $0.5 million.

     On  November  1,  2001,  we sold the Comfort Inn, McHenry for $2.0 million.

     On November 1, 2001, we purchased the Holiday Inn Express, Long Island City, New York for $8.5 million.

[9]  NEW  AUTHORITATIVE  PRONOUNCEMENTS

     The Financial Accounting Standards Board (FASB) has issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets, in July 2001. Those Statements will change the accounting for business combinations and goodwill in two significant ways. First, Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Second, Statement No. 142 changes the accounting for goodwill from an amortization of goodwill to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of that Statement, which for companies with calendar year ends, will be January 1, 2002.

     The FASB has also issued Statement No. 143, "Accounting for Asset Retirement Obligations" and Statement No. 144, "Accounting for the
     Impairment or Disposal of Long-Lived Assets." Statements no. 143 and 144 will be effective for calendar year end companies on January 1, 2003 and January 1, 2002, respectively.

     We expect that adoption of the new Statements will not have a material impact on our financial statements.

                                  . . . . . . .

                         INDEPENDENT ACCOUNTANT'S REPORT

To the Partners of
  Hersha Hospitality Management L.P.
  New Cumberland, Pennsylvania


     We have reviewed the accompanying balance sheet of Hersha Hospitality Management L.P. as of September 30, 2001, and the related statements of operations for the three and nine months ended September 30, 2001 and 2000 and statements of cash flows for the nine months ended September 30, 2001 and 2000. These financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of Hersha Hospitality Management L.P., as of December 31, 2000, and the related statements of operations, changes in partners' capital, and cash flows for the year then ended [not presented herein]; and in our report dated March 15, 2001, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2000, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.



                                            MOORE  STEPHENS,  P.C.
                                            Certified Public Accountants.

New York, New York
November 1, 2001

HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
BALANCE  SHEETS
[IN  THOUSANDS]


                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                ---------------  --------------
                                                                     2001             2000
                                                                ---------------  --------------
CURRENT ASSETS:                                                   [UNAUDITED]
  Cash and Cash Equivalents                                     $          667   $         623
  Accounts Receivable, less allowance for doubtful accounts of
  $240 and $135 at September 30, 2001 and December 31, 2000,
  respectively                                                           1,206             891
  Prepaid Expenses                                                         153              13
  Due from Related Party - HHLP                                            442             175
  Due from Related Parties                                                 847           1,604
  Other Assets                                                             295             281
                                                                ---------------  --------------
   TOTAL CURRENT ASSETS                                                  3,610           3,587

FRANCHISE LICENSES [NET OF ACCUMULATED AMORTIZATION OF $167
AND $137 AT SEPTEMBER 30, 2001 AND DECEMBER 31, 2000,
RESPECTIVELY]                                                              285             307
SOFTWARE                                                                    15              17
PROPERTY AND EQUIPMENT                                                   1,034           1,158
CONSTRUCTION IN PROGRESS                                                    22               -
                                                                ---------------  --------------
TOTAL ASSETS                                                    $        4,966   $       5,069
                                                                ===============  ==============
LIABILITIES AND PARTNERS' CAPITAL:
CURRENT LIABILITIES:
  Accounts Payable                                              $        1,391   $       1,639
  Accounts Payable Related Party                                             -              60
  Accrued Expenses                                                         516             450
  Accrued Contingent Lease                                                 214               -
  Other Liabilities                                                         15              20
  Due to Related Party - HHLP                                            1,233             331
  Lease Payments Payable - Related Party - HHLP                          2,021           2,644
                                                                ---------------  --------------
TOTAL CURRENT LIABILITIES                                                5,390           5,144

COMMITMENTS                                                                  -               -

PARTNERS' CAPITAL                                                         (424)            (75)
                                                                ---------------  --------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                         $        4,966   $       5,069
                                                                ===============  ==============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

HERSHA HOSPITALITY MANAGEMENT, L.P.
STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2001 AND 2000 [UNAUDITED]
[IN THOUSANDS]


                                        THREE MONTHS ENDED  NINE MONTHS ENDED
                                           SEPTEMBER 30,      SEPTEMBER 30,
                                           2001     2000      2001     2000
                                          ------  --------  --------  -------
REVENUES FROM HOTEL OPERATIONS
  Room Revenue                            $7,993  $ 9,677   $21,115   $22,425
  Restaurant Revenue                         499      477     1,295     1,513
  Other Revenue                              455      569     1,329     1,280
                                          ------  --------  --------  -------
TOTAL REVENUES FROM HOTEL OPERATIONS      $8,947  $10,723   $23,739   $25,218

EXPENSES:
  Hotel Operating Expenses                 3,256    3,286     9,054     8,827
  Restaurant Operating Expenses              463      435     1,121     1,279
  Advertising and Marketing                  585      543     1,527     1,552
  Bad Debts (Recoveries)                     100      (25)      111         -
  Depreciation and Amortization               61       47       178       133
  General and Administrative                 897    1,489     3,238     3,641
  General and Admin. - Related Parties         -      821        82       842
  Lease Expense - HHLP                     2,681    2,695     8,401     8,110
  Lease Expense - Other Related Parties      353        -       353         -
                                          ------  --------  --------  -------
  TOTAL EXPENSES                          $8,396  $ 9,291   $24,065   $24,384
                                          ------  --------  --------  -------

  NET INCOME (LOSS)                       $  551  $ 1,432   $  (326)  $   834
                                          ======  ========  ========  =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
STATEMENTS  OF  CASH  FLOWS  FOR  THE  NINE  MONTHS  ENDED
SEPTEMBER  30,  2001  AND  2000  [UNAUDITED]
[IN  THOUSANDS]



                                                          SEPTEMBER 30,    SEPTEMBER 30,
                                                              2001             2000
                                                         ---------------  ---------------
OPERATING ACTIVITIES:
  Net Income (Loss)                                      $         (326)  $          834
                                                         ---------------  ---------------
  Adjustments to Reconcile Net Income to
  Net Cash Provided by (Used in) Operating Activities:
    Depreciation and Amortization                                   178              133
    Allowance for Doubtful Accounts                                   -              (40)
  Change in Assets and Liabilities:
  (Increase) Decrease in:
    Accounts Receivable                                            (315)            (508)
    Prepaid Expenses                                               (140)              60
    Other Assets                                                    (14)            (117)
    Due from Related Parties                                        490           (3,255)
  Increase (Decrease):
    Accounts Payable                                               (248)             317
    Accounts Payable - Related Party                                (60)             690
    Lease Payments Payable - HHLP                                  (622)           1,399
    Due to Related Parties                                          902
    Accrued Expenses                                                279              362
    Other Liabilities                                                (6)               -
                                                         ---------------  ---------------
  Total Adjustments                                                 444             (959)
                                                         ---------------  ---------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                 118             (125)

INVESTING ACTIVITIES
  Property and Equipment                                            (31)            (149)
  Franchise Licenses                                                (43)             (56)
                                                         ---------------  ---------------
NET CASH USED IN INVESTING ACTIVITIES                               (74)            (205)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 44             (330)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                       623              778
                                                         ---------------  ---------------

CASH AND CASH EQUIVALENTS - END OF YEAR                  $          667   $          448
                                                         ===============  ===============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES  TO  FINANCIAL  STATEMENTS  [UNAUDITED]
[IN  THOUSANDS]

[1]  ORGANIZATION

Hersha Hospitality Management, L.P., ["HHMLP" or the "Lessee"], was organized under the laws of the State of Pennsylvania in May, 1998 to lease and operate existing hotel properties from Hersha Hospitality Limited Partnership ["HHLP" or the "Partnership"]. The Lessee is owned by Mr. Hasu P. Shah and certain executive officers and inside trustees, [the "Hersha Affiliates"], some of whom have ownership interests in the Partnership. We also manage certain other properties owned by the Hersha Affiliates that are not owned by the Partnership. We commenced operations on January 1, 1999 and as of September 30, 2001 leased 16 hotel properties from the Partnership.

[2]  COMMITMENTS  AND  CONTINGENCIES

We have assumed the rights and obligations under the terms of existing franchise licenses relating to the hotels upon acquisition of the hotels by the partnership. The franchise licenses generally specify certain management, operational, accounting, reporting and marketing standards and procedures with which the franchisee must comply and provide for annual franchise fees based upon percentages of gross room revenues.

We have entered into percentage lease agreements ["Percentage Leases"] with HHLP. Each Percentage Lease has an initial non-cancelable term of five years and may be extended for an additional five-year term at our option. Pursuant to the terms of the Percentage Leases, we are required to pay the greater of the base rent or the percentage rent for hotels with established operating histories. The base rent is 6.5 percent of the purchase price assigned to each hotel. The percentage rent for each hotel is comprised of (i) a percentage of room revenues up to a certain threshold amount for each hotel up to which we receive a certain percentage of room revenues as a component of percentage rent,
(ii) a percentage of room revenues in excess of the threshold amount, but not more than a certain incentive threshold amount for each hotel in excess of the threshold amount up to which we receive a certain percentage of the room revenues in excess of the threshold amount as a component of percentage rent
(iii) a percentage for room revenues in excess of the incentive threshold amount and (iv) a percentage of revenues other than room revenues. For hotels with limited operating histories, the leases provide for the payment of an initial fixed rent for certain periods as specified in the leases and the greater of base rent or percentage rent thereafter. The leases commenced on January 26, 1999.

Minimum future lease payments due during the noncancellable portion of the leases as of September 30, 2001 is as follows:

     September 30, 2001   $   6,483
     September 30, 2002       5,419
     September 30, 2003       3,006
     September 30, 2004       1,184
     September 30, 2005         409
                          ---------
     TOTAL                $  16,501
                          =========

On January 26, 1999, we executed an agreement with HHLP to provide accounting and securities reporting services. The terms of the agreement provided for a fixed fee of $55 with an additional $10 per property (prorated from the time of acquisition) for each hotel added to the Company's portfolio. We have reduced the administrative services fee by $75 pursuant to a revised repricing methodology between the Hersha Affiliates and the Partnership. As of September 30, 2001, $133 and $174 has been earned from operations, respectively.

For the nine months ended September 30, 2001 and 2000 we incurred lease expense of $10,715 and $8,110, respectively. As of September 30, 2001 and 2000 the amount due to the Partnership for lease payments was $2,235 and $3,515, respectively.

HERSHA  HOSPITALITY  MANAGEMENT,  L.P.
NOTES  TO  FINANCIAL  STATEMENTS  [UNAUDITED]
[IN  THOUSANDS]


[3]  PRO  FORMA  FINANCIAL  INFORMATION  [UNAUDITED]

The following pro forma information is presented for information purposes as if the acquisition and disposition of all hotels by the Partnership and the commencement of the Percentage Leases had occurred on January 1, 2001 and 2000, respectively. The unaudited pro forma condensed statements of operations is not necessarily indicative of what actual results of operations of the Lessee would have been assuming such operations had commenced as of January 1, 2001 and 2000, respectively, nor does it purport to represent the results of operations for future periods.


                  -   Pro Forma Condensed Statements of Operations

              For the nine months ended September 30, 2001 and 2000
              -----------------------------------------------------
                                 [In Thousands]
                                  ------------
                                  [Unaudited]
                                   ---------


                                              2001       2000
                                          ----------  -----------
REVENUES FROM HOTEL OPERATIONS
  Room Revenue                            $   20,148   $   22,425
  Restaurant Revenue                           1,267        1,513
  Other Revenue                                1,207        1,476
                                          ----------  -----------
TOTAL REVENUES FROM HOTEL OPERATIONS      $   22,622   $   25,414

EXPENSES:
  Hotel Operating Expenses                     8,642        8,827
  Restaurant Operating Expenses                1,098        1,279
  Advertising and Marketing                    1,486        1,552
  Bad Debts (Recoveries)                          11            -
  Depreciation and Amortization                   61          133
  General and Administrative                   3,194        3,641
  General and Admin. - Related Parties          (283)         842
  Lease Expense - HHLP                         8,295        8,110
  Lease Expense - Other Related Parties          353            -
                                          ----------  -----------
  TOTAL EXPENSES                          $   22,857   $   24,384
                                          ----------  -----------
  NET INCOME (LOSS)                       $     (235)  $    1,030
                                          ===========  ==========

HERSHA HOSPITALITY MANAGEMENT, L.P.
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]
[IN THOUSANDS]

[4]  UNAUDITED INTERIM INFORMATION

The accompanying financial statements have been prepared in accordance with the instructions to Form 10-Q and accordingly, do not include all of the disclosures normally required by generally accepted accounting principles. The financial information has been prepared in accordance with the Lessee's customary accounting practices. In the opinion of management, the information presented reflects all adjustments [consisting of normal recurring accruals] considered necessary for a fair presentation of our financial position as of September 30, 2001 and the results of our operations for the interim periods presented. The results of operations for the nine months ended September 30, 2001, are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The unaudited financial statements should be read in conjunction with the financial statements and footnotes thereto included in Hersha Hospitality Trust's Annual Report on Form 10-K for the year ended December 31, 2000.

[5]  NEW  AUTHORITATIVE  PRONOUNCEMENTS

     The Financial Accounting Standards Board (FASB) has issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets, in July 2001. Those Statements will change the accounting for business combinations and goodwill in two significant ways. First, Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Second, Statement No. 142 changes the accounting for goodwill from an amortization of goodwill to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of that Statement, which for companies with calendar year ends, will be January 1, 2002.

     The FASB has also issued Statement No. 143, "Accounting for Asset Retirement Obligations" and Statement No. 144, "Accounting for the
     Impairment or Disposal of Long-Lived Assets." Statements no. 143 and 144 will be effective for calendar year end companies on January 1, 2003 and January 1, 2002, respectively.

     We expect that adoption of the new Statements will not have a material impact on our financial statements.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

                TABLE  OF  CONTENTS                                         page
                                                                            ----
PROSPECTUS SUMMARY                                                           1
RISK FACTORS                                                                 6
THE COMPANY                                                                  15
USE OF PROCEEDS                                                              15
DISTRIBUTIONS                                                                16
SELECTED FINANCIAL INFORMATION                                               18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS                                                                   18
BUSINESS AND PROPERTIES                                                      22
MANAGEMENT                                                                   36
PERFORMANCE GRAPH                                                            42
CERTAIN RELATIONSHIPS AND TRANSACTIONS                                       43
HERSHA HOSPITALITY MANAGEMENT LIMITED PARTNERSHIP                            46
PRINCIPAL SHAREHOLDERS                                                       48
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST                                 49
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF
TRUST AND BYLAWS                                                             55
PARTNERSHIP AGREEMENT                                                        58
FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT                      62
OTHER TAX CONSEQUENCES                                                       76
PLAN OF DISTRIBUTION                                                         79
EXPERTS                                                                      81
REPORTS TO SHAREHOLDERS                                                      81
LEGAL MATTERS                                                                81
INDEX TO FINANCIAL STATEMENTS                                                F-1



                               205,000,000 SHARES



                               HERSHA HOSPITALITY
                                      TRUST



                         PRIORITY CLASS A COMMON SHARES
                             OF BENEFICIAL INTEREST




                                 ______________

                              PROSPECTUS SUPPLEMENT
                                 ______________






                                  March 1, 2002